      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 7, 1996



                                                       REGISTRATION NO. 333-3940

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1


                                       TO


                                    FORM S-1

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                              SOFTWARE 2000, INC.
             (Exact name of registrant as specified in its charter)

           MASSACHUSETTS                            7273                             04-2734036
  (State or other jurisdiction of       (Primary Standard Industrial              (I.R.S. Employer
   incorporation or organization)       Classification Code Number)            Identification Number)

      25 COMMUNICATIONS WAY, DRAWER 6000, HYANNIS, MA 02601 (508) 778-2000
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)
                            ------------------------

                              ROBERT A. PEMBERTON
                           CHAIRMAN OF THE BOARD AND
                            CHIEF EXECUTIVE OFFICER
                              SOFTWARE 2000, INC.
                             25 COMMUNICATIONS WAY
                          HYANNIS, MASSACHUSETTS 02601
                                 (508) 778-2000
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                            ------------------------

                                   Copies to:


                  WILLIAM B. ASHER, JR., ESQ.                              IRA A. GREENSTEIN, ESQ.
                TESTA, HURWITZ & THIBEAULT, LLP                             SKADDEN, ARPS, SLATE,
                       HIGH STREET TOWER                                       MEAGHER & FLOM
                        125 HIGH STREET                                       919 THIRD AVENUE
                  BOSTON, MASSACHUSETTS 02110                             NEW YORK, NEW YORK 10022
                        (617) 248-7000                                         (212) 735-3000


                            ------------------------

        Approximate date of commencement of proposed sale to the public:
  As soon as practicable after this registration statement becomes effective.
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                            ------------------------

                        CALCULATION OF REGISTRATION FEE


==================================================================================================================
                                                             PROPOSED MAXIMUM  PROPOSED MAXIMUM     AMOUNT OF
TITLE OF EACH CLASS OF                       AMOUNT TO BE   OFFERING PRICE PER AGGREGATE OFFERING    REGISTRATION
SECURITIES TO BE REGISTERED                 REGISTERED(1)        SHARE(2)          PRICE(2)           FEE(3)
- ------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value..............  3,300,500 shares      $15.1875       $50,126,344         $17,285
==================================================================================================================



(1) Includes 430,500 shares which the Underwriters have an option to purchase from the Company and the Selling Stockholders to cover over-allotments, if any.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act of 1933.

(3) Calculated pursuant to Rule 457(a) based on an estimate of the maximum offering price. The Company has previously paid $16,261 with its initial filing on April 23, 1996.

                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

                              SOFTWARE 2000, INC.

                                    CROSS-REFERENCE SHEET
                          PURSUANT TO ITEM 501(b) OF REGULATION S-K
                        SHOWING LOCATION IN PROSPECTUS OF INFORMATION
                                REQUIRED BY PART I OF FORM S-1

                REGISTRATION STATEMENT
                   ITEM AND CAPTION                     LOCATION OR HEADING IN PROSPECTUS
                ----------------------                  ---------------------------------
   1. Forepart of the Registration Statement and
        Outside Front Cover Page of Prospectus...  Outside Front Cover Page
   2. Inside Front and Outside Back Cover Pages
        of Prospectus............................  Inside Front and Outside Back Cover Pages;
                                                   Additional Information
   3. Summary Information, Risk Factors and Ratio
        of Earnings to Fixed Charges.............  Prospectus Summary; Risk Factors
   4. Use of Proceeds............................  Use of Proceeds
   5. Determination of Offering Price............  Underwriting
   6. Dilution...................................  Not Applicable
   7. Selling Security Holders...................  Principal and Selling Stockholders
   8. Plan of Distribution.......................  Outside Front Cover Page; Underwriting
   9. Description of Securities to be
        Registered...............................  Description of Capital Stock
  10. Interests of Named Experts and Counsel.....  Legal Matters; Experts
  11. Information with Respect to the
        Registrant...............................  Prospectus Summary; Risk Factors; Use of
                                                   Proceeds; Price Range of Common Stock and
                                                   Dividend Policy; Capitalization; Selected
                                                   Consolidated Financial Data; Management's
                                                   Discussion and Analysis of Financial
                                                   Condition and Results of Operations;
                                                   Business; Management; Principal and Selling
                                                   Stockholders; Description of Capital Stock;
                                                   Shares Eligible for Future Sale;
                                                   Consolidated Financial Statements
  12. Disclosure of Commission Position on
        Indemnification for Securities Act
        Liabilities..............................  Not Applicable

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                    Subject to Completion, Dated May 7, 1996


PROSPECTUS

                                2,870,000 Shares


                                    [LOGO]

                                  Common Stock


     Of the 2,870,000 shares of Common Stock offered hereby, 500,000 shares are being sold by Software 2000, Inc. ("Software 2000" or the "Company") and 2,370,000 shares are being sold by the Selling Stockholders (as defined herein). The Company will not receive any of the proceeds from the sale of the shares being sold by the Selling Stockholders. The Common Stock is traded on the Nasdaq National Market under the symbol "SFWR." The last sale price for the Common Stock on May 3, 1996, as reported on the Nasdaq National Market, was $15 1/8 per share.


        THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 5.

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
          ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                            UNDERWRITING                      PROCEEDS TO
                                             PRICE TO      DISCOUNTS AND     PROCEEDS TO        SELLING
                                              PUBLIC       COMMISSIONS(1)     COMPANY(2)    STOCKHOLDERS(3)
                                             --------      --------------    -----------    ---------------
Per Share...............................        $                $                $                $
Total(3)................................        $                $                $                $

- ---------
(1) The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933. See "Underwriting."
(2) Before deducting expenses payable by the Company, estimated at $300,000.

(3) The Company and the Selling Stockholders have granted the Underwriters a 30-day option to purchase up to an additional 430,500 shares of Common Stock solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions,
    Proceeds to Company and Proceeds to Selling Stockholders will be $        ,
    $        , $        and $        , respectively. See "Underwriting."


     The shares of Common Stock offered hereby are offered, subject to prior sale, when, as and if accepted by the several Underwriters and subject to approval of certain legal matters by Skadden, Arps, Slate, Meagher & Flom, counsel for the Underwriters. It is expected that certificates representing the shares of Common Stock will be available for delivery in New York, New York, on
or about             , 1996.

SoundView Financial Group, Inc.
              Needham & Company, Inc.
                             The Robinson-Humphrey Company, Inc.

            , 1996

[LOGO]


The object-oriented Infinium client/server product line includes
Infinium:Financial Management and Infinium:Human Resources. Infinium products utilize business objects modeled after real-world business items and acitvities. The Infinium environment provides superior data access and analysis, user customization without coding, an object-oriented user interface and simplified navigation.

INFINIUM:FINANCIAL MANAGEMENT includes general ledger, payables ledger, accounts receivable, and currency management functionality. Through an intelligent desktop, users interact with accounting business objects such as Vendors or Accounts to retrieve and analyze data.


[PHOTO OF A COMPUTER SCREEEN]



                         [PHOTOS OF COMPUTER SCREENS]



                                                   [PHOTO OF A COMPUTER SCREEN]

                                    [LOGO]

                            ----------------------

"Software 2000" and "Infinium" are trademarks of the Company. This Prospectus also contains other trademarks and registered trademarks of the Company and other Companies.

                            ----------------------

IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMPANY'S COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS AND SELLING GROUP MEMBERS (IF ANY) MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK ON NASDAQ NATIONAL MARKET IN ACCORDANCE WITH RULE 10b-6A UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. SEE "UNDERWRITING."

- --------------------------------------------------------------------------------

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and the Consolidated Financial Statements and Notes thereto appearing elsewhere in this Prospectus. Except as otherwise indicated, the information in this Prospectus assumes no exercise of the Underwriters' over-allotment option.

                                  THE COMPANY

     Software 2000 develops, markets and supports enterprise-level business software applications for the financial management, human resource management and materials management functions of organizations in a broad range of industries worldwide. The Company also offers a specialized manufacturing system designed to manage process manufacturing operations. The Company's current line of products has been designed to take full advantage of the IBM AS/400 computing environment in a client/server configuration. The Company is currently developing versions of its principal products designed to run on additional hardware platforms using the UNIX and Microsoft Windows NT operating systems and to take advantage of World Wide Web technologies. The Company's more than 1,300 customers include Abbott Laboratories, Circus Circus Enterprises, Coca-Cola Enterprises, EDS Automotive Retail Group, Samsonite, Starbucks, TRW Information Systems & Services and Warner Bros. Records. See "Business -- Customers."

     For many years businesses have used packaged software applications to cost-effectively automate back-office accounting and payroll functions. Recently, heightened competitive pressures and rapidly changing market conditions have forced many organizations to reduce costs, increase productivity and become more responsive to customer requirements. In addition, because many business professionals use desktop productivity tools such as spreadsheets, they are requiring similar ease of use in their business applications. As a result, businesses are replacing their traditional mainframe-type accounting and payroll software applications with new, more flexible systems which not only keep track of accounting records but also help management monitor and measure the performance of their business operations and make timely access to performance and record keeping data easy for non-technical business professionals. In response to this shift, there is a corresponding shift occurring in the computing platforms that run these business applications. Centralized host/terminal-type systems ("legacy" systems) with their character-based user interfaces are being replaced by client/server computing platforms.

     In 1995, the Company released for general availability its first client/server products, Infinium:Human Resources, Infinium:Financial Management and Infinium:Desktop Manager. The Company's Infinium applications utilize object-oriented technology to provide enhanced data access and analysis capabilities that enable non-technical business professionals to "mine" the information contained in the applications' databases using an innovative and intelligent user interface. The goal of this next generation "object-oriented user interface" is to enable end users to spend less time searching for data and to devote more of their time to analysis and decision-making. The Company believes that the Infinium architecture, which allows its existing suite of AS/400 applications to function as either traditional host-based applications or object-oriented client/server applications, provides the Company with a distinct competitive advantage and enables the Company's customers to migrate to client/server computing without replacing their existing AS/400 business applications or investing in new computer systems. The Company's Infinium client/server products accounted for approximately half of the Company's software license revenues during the first six months of fiscal 1996.

     Software 2000's objective is to deliver leading client/server business solutions on multiple computer hardware, operating system and database platforms, including the AS/400, for enterprise-level use. In addition, the Company intends to expand its international distribution, extend the capabilities of its products through complementary relationships with third parties and build long-term product advantages through investment in the object-oriented Infinium architecture. The Company is currently building extensions to its products and customer support offerings which are designed to take advantage of Internet technologies and allow users to access the Company's applications and services using popular World Wide Web browsers.

     The Company currently offers its products and services primarily through a direct sales force in the United States, Canada and the United Kingdom and through business partners in other parts of the world. The Company believes that customer selection of its application products is based in part on the quality of consulting, product maintenance and customer support services provided by the Company.

     The Company was incorporated in Massachusetts in 1981. The Company's executive offices are located at 25 Communications Way, Hyannis, Massachusetts 02601, and its telephone number is (508) 778-2000.

- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------

                                  THE OFFERING


Common Stock offered by the Company..........................  500,000 shares
Common Stock offered by the Selling Stockholders.............  2,370,000 shares
Common Stock to be outstanding after the offering............  10,854,242 shares(1)
Use of proceeds..............................................  For general corporate purposes, including working
                                                               capital, product development,
                                                               capital expenditures and
                                                               possible acquisitions. See
                                                               "Use of Proceeds."
Nasdaq National Market symbol................................  SFWR


- ---------------


(1) Based upon the number of shares of Common Stock outstanding on March 31, 1996, plus an additional 449,029 shares to be issued pursuant to the exercise of stock options outstanding at March 31, 1996 by certain Selling Stockholders in connection with this offering. Excludes 2,054,449 shares of Common Stock issuable upon exercise of stock options and 49,412 shares of Common Stock issuable upon exercise of warrants outstanding as of March 31, 1996. See "Capitalization" and "Management -- Stock Plans."


                                                SUMMARY CONSOLIDATED FINANCIAL DATA
                                               (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                             YEAR ENDED
                                        -----------------------------------------------------   SIX MONTHS ENDED
                                                     AUGUST 31,                                     MARCH 31,
                                        -------------------------------------   SEPTEMBER 30,   -----------------
                                         1991      1992      1993      1994        1995(1)       1995      1996
                                        -------   -------   -------   -------      -------      -------   -------
CONSOLIDATED STATEMENT OF OPERATIONS
  DATA:
Revenues..............................  $31,287   $45,128   $49,045   $56,800      $63,163      $27,752   $32,826
Gross profit..........................   22,632    35,127    36,026    40,559       44,001       18,306    22,897
Income (loss) from operations.........   (6,894)    2,354       844     2,241        5,380          765     1,352
Net income (loss).....................   (5,219)      781       539     1,502        3,684          504     1,268
Net income (loss) per share(2)........  $ (0.54)  $  0.08   $  0.05   $  0.15      $  0.40      $  0.06   $  0.12
Weighted average common and common
  equivalent shares
  outstanding(2)(3)...................   10,071    10,214    10,495    10,825        9,401        9,458    10,805


                                                                                    MARCH 31, 1996
                                                                              --------------------------
                                                                               ACTUAL    AS ADJUSTED(4)
                                                                              --------   ---------------
CONSOLIDATED BALANCE SHEET DATA:
Cash, cash equivalents and marketable securities............................  $29,121        $37,511
Total assets................................................................   58,294         66,684
Deferred revenues...........................................................   24,651         24,651
Total liabilities...........................................................   38,103         38,103
Stockholders' equity........................................................   20,191         28,581


- ---------------

(1) The Company changed its fiscal year end from August 31 to September 30 effective with the fiscal year ended September 30, 1995. Accordingly, the September 1994 results are not included in the data presented above. See
    Note 2 to Consolidated Financial Statements.

(2) See Note 2 to Consolidated Financial Statements.

(3) The Company repurchased 1,632,000 shares of Common Stock from venture capital investors in September 1994. See Note 8 to Consolidated Financial Statements.


(4) Adjusted to give effect to the sale of 500,000 shares of Common Stock offered by the Company hereby, at an assumed public offering price of $15.125 per share, after deducting estimated underwriting discounts and commissions and offering expenses payable by the Company, and the anticipated application of the net proceeds therefrom. Also adjusted to give effect to the issuance of 449,029 shares pursuant to the exercise of stock options outstanding at March 31, 1996 at an average exercise price of $3.48 per share. See "Use of Proceeds" and "Capitalization."

- --------------------------------------------------------------------------------

                                  RISK FACTORS

     In addition to the other information in this Prospectus, the following risk factors should be considered carefully in evaluating the Company and its business before purchasing the shares offered in this Prospectus. To the extent that forward-looking statements appear or are described in this Prospectus they are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including, without limitation, risks relating to rapid technological change, dependence on the IBM AS/400 computer platform and relationship with IBM, intense competition, risks of international sales and operations, dependence upon key personnel, as well as general market conditions, as more fully set forth in this Prospectus.

POTENTIAL FLUCTUATIONS IN QUARTERLY RESULTS; SEASONALITY

     The Company's quarterly revenues and operating results have varied significantly in the past and are likely to vary substantially from quarter to quarter in the future. Such fluctuations may result in volatility in the price of the Company's Common Stock. Quarterly revenues and operating results may fluctuate as a result of a variety of factors, including the Company's lengthy sales cycle, the proportion of revenues attributable to license fees versus service revenues, changes in the level of operating expenses, demand for the Company's products, the introduction of new products and product enhancements by the Company or its competitors, changes in customer budgets, competitive conditions in the industry and general economic conditions. Further, the purchase of the Company's products often involves a significant commitment of capital by its customers with the attendant delays frequently associated with large capital expenditures and authorization procedures within an organization. For these and other reasons, the sales cycles for the Company's products are typically lengthy and subject to a number of significant risks over which the Company has little or no control, including customers' budgetary constraints and internal authorization reviews. The Company historically has operated with little software license backlog because its software products are generally shipped as orders are received. The Company has often recognized a substantial portion of its revenues in the last month of the quarter and often in the last week of that month. As a result, license fees in any quarter are substantially dependent on orders booked and shipped in the last month or last week of that quarter. Accordingly, a small variation in the timing of recognition of revenues for specific transactions is likely to adversely and disproportionately affect the Company's operating results for a quarter because the Company establishes its spending levels on the basis of its expected future revenues and only a small portion of the Company's expenses vary with its revenues. Accordingly, the Company believes that period to period comparisons of operating results are not necessarily meaningful and should not be relied upon as indicative of future performance. Although the Company has been profitable in recent quarterly periods, there can be no assurance that the Company will remain profitable on a quarterly basis, if at all.


     The Company's business has experienced and is expected to continue to experience significant seasonality. In recent years, the Company has had greater demand for its products in its fourth fiscal quarter and has experienced lower revenues in its succeeding first and second fiscal quarters. The fluctuations are caused primarily by customer purchasing patterns and the Company's sales recognition programs which reward and recognize sales personnel on the basis of achievement of annual performance quotas, as well as the factors described above. Accordingly, although the Company expects that it will experience growth in its revenues during the next six months of fiscal 1996, the rate of growth will be dependent upon the foregoing factors, and there can be no assurance that such rate of growth will equal or exceed that achieved during the comparable period in fiscal 1995 or during the first six months of fiscal 1996.


     Due to all of the foregoing factors, it is likely that in some future quarter the Company's operating results will be below the expectations of the Company and public market analysts and investors. In such event, the price of the Company's Common Stock would likely be materially adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Selected Quarterly Financial Results."

RAPID TECHNOLOGICAL CHANGE

     The business applications software market is characterized by rapid technological change, frequent new product introductions, evolving industry standards and changes in customer demands. The introduction of products embodying new technologies and the emergence of new industry standards can render existing products obsolete and unmarketable. The Company's future success will depend in part on its ability to enhance existing products and services and to develop and introduce new products and services to meet changing client requirements. In 1995, the Company introduced its first client/server products, Infinium:Human Resources, Infinium:Financial Management and Infinium:Desktop Manager, which presently account for approximately half of the Company's software license revenues. The Company is currently developing enhancements to its products that are intended to enable them to run on additional hardware platforms using UNIX and Microsoft Windows NT operating systems and to operate over the Internet and within corporate intranets. The Company is also utilizing World Wide Web technologies to provide its customers with rapid and low-cost access to customer support and service applications. The development of new products and services or enhanced versions of existing products and services, including new versions of existing applications that utilize World Wide Web technologies, entails significant technical risks. There can be no assurance that the Company will be successful in developing and marketing product enhancements or new products that respond to technological change or evolving industry standards, that the Company will not experience difficulties that could delay or prevent the successful development, introduction, implementation and marketing of these products and enhancements, or that any new products and product enhancements it may introduce will achieve market acceptance. See "Business -- Industry Background," "-- Products" and "-- Competition."

     Software products as complex as those offered by the Company often encounter development delays and may contain undetected defects when introduced or when new versions are released. The Company has encountered delays and defects in the past in the introduction of new products and product enhancements. There can be no assurance that the Company will not encounter product development delays in the future or that, despite testing by the Company, errors will not be found in new products or product enhancements after commencement of commercial shipments, resulting in loss of market share, delay in market acceptance, or warranty claims which could have a material adverse effect upon the Company's business, operating results and financial condition. See "Business -- Product Development."

DEPENDENCE ON IBM AS/400 COMPUTER PLATFORM; RELATIONSHIP WITH IBM

     The Company's products, and maintenance and other services related thereto, are presently designed for users of IBM AS/400 mid-range computers. To date, virtually all of the Company's revenues have been derived from the AS/400 customer base. Future revenues from licenses of present products and sales of services and recurring maintenance revenues are therefore dependent on continued widespread use of the AS/400 and the continued support of such computers by IBM. While the Company believes that customers will continue to use, and IBM will continue to support, the AS/400, there can be no assurance of such continued use and/or support. Because the Company's primary current source of revenues comes from customers using IBM mid-range computers, a significant shift in the way the Company's customers use computers may have a material adverse effect on the Company's business. In particular, many users of business applications software have implemented and will in the future continue to implement, client/server computing systems based upon the open UNIX operating system. The Company's Infinium products are based upon a client/server computing architecture which currently employs the AS/400 and IBM's proprietary OS/400 operating system as the server platform. There can be no assurance that existing users of AS/400 systems or other potential customers will continue to adopt the AS/400 as a server platform within a client/server computing environment. In addition, because the Company's current product line requires the use of IBM's OS/400 operating system, the Company may be required to adapt its products to any changes made in such operating system in the future. The Company's inability to adapt to future changes in the OS/400 operating system, or delays in doing so, could have a material adverse effect on the Company's business, operating results and financial condition. Although the Company is porting its software applications to other hardware platforms and operating systems, such as the UNIX and Microsoft Windows NT operating systems, there can be no assurance that the Company will be successful in developing and implementing such multi-platform capabilities. See
"Business -- Industry Background," "-- The Software 2000 Solution" and
"-- Strategy."

     The Company participates in several formal and informal programs with IBM which the Company believes afford it valuable experience with IBM's AS/400 products and insights into its marketing plans. There can be no assurance that the Company will be able to maintain its relationship with IBM in the future. The Company believes that its relationship with IBM has been a significant factor in its success to date, and any deterioration or termination of that relationship could have a material adverse effect on the Company's business, operating results and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and
"Business -- Strategic Relationships."

INTENSE COMPETITION


     The business applications software market is highly competitive and rapidly changing. A number of companies offer products similar to the Company's products and target the same customers as the Company. The Company believes its ability to compete depends upon many factors within and outside its control, including the timely development and introduction of new products and product enhancements, product functionality, performance, price, reliability, customer service and support, sales and marketing efforts and product distribution. The Company's primary competitors are presently J.D. Edwards & Company, Lawson Software, PeopleSoft and SAP AG. The Company believes, however, that competition in its industry is undergoing rapid change and that the barriers to competition between market segments that have previously existed are decreasing. For example, SAP AG and PeopleSoft, which are currently major competitors within the UNIX and Microsoft Windows NT client/server markets, have announced their intention to deliver AS/400 client/server products. Due to the relatively low barriers to entry in the software market, the Company expects additional competition from other established and emerging companies as the client/server business applications software market continues to develop and expand. The Company's primary competitors and potential competitors are substantially larger than the Company and have significantly greater financial, technical and marketing resources and established, extensive direct and indirect channels of distribution. As a result, they may be able to respond more quickly to new or emerging technologies and changes in customer requirements, or to devote greater resources to the development, promotion and sale of their products than the Company. The Company also expects that competition will increase as a result of software industry consolidation. In addition, current and potential competitors have established or may establish cooperative relationships among themselves or prospective customers. Accordingly, it is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share. Increased competition may result in price reductions, reduced gross margins and loss of market share, any of which would have a material adverse effect on the Company's business, operating results and financial condition. There can be no assurance that the Company will be able to compete successfully against current or future competitors or that competitive pressures will not have a material adverse effect on the Company's business, operating results and financial condition. See "Business -- Competition."


INTERNATIONAL SALES AND OPERATIONS AND EXPANSION OF INDIRECT CHANNELS

     Revenues from customers outside North America represented 5.7% and 8.7% of the Company's total revenues in fiscal 1994 and fiscal 1995, respectively, and 9.8% of the Company's total revenues for the first six months of fiscal 1996. The Company believes that its revenues and future operating results will depend, in part, on its ability to increase sales in international markets. There can be no assurance that the Company will be able to maintain or increase its current level of international revenues. An important part of the Company's strategy is to expand its indirect marketing channels in international markets. There can be no assurance that the Company will be able to attract and retain international distributors and resellers that will be able to market the Company's products effectively and will be qualified to provide timely and cost-effective customer support and service. The inability to attract and retain important resellers could materially and adversely affect the Company's business, operating results and financial condition. Other risks inherent in the Company's international business activities generally include unexpected changes in regulatory requirements, tariffs and other trade barriers, costs and difficulties of localizing products for foreign countries, lack of acceptance of localized products in foreign countries, longer accounts receivable payment cycles, difficulties in managing international operations, potentially adverse tax consequences including restrictions on the repatriation of earnings, the burdens of complying with a wide variety of foreign laws and economic instability. The Company does not currently engage in international currency hedging transactions. To the extent that the dollar strengthens against foreign currencies in international markets in which the Company maintains operations, the net assets of the Company that are denominated in such foreign currencies will be devalued, resulting in a foreign exchange loss to the Company. Included in the Company's net earnings of $3.7 million for the fiscal year ended September 30, 1995 was a foreign exchange loss of $121,000. The Company's foreign exchange loss for the first six months of fiscal 1996 was $65,000. There can be no assurance that such factors would not have a material adverse effect on the Company's future international revenues and, consequently, on the Company's business, operating results and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business -- Sales and Marketing Relationships," "-- Strategic Relationships" and Notes 2 and 5 to "Consolidated Financial Statements."

MANAGEMENT OF CHANGING BUSINESS; DEPENDENCE ON MANAGEMENT AND KEY EMPLOYEES

     The Company has experienced significant changes in its business, including an expansion in the Company's staff and customer base, the establishment of new and demanding strategic relationships, and the expansion of its product lines, including the introduction of the Company's Infinium client/server product line in 1995. Such changes have placed and may continue to place a significant strain on the Company's management and operations. In order to manage such change in the future, the Company must continue to enhance its operational, financial and management information systems and to hire, train and manage employees. If the Company is unable to implement these systems and manage such changes effectively, the Company's business, operating results and financial condition could be materially and adversely affected. In addition, because of the Cape Cod location of the Company's headquarters, the Company may have difficulty in attracting and retaining qualified management and technical employees who may be required to move to become employed by the Company. There are no other comparable software companies on Cape Cod.

     The Company's success depends to a significant extent on the performance and continued services of its senior management and certain other key employees, the loss of one or more of whom could have a material adverse effect upon the Company. The Company does not have any employment agreements with its executive officers. The Company believes that its future success will also depend in large part upon its ability to attract and retain highly skilled technical, managerial and marketing personnel. Competition for such personnel is intense. There can be no assurance that the Company will be successful in attracting and retaining the personnel it requires to continue to grow. See "Business -- Employees."

PROTECTION OF INTELLECTUAL PROPERTY

     The Company's success is heavily dependent upon its confidential and proprietary intellectual property. The Company presently has no patents or patent applications pending. The Company relies primarily on a combination of copyright, trademark and trade secrets laws, confidentiality procedures and contractual provisions to protect its proprietary rights. Trade secret and copyright laws afford only limited protection. Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of the Company's products or to obtain and use information that the Company regards as proprietary. In addition, the laws of some foreign countries do not protect the Company's proprietary rights to as great an extent as do the laws of the United States. There can be no assurance that the Company's means of protecting its proprietary rights will be adequate or that the Company's competitors will not independently develop similar technology.

     The Company is not aware that any of its products infringes the proprietary rights of third parties. There can be no assurance, however, that third parties will not claim infringement by the Company with respect to current or future products. The Company expects that software product developers such as itself will increasingly be subject to infringement claims as the number of products and competitors in the business applications software market grows and the functionality of products in this market overlap. Defense of any such claims, with or without merit, could be time-consuming, result in costly litigation, cause product shipment delays or require the Company to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to the Company or at all, which could have a material adverse effect upon the Company's business, operating results and financial condition. See
"Business -- Intellectual Property, Proprietary Rights and Licenses."

POTENTIAL VOLATILITY OF STOCK PRICE

     The market price of the Company's Common Stock could be subject to wide fluctuations in response to quarter-to-quarter variations in operating results, the gain or loss of significant contracts, announcements of technological developments or new products by the Company and its competitors, changes in earnings estimates by analysts, and market conditions in the industry, as well as general economic conditions. In addition, the stock market has experienced volatility that has particularly affected the market prices for many companies' stock and that often has been unrelated to the operating performance of such companies. These market fluctuations may adversely affect the market price of the Company's Common Stock. See "Risk Factors -- Potential Fluctuations in Quarterly Results; Seasonality."

SHARES ELIGIBLE FOR FUTURE SALE


     Sales of substantial amounts of shares of the Company's Common Stock in the public market following this offering could adversely affect the market price of the Common Stock. In addition to the shares of Common Stock offered hereby, approximately 2,472,100 shares are currently eligible for sale in the public market without restriction. On May 15, 1996, an additional approximately 859,500 outstanding shares which were previously subject to lock-up agreements with the underwriters in the initial public offering, will become eligible for sale in the public market subject to volume limitations in certain circumstances. The officers and directors of the Company and the Selling Stockholders have agreed not to sell until 90 days after the date of this Prospectus any of the approximately 4,652,600 shares of Common Stock they will own after the offering made hereby that would otherwise have been eligible for sale in the public market, without the prior consent of the Underwriters. See "Shares Eligible for Future Sale."


POTENTIAL ADVERSE EFFECTS OF ANTI-TAKEOVER PROVISIONS; POSSIBLE ISSUANCE OF PREFERRED STOCK

     The Company's Restated Articles of Organization and Restated By-Laws contain provisions that may make it more difficult for a third party to acquire, or discourage acquisition bids for, the Company. Moreover, the Company is subject to an anti-takeover provision of the Massachusetts General Laws which prohibits, subject to certain exceptions, a holder of 5% or more of the outstanding voting stock of the Company from engaging in certain transactions with the Company, including a merger or stock or asset sale. These provisions could limit the price that certain investors might be willing to pay in the future for shares of the Company's Common Stock. In addition, shares of the Company's Preferred Stock may be issued in the future without further stockholder approval and upon such terms and conditions, and having such rights, privileges and preferences, as the Board of Directors may determine. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of any holders of Preferred Stock that may be issued in the future. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or discouraging a third party from acquiring, a majority of the outstanding voting stock of the Company. The Company has no present plans to issue any shares of Preferred Stock. See "Description of Capital Stock."

                                USE OF PROCEEDS


     The net proceeds to the Company from the sale of the 500,000 shares of Common Stock offered by the Company pursuant to this offering are estimated to be approximately $6,800,000, after deducting estimated underwriting discounts and commissions and offering expenses payable by the Company. The Company will not receive any proceeds from the sale of Common Stock by the Selling Stockholders, although it will also receive approximately $1,600,000 from the exercise of stock options by certain selling stockholders in connection with this offering. See "Principal and Selling Stockholders."


     The principal purposes of this offering are to increase the Company's working capital and equity base. The Company expects to use the net proceeds for general corporate purposes, including working capital, product development and capital expenditures. A portion of the net proceeds may also be used for the acquisition of businesses, products and technologies that are complementary to those of the Company. The Company has no present plans, intentions, commitments or understandings for any such acquisitions, and no portion of the net proceeds has been allocated for any specific acquisition. Pending such uses, the Company intends to invest the net proceeds from this offering in short-term, investment-grade, interest-bearing securities.

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

     The Company's Common Stock is traded on the Nasdaq National Market under the symbol "SFWR." Public trading of the Common Stock commenced on November 17, 1995. Prior to that time, there was no public market for the Company's Common
Stock. The following table sets forth the high and low sale prices for the Common Stock as reported by Nasdaq for the periods indicated:


                                                                           HIGH     LOW
                                                                           ----     ----
    FISCAL 1996:
    First quarter (from November 17).....................................  $11 1/4  $ 7
    Second quarter.......................................................   18        7
    Third quarter (through May 3)........................................   17 3/8   13 3/4



     On May 3, 1996, the last reported sale price of the Common Stock on the Nasdaq National Market was $15.125 per share. As of May 3, 1996, there were approximately 237 holders of record of the Common Stock.


     The Company has never paid any cash dividends on its Common Stock and does not anticipate paying any cash dividends in the foreseeable future. The Company currently intends to retain future earnings to fund the development and growth of its business. In addition, the Company's current bank line of credit contains covenants that prohibit the Company from paying dividends, other than stock dividends, without the bank's prior written consent. See Note 7 to Consolidated Financial Statements.

                                 CAPITALIZATION


     The following table sets forth the capitalization of the Company at March
31, 1996 and as adjusted to reflect the sale of 500,000 shares of Common Stock offered hereby by the Company and the application of the estimated net proceeds therefrom, at an assumed public offering price of $15.125 per share and after deducting the underwriting discounts and commissions and estimated offering expenses payable by the Company. The following table also is adjusted to give effect to the issuance of 449,029 shares of Common Stock pursuant to the exercise of stock options outstanding as of March 31, 1996 by certain Selling
Stockholders in connection with this offering at an average exercise price of $3.48 per share. This table should be read in conjunction with the Consolidated
Financial Statements and Notes thereto appearing elsewhere in this Prospectus.



                                                                             MARCH 31, 1996
                                                                        -----------------------
                                                                        ACTUAL      AS ADJUSTED
                                                                        ------      -----------
                                                                             (IN THOUSANDS)
Stockholders' equity(1)
  Common stock, $0.01 par value
     40,000,000 shares authorized; 9,905,213 shares issued (actual);
      and 10,854,242 shares issued (as adjusted)(2)...................  $    99        $   109
     Additional paid-in capital.......................................   16,269         24,649
     Retained earnings................................................    3,823          3,823
                                                                        -------        -------
       Total stockholders' equity.....................................   20,191         28,581
                                                                        -------        -------
          Total capitalization........................................  $20,191        $28,581
                                                                        =======        =======


- ---------------
(1) See Notes 8 and 11 to Consolidated Financial Statements.


(2) Excludes 2,054,449 shares of Common Stock issuable pursuant to the exercise of stock options and 49,412 shares issuable upon exercise of warrants outstanding at March 31, 1996. See "Management -- Stock Plans."


                      SELECTED CONSOLIDATED FINANCIAL DATA

     The selected consolidated financial data set forth below at August 31, 1994 and September 30, 1995 and for each of the fiscal years ended August 31, 1993 and 1994 and September 30, 1995 and for the one-month period ended September 30, 1994 have been derived from, and are qualified by reference to, the Company's audited consolidated financial statements, included elsewhere in this Prospectus, which have been audited by Price Waterhouse LLP, independent accountants. The selected consolidated financial data presented below at August
31, 1991,1992 and 1993 and for each of the fiscal years ended August 31, 1991 and 1992 have been derived from the Company's consolidated financial statements, not included in this Prospectus. The interim consolidated financial data set forth below at March 31, 1996 and for the six-month periods ended March 31, 1995 and 1996 have been derived from unaudited consolidated financial statements included elsewhere in this Prospectus. The unaudited consolidated financial statements include all adjustments, consisting only of normal recurring adjustments, that the Company considers necessary for a fair presentation of the financial position and results of operations for those periods. Operating results for the six-month period ended March 31, 1996 are not necessarily indicative of the results that may be expected for the entire fiscal year ending
September 30, 1996. The data set forth below should be read in conjunction with, and are qualified by reference to, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and Notes thereto, included elsewhere in this Prospectus.

                                                         YEAR ENDED
                                    -----------------------------------------------------
                                                                                                              SIX MONTHS ENDED
                                                 AUGUST 31,                                  MONTH ENDED          MARCH 31,
    CONSOLIDATED STATEMENTS OF      -------------------------------------   SEPTEMBER 30,   SEPTEMBER 30,   ---------------------
          OPERATIONS DATA:           1991      1992      1993      1994         1995           1994(1)        1995        1996
                                    -------   -------   -------   -------   -------------   -------------   ---------   ---------
                                                                (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues:
  Software license fees............ $16,150   $22,900   $20,679   $20,163      $21,080         $   521       $ 7,228     $ 9,512
  Service revenues.................  15,137    22,228    28,366    36,637       42,083           3,086        20,524      23,314
                                    -------   -------   -------   -------      -------         -------       -------     -------
    Total revenues.................  31,287    45,128    49,045    56,800       63,163           3,607        27,752      32,826
                                    -------   -------   -------   -------      -------         -------       -------     -------
Costs and expenses:
  Cost of software license fees....   1,325     1,378     1,923     2,845        3,829             264         1,884       1,825
  Cost of services.................   7,330     8,623    11,096    13,396       15,333           1,207         7,562       8,104
  Research and development.........  10,574     9,208     8,911    12,980       12,725             917         6,019       6,802
  Sales and marketing..............  13,384    16,502    19,747    20,008       19,651           1,328         8,781      11,297
  General and administrative.......   5,568     5,258     6,524     5,330        6,245             492         2,741       3,446
  Write-off of goodwill(2).........      --     1,805        --        --           --              --            --          --
                                    -------   -------   -------   -------      -------         -------       -------     -------
    Total operating costs and
      expenses.....................  38,181    42,774    48,201    54,559       57,783           4,208        26,987      31,474
                                    -------   -------   -------   -------      -------         -------       -------     -------
Income (loss) from operations......  (6,894)    2,354       844     2,241        5,380            (601)          765       1,352
Other income (expense), net........     (79)     (367)       62       (83)         293              68            11         629
                                    -------   -------   -------   -------      -------         -------       -------     -------
Income (loss) before provision for
  income taxes and cumulative
  effect of change in accounting
  principle........................  (6,973)    1,987       906     2,158        5,673            (533)          776       1,981
Provision (benefit) for income
  taxes............................  (1,754)    1,206       367       916        1,989            (187)          272         713
                                    -------   -------   -------   -------      -------         -------       -------     -------
Income (loss) before cumulative
  effect of change in accounting
  principle........................  (5,219)      781       539     1,242        3,684            (346)          504       1,268
Cumulative effect of change in
  accounting principle.............      --        --        --       260           --              --            --          --
                                    -------   -------   -------   -------      -------         -------       -------     -------
Net income (loss).................. $(5,219)  $   781   $   539   $ 1,502      $ 3,684         $  (346)      $   504     $ 1,268
                                    =======   =======   =======   =======      =======         =======       =======     =======
Net income (loss) per share(3)..... $ (0.54)  $  0.08   $  0.05   $  0.15      $  0.40         $ (0.04)      $  0.06     $  0.12
                                    =======   =======   =======   =======      =======         =======       =======     =======
Weighted average common and common
  equivalent shares
  outstanding(3)(4)................  10,071    10,214    10,495    10,825        9,401           9,313         9,458      10,805
                                    =======   =======   =======   =======      =======         =======       =======     =======

                                                                            AUGUST 31,
                                                               -------------------------------------   SEPTEMBER 30,   MARCH 31,
               CONSOLIDATED BALANCE SHEET DATA:                 1991      1992      1993      1994        1995(1)        1996
                                                               -------   -------   -------   -------      -------        ----
                                                                                        (IN THOUSANDS)
Cash, cash equivalents and marketable securities.............. $ 7,141   $13,790   $13,581   $15,222      $16,183       $29,121
Total assets..................................................  26,738    30,953    35,380    43,495       44,004        58,294
Deferred revenues.............................................   9,388    12,885    17,951    22,531       25,017        24,651
Long-term obligations under capital leases....................   4,096     2,275       849     --          --             --
Total liabilities.............................................  21,373    25,280    29,159    35,635       39,172        38,103
Mandatorily redeemable common stock...........................   7,752     7,752     7,752     7,752       --             --
Stockholders' equity (deficit)................................ $(2,387)  $(2,079)  $(1,531)  $   108      $ 4,832       $20,191

- ---------------
(1) The Company changed its fiscal year end from August 31 to September 30 effective with the fiscal year ended September 30, 1995. Accordingly, the results for the month of September 1994 are not included in the year ended September 30, 1995 data presented above. See Note 2 to Consolidated Financial Statements.
(2) Goodwill (representing the excess of the purchase price over the fair value of the net assets acquired at the date of acquisition) was determined to be permanently impaired and therefore written off based on significantly less than anticipated results of operations subsequent to the acquisition and lower projected future results.
(3) See Note 2 to Consolidated Financial Statements.
(4) The Company repurchased 1,632,000 shares of Common Stock from venture capital investors in September 1994. See Note 8 to Consolidated Financial Statements.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

     The following discussion of the financial condition and results of operations of the Company should be read in conjunction with the Company's Consolidated Financial Statements and Notes thereto, and the other financial information included elsewhere in this Prospectus.

OVERVIEW

     Software 2000 was founded in 1981 and offers a broad range of financial management, human resource management and materials management business software applications that presently run on the IBM AS/400 hardware platform. The Company also offers a specialized manufacturing system designed to manage process manufacturing operations. The Company's revenues are derived from two sources: software license fees and service revenues. License fees include revenues from noncancellable software license agreements entered into between the Company and its customers with respect to both the Company's products and third party products distributed by the Company. Revenues are recognized upon shipment of the software and when all significant contractual obligations have been satisfied.

     The Company released for general availability its first client/server products, the Infinium line, during the second quarter of fiscal 1995. From fiscal 1992 through the second quarter of fiscal 1995, software license fees were relatively constant due to the unavailability of such client/server products. Service revenues continued to grow, however, due to the increase in the Company's installed base of customers and the growth in the Company's consulting services practice.

     The Company did not have any client/server revenues in fiscal 1994. Revenues from the Company's client/server products for the year ended September 30, 1995 were $6.2 million, which constituted 29.4% of total license fees and 9.8% of total revenues for such fiscal year. Client/server revenues accounted for 14.8% of the Company's total license fees for the second fiscal quarter of 1995, 25.0% of the Company's third fiscal quarter license fees and 51.6% of the Company's fourth fiscal quarter license fees. Client/server revenues presently account for approximately half of the Company's total software license revenues, specifically 51.3% for the six-month period ended March 31, 1996.

     The Company's service revenues are comprised of software maintenance fees and fees for consulting services. Maintenance fees are billed separately and are recognized ratably over the period of the maintenance agreement, which is typically one year. The Company's growing customer base has led to continued growth in maintenance fees. For the year ended September 30, 1995, the Company experienced a maintenance renewal rate in excess of 90%. Gross margins for the Company's maintenance revenues are typically higher than gross margins for the Company's other sources of revenues. In addition to offering maintenance services, the Company commenced a consulting services practice in fiscal 1992 to offer implementation, consulting and training services for Software 2000 products. Consulting services revenues are recognized as the services are performed. The table below summarizes the composition and growth in the Company's service revenues.

                                                     YEAR ENDED
                                        -------------------------------------      SIX MONTHS ENDED
                                            AUGUST 31,                                 MARCH 31,
                                        -------------------     SEPTEMBER 30,     -------------------
                                         1993        1994           1995           1995        1996
                                        -------     -------     -------------     -------     -------
                                                               (IN THOUSANDS)
Software maintenance revenues.........  $18,409     $21,698        $25,952        $12,744     $14,467
Consulting services revenues..........    9,957      14,939         16,131          7,780       8,847
                                        -------     -------        -------        -------     -------
          Total service revenues......  $28,366     $36,637        $42,083        $20,524     $23,314
                                        =======     =======        =======        =======     =======

     The Company changed its fiscal year end from August 31 to September 30 effective with the fiscal year ended September 30, 1995. Accordingly, the results of operations for the year ended September 30, 1995 do not include the results of operations for the month of September 1994. See Note 2 to Consolidated Financial Statements.

RESULTS OF OPERATIONS

     The following table sets forth for the periods indicated the Company's consolidated income statement data expressed as a percentage of total revenues.


                                                           YEAR ENDED
                                                ---------------------------------   SIX MONTHS ENDED
                                                  AUGUST 31,                            MARCH 31,
                                                ---------------     SEPTEMBER 30,   -----------------
                                                1993      1994          1995        1995        1996
                                                -----     -----     -------------   -----       -----
Revenues:
  Software license fees.......................   42.2%     35.5%         33.4%       26.0%       29.0%
  Service revenues............................   57.8      64.5          66.6        74.0        71.0
                                                -----     -----         -----       -----       -----
     Total revenues...........................  100.0     100.0         100.0       100.0       100.0
                                                -----     -----         -----       -----       -----
Costs and expenses:
  Cost of software license fees...............    3.9       5.0           6.1         6.8         5.6
  Cost of services............................   22.6      23.6          24.3        27.2        24.7
  Research and development....................   18.2      22.9          20.1        21.7        20.7
  Sales and marketing.........................   40.3      35.2          31.1        31.6        34.4
  General and administrative..................   13.3       9.4           9.9         9.9        10.5
                                                -----     -----         -----       -----       -----
     Total operating costs and expenses.......   98.3      96.1          91.5        97.2        95.9
                                                -----     -----         -----       -----       -----
Income from operations........................    1.7       3.9           8.5         2.8         4.1
Other income (expense), net...................    0.1      (0.1)          0.5          --         1.9
                                                -----     -----         -----       -----       -----
Income before provision for income taxes......    1.8       3.8           9.0         2.8         6.0
Provision for income taxes....................    0.7       1.6           3.2         1.0         2.1
                                                -----     -----         -----       -----       -----
Income before cumulative effect of change in
  accounting principle........................    1.1       2.2           5.8         1.8         3.9
Cumulative effect of change in accounting
  principle...................................     --       0.5            --          --          --
                                                -----     -----         -----       -----       -----
Net income....................................    1.1%      2.7%          5.8%        1.8%        3.9%
                                                =====     =====         =====       =====       =====

SIX MONTHS ENDED MARCH 31, 1996 COMPARED TO SIX MONTHS ENDED MARCH 31, 1995

     REVENUES. Total revenues, consisting of software license fees and service revenues, increased 18.3%, from $27.8 million for the six months ended March 31, 1995 to $32.8 million for the six months ended March 31, 1996. Revenues in North America increased 16.8%, from $25.4 million for the six months ended March 31, 1995 to $29.6 million for the six months ended March 31, 1996. International revenues grew 33.9%, from $2.4 million for the six months ended March 31, 1995 to $3.2 million for the six months ended March 31, 1996.

     License fee revenues increased 31.6%, from $7.2 million for the six months ended March 31, 1995 to $9.5 million for the six months ended March 31, 1996. The growth was due primarily to continued market acceptance of the Company's Infinium client/server products and continued growth in international revenues, primarily in the Asia/Pacific Region. Service revenues increased 13.6%, from $20.5 million for the six months ended March 31, 1995 to $23.3 million for the six months ended March 31, 1996. The increase was primarily attributable to an increase in the installed base of customers resulting in an increase in both maintenance revenues and consulting services revenues.


     Although the Company expects that it will continue to experience growth in its revenues during the next six months of fiscal 1996, the rate of growth will be dependent upon a number of factors, including the mix of software license fees and services revenues, growth of international revenues and competitive factors, and there can be no assurance that such rate of growth will equal or exceed that achieved during the comparable period in fiscal 1995 or during the first six months of fiscal 1996. See "Risk Factors -- Potential Fluctuations in Quarterly Results; Seasonality."

     COST OF SOFTWARE LICENSE FEES. Cost of software license fees consists primarily of the cost of product media, manuals, shipping and amortization of capitalized software development costs. Cost of software license fees was relatively constant, at $1.9 million for the six months ended March 31, 1995 and $1.8 million for the six months ended March 31, 1996. Cost of software license fees as a percentage of software license fee revenues decreased from 26.1% for the six months ended March 31, 1995 to 19.2% for the six months ended March 31, 1996. The decrease in expense was primarily due to a $160,000 write-off of certain capitalized software development costs in the first fiscal quarter of 1995 partially offset by increased capitalized software amortization in fiscal 1996.

     COST OF SERVICES. Cost of services consists of costs to provide training, technical support and implementation consulting services to licensees of Software 2000 products. Cost of services increased 7.2%, from $7.6 million for the six months ended March 31, 1995 to $8.1 million for the six months ended March 31, 1996. Cost of services as a percentage of service revenues decreased from 36.8% for the six months ended March 31, 1995 to 34.8% for the six months ended March 31, 1996. The increase in the dollar amount of such costs resulted primarily from normal salary increases for service consultants and customer support personnel.

     RESEARCH AND DEVELOPMENT. Research and development expenses (net of capitalized software development costs) consist primarily of engineering personnel costs. Software 2000 has made significant investments in research and development spending (that is, research and development expenses as reflected in the Company's consolidated statements of income plus capitalized software development costs and funded research) in the past several fiscal years to bring the Infinium client/server products to market. The Company believes that this significant level of research and development spending is critical to building long-term product and technology advantages in the market. The following table sets forth for the periods indicated the relationship between the Company's research and development expenses as recorded on its consolidated statements of income and its total research and development spending.

                                                             YEAR ENDED
                                                  ---------------------------------     SIX MONTHS
                                                                                           ENDED
                                                     AUGUST 31,                          MARCH 31,
                                                  -----------------   SEPTEMBER 30,   ---------------
                                                   1993      1994         1995         1995     1996
                                                  -------   -------       ----        ------   ------
                                                                    (IN THOUSANDS)
Research and development expenses...............  $ 8,911   $12,980      $12,725      $6,019   $6,802
Capitalized software development costs..........    2,251     3,166        2,542         904    1,696
Funded research.................................       --        --        1,131       1,131       --
                                                  -------   -------      -------      ------   ------
Research and development spending...............  $11,162   $16,146      $16,398      $8,054   $8,498
                                                  =======   =======      =======      ======   ======
Research and development spending as a
  percentage of revenues........................     22.7%     28.4%        26.0%       29.0%    25.9%

     Research and development expenses increased 13.0%, from $6.0 million for the six months ended March 31, 1995 to $6.8 million for the six months ended March 31, 1996. Research and development expenses as a percentage of total revenues were 21.7% for the six months ended March 31, 1995 and 20.7% for the six months ended March 31, 1996. Research and development spending increased 4.9%, from $8.1 million for the six months ended March 31, 1995 to $8.5 million for the six months ended March 31, 1996. The increase in research and development expense and spending was due primarily to the hiring of software engineers, principally in the quality assurance, product management and open server areas as well as normal salary increases. The Company capitalized $904,000 of software development costs for the six months ended March 31, 1995 and $1.7 million for the six months ended March 31, 1996. The Company received $1.1 million in research funding from a business partner in the first six months of fiscal 1995 which resulted in lower net research and development expenses and lower than normal capitalized software development costs in that period. There was no external funding in fiscal 1996. The Company is currently developing versions of its principal products designed both to run on hardware platforms that use the UNIX and Microsoft Windows NT operating systems and to take advantage of World Wide Web technologies, and anticipates that research and development expenditures in future periods may increase.

     SALES AND MARKETING. Sales and marketing expenses consist primarily of salaries, commissions, travel, promotional expenses, facilities and computers and communications costs for direct sales offices. Sales and marketing expenses increased 28.7%, from $8.8 million for the six months ended March 31, 1995 to $11.3 million for the six months ended March 31, 1996. Sales and marketing expenses as a percentage of total revenues increased from 31.6% for the six months ended March 31, 1995 to 34.4% for the six months ended March 31, 1996. The increase in dollar amount as well as the percentage of total revenues was attributable to increased staffing in the direct sales force and an increase in commissions expense due to increased software license fees, including an increase in the sale of Software 2000 products by business partners in international markets which typically carry higher commission costs. The Company is in the process of expanding its distribution channels, both domestically and internationally, with an emphasis on the Asia/Pacific, Western Europe and Latin American markets. Accordingly, sales and marketing expenses may continue to increase in the future.

     GENERAL AND ADMINISTRATIVE. General and administrative expenses consist primarily of salaries of executive, administrative, financial and legal personnel, as well as provisions for doubtful accounts and outside professional fees. General and administrative expenses increased 25.7%, from $2.7 million for the six months ended March 31, 1995 to $3.4 million for the six months ended March 31, 1996. General and administrative expenses as a percentage of total revenues increased from 9.9% for the six months ended March 31, 1995 to 10.5% for the six months ended March 31, 1996. The increase in general and administrative expenses, both in dollar amount as well as the percentage of total revenues, was related primarily to an increase in the provision for doubtful accounts and additional costs and professional fees related to operating as a public company.

     PROVISION FOR INCOME TAXES. The provisions for federal, state and foreign income taxes were $272,000 and $713,000 for the six months ended March 31, 1995 and March 31, 1996, respectively. The effective tax rates were 35.1% for the six months ended March 31, 1995 and 36.0% for the six months ended March 31, 1996. The increase in the effective tax rate was due primarily to an increase in the provision for state income taxes.

YEAR ENDED SEPTEMBER 30, 1995 COMPARED TO YEAR ENDED AUGUST 31, 1994

     REVENUES. Total revenues increased 11.2%, from $56.8 million for the year ended August 31, 1994 to $63.2 million for the year ended September 30, 1995. The increase was primarily due to growth in maintenance fees, and to a lesser extent, software license fees and consulting services revenues.

     License fee revenues increased 4.5%, from $20.2 million for the year ended August 31, 1994 to $ 21.1 million for the year ended September 30, 1995. This modest growth was due to the unavailability of the Company's client/server products until late in the second quarter of fiscal 1995. After the introduction of client/server product software, license fees grew 23.0% in the last two quarters of fiscal 1995 as compared to the last two quarters of fiscal 1994, from $11.3 million to $13.9 million, respectively.

     Service revenues increased 14.9%, from $36.6 million for the year ended August 31, 1994 to $42.1 million for the year ended September 30, 1995. The increase was primarily attributable to an increase in the installed base of customers, and to a lesser extent, increases in consulting services and training revenues.

     Revenues in North America increased 7.7%, from $53.5 million for the year ended August 31, 1994 to $57.7 million for the year ended September 30, 1995. Income from operations in North America increased from $3.9 million in fiscal 1994 to $5.7 million in fiscal 1995. Europe and other international revenues grew 68.1%, from $3.3 million for the year ended August 31, 1994 to $5.5 million for the year ended September 30, 1995 due to greater market penetration in Europe and the Asia/Pacific Region. Loss from operations in Europe decreased from $1.8 million in fiscal 1994 to $864,000 in fiscal 1995. Operating losses in Europe can be attributed to the investment in infrastructure for the European market. Income from operations in other international areas increased from $128,000 in fiscal 1994 to $518,000 in fiscal 1995. See Note 10 to Consolidated Financial Statements.

     COST OF SOFTWARE LICENSE FEES. Cost of software license fees increased 34.6%, from $2.8 million for the year ended August 31, 1994 to $3.8 million for the year ended September 30, 1995. Cost of software license fees as a percentage of software license fee revenues increased from 14.1% for the year ended August 31, 1994 to 18.2% for the year ended September 30, 1995. The increase in dollar amount and as a percentage of revenues was primarily due to a $510,000 increase in amortization expense related to capitalized software development costs and a $160,000 write-off of certain capitalized software development costs relating to a foreign language version of the Company's financial management products for a market the Company decided not to enter into in the near term. All associated capitalized software development costs were written off.

     COST OF SERVICES. Cost of services increased from $13.4 million for the year ended August 31, 1994 to $15.3 million for the year ended September 30, 1995. Cost of services as a percentage of service revenues remained relatively constant at 36.6% for the year ended August 31, 1994 and 36.4% for the year ended September 30, 1995. The increase in dollar amount of such costs resulted primarily from increased staffing in the consulting and support organizations in response to increased demand for consulting services, continued growth in the customer base and the resulting increase in customer support call volume.

     RESEARCH AND DEVELOPMENT. Research and development expenses remained relatively constant at $13.0 million for the year ended August 31, 1994 and $12.7 million for the year ended September 30, 1995. Research and development expenses as a percentage of total revenues were 22.9% for the year ended August 31, 1994 and 20.1% for the year ended September 30, 1995. Research and development spending increased 1.6%, from $16.1 million for the year ended August 31, 1994 to $16.4 million for the year ended September 30, 1995. The Company capitalized $3.2 million of software development costs for the year ended August 31, 1994 and $2.5 million for the year ended September 30, 1995. In addition, the Company and a business partner entered into an agreement under which the business partner has partially funded certain of the Company's client/server development activities. See "Business--Strategic Relationships." Of the funding received under this agreement, $1.1 million has been reflected as a reduction of research and development expenses for the year ended September 30, 1995.

     SALES AND MARKETING. Sales and marketing expenses remained relatively constant at $20.0 million for the year ended August 31, 1994 and $19.7 million for the year ended September 30, 1995. Sales and marketing expenses as a percentage of total revenues decreased from 35.2% for the year ended August 31, 1994 to 31.1% for the year ended September 30, 1995. The decrease as a percentage of total revenues for the year ended September 30, 1995 was attributable to the increase in service revenues, which typically have lower sales and marketing costs relative to license fee revenues.

     GENERAL AND ADMINISTRATIVE. General and administrative expenses increased 17.2%, from $5.3 million for the year ended August 31, 1994 to $6.2 million for the year ended September 30, 1995. General and administrative expenses as a percentage of total revenues increased from 9.4% for the year ended August 31, 1994 to 9.9% for the year ended September 30, 1995. The increases in dollar amount and as a percentage of revenues resulted primarily from a $296,000 increase in the provision for doubtful accounts due to continued growth in the customer base as well as a $359,000 related to an increase in staffing necessary to support growth, principally from the creation of internal training and quality standards departments.

     PROVISION FOR INCOME TAXES. The provisions for federal, state and foreign income taxes were $916,000 and $2.0 million for the year ended August 31, 1994 and for the year ended September 30, 1995, respectively. The effective tax rates were 42.4% for the year ended August 31, 1994 and 35.1% for the year ended September 30, 1995. The decrease in the effective tax rate was primarily due to a reduction in permanent differences between net income for financial statement and income tax purposes for the year ended September 30, 1995. The Company has adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." The adoption of this standard did not have a material impact on the Company's financial position or results of operations. See Note 6 to Consolidated Financial Statements.

YEAR ENDED AUGUST 31, 1994 COMPARED TO YEAR ENDED AUGUST 31, 1993

     REVENUES. Total revenues increased 15.8% from $49.0 million in fiscal 1993 to $56.8 million in fiscal 1994. Software license fees declined slightly, from $20.7 million in fiscal 1993 to $20.2 million in fiscal 1994 as a result of weakness in demand for AS/400 systems, the Company's primary market. Service revenues increased 29.2% from $28.4 million in fiscal 1993 to $36.6 million in fiscal 1994 as a result of increased demand for such services and continued growth in the customer base.

     Revenues in North America increased 13.1%, from $47.3 million in fiscal 1993 to $53.5 million in fiscal 1994. Income from operations in North America remained constant at $3.9 million in both fiscal 1993 and fiscal 1994. Europe and other international revenues grew 73.7%, from $1.9 million in fiscal 1993 to $3.3 million in fiscal 1994. Loss from operations in Europe decreased from $2.8 million in fiscal 1993 to $1.8 million in fiscal 1994, while income from operations in other international areas increased from a loss of $252,000 in fiscal 1993 to income of $128,000 in fiscal 1994.

     COST OF SOFTWARE LICENSE FEES. Cost of software license fees increased 47.9%, from $1.9 million in fiscal 1993 to $2.8 million in fiscal 1994. Cost of license fees as a percentage of software license fee revenues increased from 9.3% in fiscal 1993 to 14.1% in fiscal 1994, primarily due to an increase in amortization expense related to capitalized software development costs from $1.1 million in fiscal 1993 to $1.8 million in fiscal 1994.

     COST OF SERVICES. Cost of services increased 20.7%, from $11.1 million in fiscal 1993 to $13.4 million in fiscal 1994. Cost of services as a percentage of service revenues decreased from 39.1% in fiscal 1993 to 36.6% in fiscal 1994. The increase in dollar amount and as a percentage of revenues resulted primarily from increased staffing in the consulting and support organizations in order to meet demand.

     RESEARCH AND DEVELOPMENT. Research and development expenses increased 45.7%, from $8.9 million in fiscal 1993 to $13.0 million in fiscal 1994. Research and development expenses as a percentage of total revenues was 18.2% in fiscal 1993 and 22.9% in fiscal 1994. The increase in research and development expenses reflected an increase in expenses related to the development of the Infinium client/server product line. The Company capitalized $2.3 million of software development costs in fiscal 1993 and $3.2 million in fiscal 1994.

     SALES AND MARKETING. Sales and marketing expenses were relatively constant at $19.7 million in fiscal 1993 and $20.0 million in fiscal 1994. Sales and marketing expenses as a percentage of total revenues decreased from 40.3% in 1993 to 35.2% in fiscal 1994 due to the increase in service revenues relative to software license fee revenues.

     GENERAL AND ADMINISTRATIVE. General and administrative expenses decreased 18.3%, from $6.5 million in fiscal 1993 to $5.3 million in fiscal 1994. General and administrative expenses as a percentage of total revenues decreased from 13.3% in fiscal 1993 to 9.4% in fiscal 1994. The decrease in general and administrative expenses both in dollar amount and as a percentage of revenues resulted primarily from a reduction of the Company's international administrative costs.

     PROVISION FOR INCOME TAXES. The provisions for federal, state and foreign income taxes were $367,000 and $916,000 in fiscal 1993 and fiscal 1994, respectively. The effective tax rates were 40.5% in fiscal 1993 and 42.4% in fiscal 1994. The higher effective tax rate in fiscal 1994 was primarily due to favorable foreign tax rate differentials offset in part by lower research and development credits.

SELECTED QUARTERLY OPERATING RESULTS

     The Company's quarterly revenues and operating results have varied significantly in the past and are likely to vary substantially from quarter to quarter in the future. Such fluctuations may result in volatility in the price of the Company's Common Stock. Quarterly revenues and operating results may fluctuate as a result of a variety of factors, including the Company's lengthy sales cycle, the proportion of revenues attributable to license fees versus service revenues, changes in the level of operating expenses, demand for the Company's products, the introduction of new products and product enhancements by the Company or its competitors, changes in customer budgets, competitive conditions in the industry and general economic conditions. Further, the purchase of the Company's products often involves a significant commitment of capital by its customers with the attendant delays frequently associated with large capital expenditures and authorization procedures within an organization. For these and other reasons, the sales cycles for the Company's products are typically lengthy and subject to a number of significant risks over which the Company has little or no control. The Company historically has operated with little software license backlog because its software products are generally shipped as orders are received. The Company has often recognized a substantial portion of its revenues in the last month of the quarter and often in the last week of that month. As a result, license fees in any quarter are substantially dependent on orders booked and shipped in the last month or last week of that quarter. Accordingly, a small variation in the timing of recognition of revenues for specific transactions is likely to adversely and disproportionately affect the Company's operating results for a quarter because the Company establishes its expenditure levels on the basis of its expected future revenues and only a small portion of the Company's expenses vary with its revenues. Accordingly, the Company believes that period to period comparisons of results of operations are not necessarily meaningful and should not be relied upon as indicative of future performance. Although the Company has been profitable in recent quarterly periods, there can be no assurance that the Company will remain profitable on a quarterly basis, if at all.

     The Company's business has experienced and is expected to continue to experience significant seasonality with respect to software license fees. In recent years, the Company has had greater demand for its products in its fourth fiscal quarter and has experienced lower revenues in its succeeding first and second fiscal quarters. These fluctuations are caused primarily by customer purchasing patterns and the Company's sales recognition programs which reward sales personnel for the achievement of annual performance quotas.

     The following tables present certain consolidated financial information for the last eight fiscal quarters. In management's opinion, this unaudited information has been prepared on the same basis as the audited Consolidated Financial Statements and includes all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the information for the quarters presented, when read in conjunction with the audited Consolidated Financial Statements and Notes thereto, included elsewhere in this Prospectus. The results of operations for any quarter are not necessarily indicative of results for any future period.

                        FISCAL 1994 QUARTER
                               ENDED                         FISCAL 1995 QUARTER ENDED                 FISCAL 1996 QUARTER ENDED
                      -----------------------   ---------------------------------------------------   ---------------------------
                      MAY 31,      AUGUST 31,   DECEMBER 31,   MARCH 31,   JUNE 30,   SEPTEMBER 30,   DECEMBER 31,      MARCH 31,
                       1994         1994(1)         1994         1995        1995         1995            1995            1996
                      -------      ----------   ------------   ---------   --------   -------------   ------------      ---------
                                                                    (IN THOUSANDS)
CONSOLIDATED
  STATEMENTS OF
  INCOME DATA:
Revenues:
  Software license
    fees............  $ 4,280       $  6,980      $  3,836      $ 3,392    $  5,324      $ 8,528        $  4,802         $ 4,710
  Services
    revenues........    9,521         10,341        10,320       10,204      10,482       11,077          11,519          11,795
                      -------       --------      --------      -------    --------      -------        --------         -------
    Total
      revenues......   13,801         17,321        14,156       13,596      15,806       19,605          16,321          16,505
                      -------       --------      --------      -------    --------      -------        --------         -------
Costs and expenses:
  Cost of software
    license fees....      715            789         1,080          804         960          985             935             890
  Cost of
    services........    3,549          4,167         3,718        3,844       3,852        3,919           4,052           4,052
  Research and
    development.....    3,002          3,949         3,035        2,984       3,144        3,562           3,366           3,436
  Sales and
    marketing.......    4,835          5,743         4,399        4,382       4,720        6,150           5,515           5,782
  General and
   administrative...    1,203          1,671         1,460        1,281       1,792        1,712           1,629           1,817
                      -------       --------      --------      -------    --------      -------        --------         -------
    Total operating
      costs and
      expenses......   13,304         16,319        13,692       13,295      14,468       16,328          15,497          15,977
                      -------       --------      --------      -------    --------      -------        --------         -------
Income from
  operations........      497          1,002           464          301       1,338        3,277             824             528
Other income
  (expense), net....        6            (61)           19           (8)        119          163             295             334
                      -------       --------      --------      -------    --------      -------        --------         -------
Income before
  provision for
  income taxes......      503            941           483          293       1,457        3,440           1,119             862
Provision for income
  taxes.............      213            401           169          103         511        1,206             400             313
                      -------       --------      --------      -------    --------      -------        --------         -------
Net income..........  $   290       $    540      $    314      $   190    $    946      $ 2,234        $    719         $   549
                      =======       ========      ========      =======    ========      =======        ========         =======

                        FISCAL 1994 QUARTER
                               ENDED                         FISCAL 1995 QUARTER ENDED                 FISCAL 1996 QUARTER ENDED
                      -----------------------   ---------------------------------------------------   ---------------------------
                      MAY 31,      AUGUST 31,   DECEMBER 31,   MARCH 31,   JUNE 30,   SEPTEMBER 30,   DECEMBER 31,      MARCH 31,
                       1994         1994(1)         1994         1995        1995         1995            1995            1996
                      -------      ----------   ------------   ---------   --------   -------------   ------------      ---------
AS A PERCENTAGE OF
  TOTAL REVENUES:
Revenues:
  Software license
    fees............     31.0%          40.3%         27.1%        24.9%       33.7%        43.5%           29.4%           28.5%
  Service
    revenues........     69.0           59.7          72.9         75.1        66.3         56.5            70.6            71.5
                        -----          -----         -----        -----       -----        -----           -----           -----
    Total
      revenues......    100.0          100.0         100.0        100.0       100.0        100.0           100.0           100.0
                        -----          -----         -----        -----       -----        -----           -----           -----
Costs and expenses:
  Cost of software
    license fees....      5.2            4.6           7.6          5.9         6.1          5.0             5.7             5.4
  Cost of
    services........     25.7           24.1          26.3         28.3        24.4         20.0            24.8            24.6
  Research and
    development.....     21.8           22.8          21.4         21.9        19.9         18.2            20.6            20.8
  Sales and
    marketing.......     35.0           33.1          31.1         32.2        29.9         31.4            33.8            35.0
  General and
   administrative...      8.7            9.6          10.3          9.5        11.3          8.7            10.0            11.0
                        -----          -----         -----        -----       -----        -----          ------           -----
    Total operating
      costs and
      expenses......     96.4           94.2          96.7         97.8        91.6         83.3            94.9            96.8
                        -----          -----         -----        -----       -----        -----           -----           -----
Income from
  operations........      3.6            5.8           3.3          2.2         8.4         16.7             5.1             3.2
Other income
  (expense), net....       --           (0.4)          0.1         (0.1)        0.8          0.8             1.8             2.0
                        -----          -----         -----        -----       -----        -----           -----           -----
Income before
  provision for
  income taxes......      3.6            5.4           3.4          2.1         9.2         17.5             6.9             5.2
Provision for income
  taxes.............      1.5            2.3           1.2          0.7         3.2          6.1             2.5             1.9
                        -----          -----         -----        -----       -----        -----           -----           -----
Net income..........      2.1%           3.1%          2.2%         1.4%        6.0%        11.4%            4.4%            3.3%
                        =====          =====         =====        =====       =====        =====           =====           =====

- ---------------
(1) The Company changed its fiscal year end from August 31 to September 30 effective with the fiscal year ended September 30, 1995. Accordingly, the September 1994 results are not included in the data presented above. See
    Note 2 to Consolidated Financial Statements.

LIQUIDITY AND CAPITAL RESOURCES

     From inception through the beginning of fiscal 1996, the Company financed its operations principally through cash flows from operating activities and, to a lesser extent, equipment financing arrangements and a private placement of Common Stock to venture capital investors in June 1989. In the quarter ended December 31, 1995, the Company completed an initial public offering of Common Stock, raising $12.8 million after underwriting discounts and offering expenses.

     As of March 31, 1996, the Company had cash, cash equivalents and marketable securities of $29.1 million, an increase of $12.9 million from the $16.2 million of cash, cash equivalents and marketable securities held at September 30, 1995. During the first six months of fiscal 1996, the principal sources of cash were the net proceeds from the Company's initial public offering of Common Stock as well as operating activities. The principal uses of cash during the period were net purchases of marketable securities, expenditures to fund software development and purchases of computers and equipment.

     The Company presently has available a $5.0 million working capital revolving line of credit with a bank, which is secured by the Company's accounts receivable. This facility is limited to the lesser of a percentage of the Company's qualifying accounts receivable or $5.0 million and will expire in October 1996. The agreement under which the line of credit was established contains certain covenants, including provisions requiring the Company to maintain specified financial ratios. The Company has not made any borrowings under this facility and no amounts were outstanding at March 31, 1996.

     The Company's accounts receivable balances, net of the allowance for doubtful accounts, were $10.8 million at March 31, 1996 and $11.8 million at September 30, 1995. Days sales of receivables outstanding increased to 60 days at March 31, 1996 from 54 days at September 30, 1995. The increase in days sales outstanding is attributable to several large contracts concluded in the last quarter of the prior fiscal year that were collected in full in that quarter. The Company expects its days sales outstanding to continue to increase as its international revenues grow due to longer payment periods typically associated with international sales. Deferred revenues were $24.7 million at March 31, 1996 and $25.0 million at September 30, 1995. Included in the March 31, 1996 deferred revenues balance were $13.4 million of deferred maintenance revenues, $8.0 million of deferred consulting service revenues and $3.3 million of deferred software license fee revenues.

     The Company believes that cash and marketable securities, cash flows from operations and funds available under the line of credit will be sufficient to fund its operations at least for the next twelve months.

                                    BUSINESS

     Software 2000 develops, markets and supports enterprise-level business software applications for the financial management, human resource management and materials management functions of organizations in a broad range of industries worldwide. The Company also offers a specialized manufacturing system designed to manage process manufacturing operations. The Company's current line of products has been designed to take full advantage of the IBM AS/400 computing environment in a client/server configuration. The Company is currently developing versions of its principal products designed to run on additional hardware platforms using the UNIX and Microsoft Windows NT operating systems and to take advantage of World Wide Web technologies. The Company's more than 1,300 customers include Abbott Laboratories, Circus Circus Enterprises, Coca-Cola Enterprises, EDS Automotive Retail Group, Samsonite, Starbucks, TRW Information Systems & Services and Warner Bros. Records. See "Business -- Customers."

INDUSTRY BACKGROUND

     For many years businesses have used packaged software applications to cost-effectively automate back-office accounting and payroll functions. Recently, heightened competitive pressures and rapidly changing market conditions have forced many organizations to reduce costs, increase the productivity of their personnel and become more responsive to customer requirements. In addition, because many business professionals use desktop productivity tools such as spreadsheets and graphing programs, they are requiring similar ease of use in their financial management and human resource systems. As a result, businesses are replacing their traditional mainframe-type accounting and payroll software applications with new, more flexible systems which not only keep track of accounting records but also help management monitor and measure the performance of their business operations and make timely access to performance and record keeping data easy for non-technical business professionals.

     In response to this shift, there is a corresponding shift occurring in the computing platforms that run these business applications. Centralized host/terminal-type systems ("legacy" systems) with their character-based user interfaces are being replaced by client/server computing platforms. These client/server systems provide an intelligent desktop -- typically a personal computer -- that allows some of the application functionality to be distributed to the desktop and some to be performed on the server. The client/server environment facilitates widespread access by non-technical business professionals to corporate data through easy-to-use graphical user interfaces, enables integration with desktop productivity tools such as spreadsheets and allows applications to be more readily customized to meet changes in business requirements. In addition, there is a growing tendency among users of these financial management, human resource and similar business systems to acquire entire suites of integrated applications that are designed to work together rather than to purchase single components, such as a general ledger or accounts payable system.

     The requirement for more flexible business applications and the resulting shift to client/server computing has created a strong demand for new software applications for financial management, human resource and other areas of the business. For example, International Data Corporation (IDC) estimates that the worldwide market for client/server accounting software across all platforms was in excess of $1.2 billion in 1995 and is predicted to grow at a 32% compounded annual rate through 1999.

     With more than 360,000 systems installed, the IBM AS/400 is one of the world's most popular mid-range business computing systems. Shipments of new AS/400 systems in 1995 were approximately 70,000 units, partly as the result of new models introduced by IBM which offer improved price performance and more industry standard "open" features. These new models include more server-oriented systems and recently announced RISC-based processors, both of which facilitate the use of the AS/400 as the server in a client/server computing architecture.

     Until the introduction of the new server-oriented AS/400 models, AS/400 users wanting to move to client/server computing had to replace their systems and business applications. Now, client/server applications designed specifically for the AS/400 market offer customers the benefits of client/server computing without sacrificing their investment in existing systems or incurring the risk of an overall system conversion. As a result, the AS/400 has become a viable platform for new client/server implementations.

     The Company believes that the AS/400 is widely used because of the large number of business application software packages available for it and because fewer skilled technical professionals are required to implement and maintain it, resulting in a lower cost of ownership compared to other systems. Due to the conservative nature of many AS/400 customers and the relative cost and complexity of client/server systems, the AS/400 market has been dominated by host/terminal systems and is now transitioning to client/server computing. Nonetheless, while many AS/400 users continue to successfully run their legacy applications, they are seeking to migrate incrementally to client/server computing using the AS/400 system as their server. See "Risk
Factors -- Dependence on IBM AS/400 Computer Platform; Relationship with IBM."

THE SOFTWARE 2000 SOLUTION

     Software 2000 is a provider of enterprise-level business software applications for the financial management, human resource management and materials management functions of mid-sized organizations and business units of large companies. The Company also offers a fully integrated process manufacturing solution for mid-sized process manufacturing operations. Software 2000's principal products run on the AS/400 in either a client/server or a traditional host/terminal configuration. The Company is currently developing versions of its principal products designed to run on additional hardware platforms using the UNIX and Microsoft Windows NT operating systems and to take advantage of World Wide Web technologies. Although customers continue to purchase the Company's host/terminal applications, the Company's Infinium client/server products accounted for approximately half of the Company's software license revenues during the first six months of fiscal 1996.

     The Company's products enable businesses to automate their financial management, human resource management, materials management and process manufacturing operations with highly functional software products that afford them the flexibility and ease of use of client/server computing while retaining the low cost of ownership that the AS/400 has historically provided. Software 2000's products are designed based on the following principles:

     - ROBUST FUNCTIONALITY AND SCALABILITY. Software 2000's products are designed to provide high-end features and transaction processing functionality while providing flexibility and ease of use features that have not been attainable on mainframe platforms. In addition, Software 2000's products operate in integrated suites of applications which provide users with a consistent user interface and the ability to easily access data and perform operations that span multiple applications. The Company's products are scalable to support increasing and changing levels of operations as customers' businesses expand.

     - HIGH DEGREE OF FLEXIBILITY. Software 2000's products are designed to function within a wide range of organizations. Infinium enables individual users to customize their desktop environments to respond to business changes and to streamline their daily operations. Software 2000 believes the flexible chart of accounts scheme within its General Ledger 2000 product differentiates it from its competitors and facilitates the use of General Ledger 2000 for monitoring the performance of a wide range of operating and financial measurements as well as record keeping for accounting and financial statement purposes.

     - INCREMENTAL MIGRATION TO CLIENT/SERVER. The Company's Infinium products are designed to enable AS/400 customers to migrate to client/server computing at their own pace. PC-based Infinium software products can be added rapidly to already installed Software 2000 AS/400 applications without interruption of normal business processing. Infinium customers can attach three different types of client software to a single, common server application at the same time. Data entry workers, for example, can use their traditional character-based terminals to enter data while managers with PC's can use a graphical user interface or the full object-oriented Infinium desktop to perform decision-making analysis and reporting. The Company believes that this capability is unique in the application software market.

     - SUPERIOR DATA ACCESS AND ANALYSIS THROUGH OBJECT-ORIENTED USER
       INTERFACE. The Company's Infinium product line is designed to allow non-technical business professionals to "mine" the information contained in the application databases without knowledge of the underlying database structure. Infinium's innovative "drag and drop" object-oriented user interface represents the underlying data in the form of graphical icons and allows the end user to interactively access data by manipulating the icons. The Company believes that its "object-oriented user interface" represents an advance over standard graphical user interfaces and a competitive advantage in the application software market.

     - CURRENT PRODUCTS OPTIMIZED FOR THE AS/400. Software 2000's current line of products is specifically designed for the AS/400 computing environment. The Company's products take full advantage of the many unique characteristics of the OS/400 operating system and database to maximize performance for its customers.

STRATEGY

     Software 2000's objective is to be a leading provider of client/server business software applications operating on the AS/400 and additional hardware, operating system and database platforms for enterprise-level use. Accordingly, the Company is developing versions of its products that deliver the same features and benefits as its AS/400 based products for users of the UNIX and Microsoft Windows NT operating systems. The Company is committed to enhancing its core competencies in the areas of financial management, human resource management and materials management, and delivering systems which can interoperate with other applications within an organization. The key elements of the Company's strategy are:

     - PROVIDE CLIENT/SERVER SOLUTIONS TO THE AS/400 MARKET. The Company has targeted organizations that use the IBM AS/400 computer and are migrating to client/server as the initial target market for its Infinium product line. The Company's server products were initially designed for the AS/400 and the Company has traditionally served the AS/400 market exclusively. The Company believes that it has established a strong reputation and a loyal base of more than 1,300 customers within the AS/400 market, which it intends to continue to leverage with its Infinium products. See "Risk Factors -- Dependence on IBM AS/400 Computer Platform; Relationship with IBM."

     - PORT APPLICATIONS TO ADDITIONAL SERVER PLATFORMS. The Company is developing versions of its applications to run on additional server platforms in order to compete in additional client/server markets. In particular, the Company is porting its financial management, human resource management and materials management product lines to UNIX servers from Hewlett-Packard and IBM, and to servers running the Microsoft Windows NT operating system. See "Risk Factors -- Rapid Technological Change."

     - BUILD LONG-TERM PRODUCT ADVANTAGE WITH OBJECT-ORIENTED INFINIUM ARCHITECTURE. The Company believes that non-technical business professionals must be able to change the critical business rules contained within their application software without depending on information systems professionals. The Company believes that object-oriented technology is the most effective way to accomplish this goal and therefore plans to continue its investment in object-oriented Infinium applications. See "Risk Factors -- Rapid Technological Change."

     - INVEST TO DELIVER PRODUCT FEATURE/FUNCTION LEADERSHIP. The Company plans to continuously enhance its products to respond to changes in customer requirements, improve functionality and performance, and incorporate relevant new technologies. In particular, the Company plans to add new features to the client component of its Infinium products, to develop a Web browser version of its Infinium client, and to develop Infinium versions of its materials management products in the future. See "Risk Factors -- Rapid Technological Change."

     - EXPAND INTERNATIONAL DISTRIBUTION AND SUPPORT CAPABILITIES. The Company is continuing to expand its international sales and customer support operations, principally through arrangements with independent software distributors and systems integrators. The Company also plans to make investments in product functionality to support the requirements of additional international markets. The Company has recently entered into relationships with several international distributors, primarily in the Asia/Pacific markets. See "Risk Factors -- International Sales and Operations and Expansion of Indirect Channels."

     - EXTEND THE CAPABILITIES OF PRODUCTS THROUGH COMPLEMENTARY RELATIONSHIPS AND ALLIANCES. The Company has developed, and will continue to develop, relationships with third parties that provide software products which add value to the solution offered by Software 2000 and with service providers who can supplement Software 2000's staff and assist in installing and customizing the Company's products and addressing customers' networking needs.

     - INCORPORATE INTERNET TECHNOLOGIES. The Company is currently developing enhancements to its products that will enable them to operate over the Internet and within corporate intranets. The Company is also utilizing World Wide Web technologies to provide its customers with rapid and low-cost access to customer support and service applications through the planned Infinium:Web Manager product. See "Risk Factors -- Rapid Technological Change."

PRODUCTS

     Software 2000 offers enterprise-level business software applications designed to automate the back-office operations of mid-sized organizations and business units of large companies. The Company's products can function as stand-alone applications or as integrated suites of applications and may be interfaced with products from other vendors. The Company offers business applications that automate the financial management, human resources management, materials management and process manufacturing functions.

     The Company's "2000 series" of products are AS/400 server-based products which can function in a traditional host/terminal configuration or, with the addition of the Company's Infinium:Desktop Manager, in a host/PC configuration with a graphical user interface on the users' desktops. In addition, the Company is developing versions of its products that deliver the same features and benefits as its AS/400 based products for users of the UNIX and Microsoft Windows NT operating systems.

     The Company's Infinium:Financial Management and Infinium:Human Resources object-oriented software products can be added to the AS/400-based Financial Management 2000 and Human Resources 2000 product lines to provide a client/server computing architecture. In this configuration, some of the product functions traditionally provided by the AS/400 host application are distributed to the users' personal computers, providing more intuitive data access and analytical capabilities.

     The Company's Infinium products run under the Microsoft Windows 3.1, Windows 95, Windows NT and IBM OS/2 operating systems for personal computers.

     The Infinium product line is designed to allow non-technical business professionals to "mine" the information contained in the application databases without knowledge of the underlying database structure. The Company believes that Infinium's innovative "drag and drop" object-oriented user interface is an advance over standard graphical user interfaces because it represents the underlying data in the form of graphical icons and allows the user to interactively access data by manipulating the icons. For example, as illustrated on the inside front cover of this Prospectus, a user can simply drag the Vendor icon and drop it on an Invoice icon to see the invoice data for that particular company. Successive drag and drop operations can take the user to successively lower levels of detail as needed. In addition, the data in an Infinium application can be easily moved into popular spreadsheets or word processors for incorporation into reports or presentations. As a result, users spend less time searching for data and can devote more time to analysis and decision-making. The Company believes that its "object-oriented user interface" represents a competitive advantage in the business application software market.

     The Company believes that the Infinium architecture, which allows the Company's 2000 series AS/400 applications to function as either traditional host/terminal applications or object-oriented client/server applications, provides the Company's base of more than 1,300 customers with a means of migrating to client/server without replacing their existing AS/400 business applications and offers a competitive solution to customers seeking to combine the benefits of client/server computing with the performance, stability and low cost of ownership of an AS/400 server-based architecture.

     INFINIUM APPLICATION ARCHITECTURE FOR THE AS/400


    [PICTURE OF AN AS/400 SERVER]
                                 [PICTURE OF A LAN SERVER]
                                                        [PICTURE OF A COMPUTER]

    [PICTURE OF A CHARACTER-BASED TERMINAL]
                                 [PICTURE OF A COMPUTER]
                                                        [PICTURE OF A COMPUTER]


     The Company presently offers enterprise-level business application products in the areas of financial management, human resource management, materials management and process manufacturing. In addition, the Company offers the Infinium:Desktop Manager product to allow customers of its character-based AS/400 host/terminal applications to add a graphical user interface. The product suites and included applications currently offered by Software 2000 are as follows:

    FINANCIAL MANAGEMENT                        HUMAN RESOURCES/PAYROLL
    Infinium:Financial Management               Infinium:Human Resources
    General Ledger 2000                         Payroll 2000
    Payables Ledger 2000                        Personnel 2000
    Accounts Receivable 2000                    Flexible Benefits 2000
    Fixed Assets 2000                           Training 2000
    Currency Management 2000                    Industrial Health 2000
    Global Taxation 2000
                                                PROCESS MANUFACTURING
    MATERIALS MANAGEMENT                        Regulatory Management 2000
    Purchase Management 2000                    Formula Management 2000
    Inventory Control 2000                      Material Planning 2000
    Order Processing 2000                       Manufacturing Control 2000
                                                Laboratory Analysis 2000

     FINANCIAL MANAGEMENT. The Company's Financial Management products provide key financial management and accounting functions for mid-sized organizations and business units of large companies. Infinium:Financial Management provides these applications with icon-based user access to the underlying accounting, statistical and performance data through graphical "drag and drop" operations. Software 2000's Financial Management products are in use at more than 700 companies. The Company's primary Financial Management applications are currently available in English, French, German, Spanish and Dutch versions for multi-national and international businesses. The current list license fees for Financial Management server products range from $7,500 to $244,000 per application. License fees vary based on a number of factors, including hardware configuration, number of users and application options licensed. The current list license fee for Infinium:Financial Management is $3,000 for a single user, and multiple user discounts are available.

- ------------------------------------------------------------------------------------------
  INFINIUM:       Provides end user data access and analysis, user customization without
  FINANCIAL       coding, and simplified navigation; incorporates intelligent user
  MANAGEMENT      interface with accounting business objects, such as Vendors or Accounts, that allows user to retrieve and analyze data.
- ------------------------------------------------------------------------------------------
  GENERAL         Provides traditional General Ledger functionality with highly flexible
  LEDGER 2000     chart of accounts structure; open design allows integration to Software
                  2000 as well as non-Software 2000 subsidiary ledgers; integrated financial report writer and consolidation functionality; full multi-currency, budgeting and statistical account processing.
- ------------------------------------------------------------------------------------------
  PAYABLES        Provides accounts payable processing from invoice receipt through
  LEDGER 2000     invoice payment and transfer of accounting transactions to general ledger; numerous payment methods supported, both paper and electronic.
- ------------------------------------------------------------------------------------------
  ACCOUNTS        Provides accounts receivable processing from invoice creation through
  RECEIVABLE      collection and transfer of accounting transactions to the General
  2000            Ledger; extensive customer credit management and control functionality.
- ------------------------------------------------------------------------------------------
  FIXED           Provides capital asset information and management functionality;
  ASSETS 2000     provides depreciation calculations, asset transfers and asset retirements.
- ------------------------------------------------------------------------------------------
  CURRENCY        Provides currency and exchange rate information for use by the Software
  MANAGEMENT      2000 product line; offers multiple exchange rate types to allow daily
  2000            exchange rates, historical averages, etc.
- ------------------------------------------------------------------------------------------

     HUMAN RESOURCES/PAYROLL. The Company's Human Resources/Payroll products are designed to handle the requirements of mid-sized organizations and business units of large companies. For example, the Royal Mail Letters division of the British Post Office produces payroll for more than 160,000 employees weekly using Software 2000's Human Resources products. See "Business -- Customers." Infinium:Human Resources provides these applications with icon-based user access to the underlying accounting, statistical and performance data through graphical "drag and drop" operations. The Company's Human Resources/Payroll products are in use at more than 600 organizations. While the Company offers versions of its Human Resources systems for use around the world, the Payroll system is localized and currently available for use in the United States, Canada, United Kingdom, Australia and New Zealand. The current list license fees for Human Resources/Payroll server products range from $10,000 to $239,000 per application. License fees vary based on a number of factors, including hardware configuration, number of users and application options licensed. The current list license fee for Infinium:Human Resources is $3,000 for a single user, and multiple user discounts are available.

- ------------------------------------------------------------------------------------------
  INFINIUM:       Provides end user data access and analysis, user customization without
  HUMAN           coding and simplified navigation; incorporates intelligent user
  RESOURCES       interface with human resources business objects, such as Applicants or
                  Employees, that allows user to perform typical tasks such as hiring an applicant and retrieving and analyzing data.
- ------------------------------------------------------------------------------------------
  PAYROLL         Provides flexible payroll processing for multi-site, multi-unit
  2000            organizations; includes features such as unlimited check history, interactive check update, multiple timesheet entry options, and on-line manual check calculations, including "net-to-gross" calculations;
                  completely integrated with Software 2000's entire human resources and financial management applications.
- ------------------------------------------------------------------------------------------
  PERSONNEL       Provides interactive maintenance and comprehensive reporting of
  2000            personnel management; multiple company support, user-defined code tables with interactive code value look-up, a comprehensive employee database with unlimited employee history, applicant tracking, employee skill inventory, employee absence tracking, data inquiry, and
                  health-and-safety tracking and reporting.
- ------------------------------------------------------------------------------------------
  FLEXIBLE        Provides support for user-defined benefit plans and payroll integration
  BENEFITS        features, including user-defined benefits election form, confirmation
  2000            statement, spending and reimbursement checks, employee statements of spending account activity, and one-step employee enrollment.
- ------------------------------------------------------------------------------------------
  TRAINING        Provides automatic tracking of employee training records and on-the-job
  2000            performance reviews, and determines appropriate career path based on employee training needs and skills; automatic course reservation, enrollment, and grading; supports employee and non-employee enrollment.
- ------------------------------------------------------------------------------------------
  INDUSTRIAL      Provides on-line maintenance, inquiry, and reporting of data relating to
  HEALTH 2000     on-site hazardous materials, maintenance of employee health profiles and toxicological testing schedules; trend analysis supports pro-active protection of workers; provides regulatory reporting compliance.
- ------------------------------------------------------------------------------------------

     MATERIALS MANAGEMENT. The Company's Materials Management products are targeted mainly to non-manufacturing businesses, such as hospitals, hotels, transportation companies, service organizations and utilities. These products integrate closely with the Financial Management product line, and are often considered an extension of the core financial applications. The Company's Materials Management products are in use at approximately 200 companies. The current list license fees for Materials Management products range from $15,000 to $143,000 per application. License fees vary based on a number of factors, including hardware configuration, number of users and application options licensed.

- ------------------------------------------------------------------------------------------
  PURCHASE        Provides the ability to automate the entire supply cycle from
  MANAGEMENT      requisitions through receipts and inspections; provides invoice matching
  2000            with payables ledger.
- ------------------------------------------------------------------------------------------
  INVENTORY       Provides an automated multi-company inventory environment with choice of
  CONTROL 2000    several costing methods.
- ------------------------------------------------------------------------------------------
  ORDER           Provides order entry, which is integrated real-time with the inventory
  PROCESSING      and purchasing systems for consolidated up-to-date information to
  2000            support efficient handling of customer orders.
- ------------------------------------------------------------------------------------------

     PROCESS MANUFACTURING. The Company's Process Manufacturing products cover a full range of formula-based process manufacturing operations. These products are fully integrated with the Company's Financial Management 2000 product line. The Company's Process Manufacturing products are in use at more than 50 companies principally in the paint, sealant, adhesive and specialty chemical industries. The current list license fees for Process Manufacturing products range from $5,000 to $139,000 per application. License fees vary based on a number of factors, including hardware configuration, number of users and application options licensed.

- ------------------------------------------------------------------------------------------
  REGULATORY              Provides generation of information required for government
  MANAGEMENT 2000         regulatory and right-to-know reports, including Occupational
                          Safety and Health Act (OSHA) and Superfund Amendment and
                          Reauthorization Act (SARA) reporting.
- ------------------------------------------------------------------------------------------
  FORMULA                 Provides for the definition of ingredients, quantities and cost
  MANAGEMENT 2000         components required for production, as well as manufacturing instructions and quality control parameters.
- ------------------------------------------------------------------------------------------
  MATERIAL PLANNING       Provides user-configurable master production scheduling and
  2000                    materials resource planning (MRP) capabilities.
- ------------------------------------------------------------------------------------------
  MANUFACTURING           Provides detailed, real-time information for production,
  CONTROL 2000            including batch scheduling, processing instructions, and printing batch tickets or production orders.
- ------------------------------------------------------------------------------------------
  LABORATORY              Provides the ability to perform cost modeling of a formula,
  ANALYSIS 2000           rebulk a formula for ingredient weight and volume, and
                          automatically reformulate to determine the desired results.
- ------------------------------------------------------------------------------------------

     INFINIUM:DESKTOP MANAGER. Infinium:Desktop Manager is designed to provide AS/400 customers with a first step toward client/server computing. Infinium:Desktop Manager provides a graphical user interface (GUI) and PC-based desktop to any of the Company's 2000 series business applications. Customers not yet ready to make a full commitment to client/server computing with the Infinium:Financial Management or Infinium:Human Resources products can still provide users with the productivity and ease-of-use of a graphical desktop by using Infinium:Desktop Manager. An Infinium:Desktop Manager Extended version is also available which provides the same GUI interface across non-Software 2000 character-based AS/400 applications, providing businesses with a consistent look and feel across all of their AS/400 applications to simplify training and support. The current list license fee for Infinium:Desktop Manager is $1,500 for a single user, and multiple user discounts are available.

CUSTOMER SUPPORT AND PRODUCT MAINTENANCE

     The Company believes that providing a high level of support to its customers is a critical requirement for customer satisfaction and the long-term success of the Company. The Company believes that it has established a strong history of responsiveness to customer requirements and a high level of support which has resulted in a loyal customer base. As of March 31, 1996 the Company had 73 employees in its customer support operations.

     The Company provides product updates and enhancements and customer support services under an annual maintenance agreement. Initial maintenance fees are based on a percentage of the list price of the licensed software products. As of March 31, 1996, the Company's deferred revenues attributable to maintenance contracts were $13.4 million. The renewal rate for annual maintenance agreements for the Company's products was over 90% for the year ended September 30, 1995. Under the Company's standard license agreement, customers have the right to modify or enhance the Company's products; generally, in such event, the Company's obligation to provide warranty or maintenance service will terminate. Any modifications or enhancements developed by the customer that do not contain software code of the Company are owned by the customer.

     The Company's primary customer support center is located at the Company's headquarters in Hyannis, Massachusetts. The Company also maintains a support operation in its United Kingdom office, servicing customers outside the United States. First-line support services for customers outside North America and the United Kingdom are typically provided by the Company's independent distributors for those areas. The Company also offers an electronic support capability, called "S2K Link," which is based on IBM/Lotus Notes and which allows customers to access product release information, product bulletins and updates, and tip and technique information as well as to pursue ordinary customer support dialogues. The Company has recently launched a version of S2K Link that allows customers to access the Company's customer support services using Web browsers. The Company's Hyannis customer support operations have been certified under ISO 9001 quality standards since March 1995. ISO 9001 is a set of international standards promulgated by the International Organization of Standardization relating to quality assurance. ISO 9001 certification indicates that the Company adheres to such standards.

EDUCATION AND CONSULTING SERVICES

     The Company offers a comprehensive series of fee-based training courses to its customers. Courses can be taken at the Company's headquarters in Hyannis, Massachusetts, or at regional training centers in the Atlanta, Chicago, Los Angeles, London and Toronto metropolitan areas. Course offerings can also be delivered at a customer's site.

     Software 2000's consulting services organization provides fee-based services to the Company's customers, including implementation assistance, project management, application extension or customization, integration with existing customer applications and similar services. The Company also trains and certifies third-party organizations, such as consulting firms and system integrators, to complement the Company's own service operation. The Company had 62 employees in its consulting services organization as of March 31, 1996.

CUSTOMERS

     The Company's products are used by more than 1,300 customers in a wide range of industries. No single customer accounted for 10% or more of revenues in fiscal years 1993, 1994 or 1995. A representative list of current major customers, segmented by industry concentration, who are currently active on maintenance with the Company and who have generated at least $100,000 in total revenues during the last five years, is shown below:

AUTOMOTIVE                                COMMUNICATIONS
- ----------                                --------------
  EDS Automotive Retail Group               Hearst Magazines
  Mazda Motor of America                    MCA/Universal Studios/MCA Records
  Porsche Cars North America                Newsweek Data Center
  Rolls-Royce Motor Cars                    USA Network
  Volvo North America                       Warner Bros. Records

CONSUMER PRODUCTS                         DISTRIBUTION AND TRANSPORTATION
- -----------------                         -------------------------------
  Nintendo of America                       BOC Distribution Services
  NordicTrack                               Builders Transport
  Playtex Apparel                           Burlington Motor Carriers
  Samsonite                                 M.S. Carriers
  Timberland                                Roadway Logistic Systems

FINANCIAL AND INSURANCE SERVICES          FOOD AND BEVERAGE PROCESSING
- --------------------------------          ----------------------------
  Blue Cross and Blue Shield of             Blue Diamond Growers
  Maryland                                  Coca-Cola Enterprises
  Countrywide Credit Industries             Sunkist Growers
  The FINOVA Group                          Sysco
  Texas Workers Insurance                   Universal Foods
    Compensation Fund
  TRW Information Systems & Services

HEALTH CARE                               HOSPITALITY
- -----------                               -----------
  Abbey Medical                             Circus Circus Enterprises
  Catholic Healthcare West                  Embassy Suites
  Landmark Medical Center                   Harrah's
  Optima Health                             MGM Grand Hotel
  York County Hospital                      New York New York Hotel

MANUFACTURING                             PHARMACEUTICALS
- -------------                             ---------------
  Alberta-Pacific Forest Industries         Abbott Laboratories
  Crown Cork & Seal Company                 Bausch & Lomb
  General Electric Canada                   Ciba Vision
  Harley-Davidson                           Ortho McNeil
  Saint Gobain Corporation                  Smithkline Beecham Animal Health

RESTAURANTS                               UTILITIES
- -----------                               ---------
  Arby's                                    Northwestern Public Service Company
  Baskin Robbins                            Southern Union Company
  Brinker International                     Florida Public Utilities Co.
  McDonalds-Australia                       Buckeye Pipeline Company
  Starbucks                                 Pacific Energy

SALES AND MARKETING

     The Company offers its products and services primarily through a direct sales force in the United States, Canada and the United Kingdom and through independent distributors in other geographic locations.

     The Company's sales efforts in North America are conducted by a direct sales force with offices in the Atlanta, Boston, Chicago, Dallas, Houston, Irvine and Toronto metropolitan areas. Recently, the Company established a telesales operation in its Hyannis, Massachusetts headquarters to sell training and consulting services to the Company's existing customer base. The Company conducts comprehensive marketing programs which include advertising, direct mail, telemarketing, seminars, public relations, trade shows and customer relations from its headquarters in Hyannis, Massachusetts. The Company's sales and marketing organization consisted of 116 employees as of March 31, 1996.

     The Company believes that its continued growth and profitability will require it to expand its existing international operations and enter new international markets. The Company's strategy is to substantially expand its network of independent distributors to provide a worldwide sales and marketing presence for its products. In particular, the Company intends to expand its distribution capabilities in the Asia/Pacific, Western Europe and Latin American markets by entering into business partner relationships with established third party software distribution and support organizations. The Company has recently entered into relationships with several international distributors, primarily in the Asia/Pacific markets. The Company had revenues of $1.9 million, $3.3 million, and $5.5 million from sales to customers outside North America for the fiscal years ended August 31, 1993 and 1994 and the fiscal year ended September 30, 1995, representing 3.9%, 5.7% and 8.7% of total revenues, respectively. For the six months ended March 31, 1995 and 1996, the Company had revenues of $2.4 million and $3.2 million outside North America, representing 8.6% and 9.8% of total revenues, respectively.

PRODUCT DEVELOPMENT

     The Company devotes substantial resources to research and development in order to enhance and maintain the competitiveness of its products. The Company's research and development priorities fall into three principal areas: first, AS/400 product enhancements, including the development of new product features and functions, the incorporation of Internet-related technologies, the further internationalization of the Company's product lines and integration with third party complementary products; second, the development of versions of the Company's products that operate on computing platforms in addition to the AS/400, such as UNIX and Microsoft Windows NT; and third, the ongoing development of the Company's object-oriented Infinium architecture as the basis for its long-term product differentiation.


     The Company's primary research and development operations are located in Hyannis, Massachusetts, with smaller development teams located in the Company's Burlington, Massachusetts, Louisville, Kentucky and London, England area facilities. The Company's Hyannis-based AS/400 development operations have been certified under ISO 9001 quality standards since March 1995. As of March 31, 1996, the Company had 151 employees in its research and development operations. The Company's research and development spending was approximately $11.2 million, $16.1 million and $16.4 million for the fiscal years ended August 31, 1993 and 1994 and for the fiscal year ended September 30, 1995, respectively, and approximately $8.5 million for the six months ended March 31, 1996.

STRATEGIC RELATIONSHIPS

     IBM RELATIONSHIP

     Software 2000 has maintained a strategic relationship with IBM in a number of key areas, including sales, marketing and research and development. The Company participates in several formal and informal programs with IBM which the Company believes afford it valuable experience with IBM's AS/400 products and insights into its marketing plans. The Company is one of IBM's designated "Premier Business Partners" and has, in recent years, received numerous awards and recognitions from IBM, including IBM's Mark of Quality for its high-quality management practices and standards, the International Rightsizing Leadership Award and the IBM National Business Partner of the Year Award.

     The Company is a member of IBM's Market Development Program and has received funding and other assistance from IBM for the purposes of jointly marketing the Company's products and IBM AS/400 systems. As a prime provider of AS/400 business solutions, the Company has served as a test site for new IBM AS/400 and object-oriented products, obtaining valuable early experience with these technologies. The Company is a member of IBM's "Partners in Development" program, providing IBM with feedback regarding the design and development of the database and operating system of the AS/400 Advanced Server. See "Risk
Factors -- Dependence on IBM AS/400 Computer Platform; Relationship with IBM."

     OPEN SERVER INITIATIVE

     Software 2000 has entered into strategic relationships with other major vendors in the hardware and software industry in addition to IBM. As part of the Company's initiative to develop versions of its application products that can operate on multiple open client/server platforms such as UNIX and Microsoft Windows NT, the Company has established relationships with Hewlett-Packard, Microsoft Corporation and Oracle Corporation.

     SALES AND MARKETING RELATIONSHIPS

     The Company has entered into arrangements with several third party software vendors to jointly market their products along with the Infinium client/server product lines in order to provide a more comprehensive solution to Software 2000 customers. In 1995, the Company entered into marketing relationships with ShowCase Corporation for the ShowCase VistaPro product, a graphical query and report writer; Criterion Incorporated for the Blueprint product, an extension to Human Resources for career development and organizational maintenance; Hunt Systems Group for the Essbase Consolidation Auditor product, a financial consolidation system that is based on the Arbor Software Essbase multi-dimensional database engine; and Edify Corporation for the Edify Electronic Workforce and Agent Trainer products that provide workflow routing and voice or telephone kiosk capabilities. In 1995, the Company also entered into a relationship with Stream International to provide customers with a total networking services solution. In addition, the Company has had a marketing relationship with Marsh Software Systems since 1992 for the Marsh Project Management System.

COMPETITION

     The business applications software market is highly competitive and rapidly changing. A number of companies offer products similar to the Company's products and target the same customers as the Company. The Company believes its ability to compete depends upon many factors within and outside its control, including the timely development and introduction of new products and product enhancements, product functionality, performance, price, reliability, customer service and support, sales and marketing efforts and product distribution. The Company believes that it competes favorably on the basis of each of these factors.


     The Company's primary competitors are presently J.D. Edwards & Company, Lawson Software, PeopleSoft and SAP AG. The Company believes, however, that competition in its industry is undergoing rapid change and that the barriers to competition between market segments that have previously existed are decreasing. For example, SAP AG and PeopleSoft, which are currently major competitors within the UNIX and Microsoft Windows NT client/server markets, have announced AS/400 client/server products. J.D. Edwards & Company has recently introduced its AS/400 client/server product. Due to the relatively low barriers to entry in the software market, the Company expects additional competition from these and other established and emerging companies as the client/server business application software market continues to develop and expand. Certain of the Company's existing and potential competitors are substantially larger than the Company and have significantly greater financial, technical and marketing resources and established, extensive direct and indirect channels of distribution. As a result, they may be able to respond more quickly to new or emerging technologies and changes in customer requirements, or to devote greater resources to the development, promotion and sale of their products than the Company. The Company also expects that competition will increase as a result of software industry consolidation. In addition, current and potential competitors have established or may establish cooperative relationships among themselves or prospective customers. Accordingly, it is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share. Increased competition may result in price reductions, reduced gross margins and loss of market share, any of which would have a material adverse effect on the Company's business, results of operations and financial condition. There can be no assurance that the Company will be able to compete successfully against current or future competitors or that competitive pressures will not have a material adverse effect on the Company's business, operating results and financial condition. See "Risk Factors -- Intense Competition."

INTELLECTUAL PROPERTY, PROPRIETARY RIGHTS AND LICENSES

     The Company regards certain features of its internal operations, software and documentation as confidential and proprietary, and relies on a combination of contract, copyright, trademark and trade secret laws and other measures to protect its proprietary intellectual property. The Company has no patents, and existing copyright laws afford only limited protection. The Company believes that, because of the rapid rate of technological change in the computer software industry, trade secret and copyright protection are less significant than factors such as the knowledge, ability and experience of the Company's employees, frequent product enhancements and the timeliness and quality of support services.

     The Company provides its products to customers under non-exclusive licenses, which generally are nontransferable and have a perpetual term. The Company generally licenses its products solely for the customer's internal operations and only on designated computers. In certain circumstances, the Company makes available enterprise-wide licenses. The Company provides source code to its customers for certain of its products and has escrowed its source code with a commercial bank for the benefit of all customers. The provision of source code may increase the likelihood of misappropriation or other misuse of the Company's intellectual property. See "Risk Factors -- Protection of Intellectual Property."

     From time to time, the Company licenses software from third parties for use with its products. The Company believes that no such license agreement to which it is presently a party is material and that if any such license agreement were to terminate for any reason, the Company would be able to obtain a license or otherwise acquire other comparable technology or software on terms that would not be materially adverse to the Company.

EMPLOYEES

     As of March 31, 1996, the Company employed 462 people, including 116 in sales and marketing, 151 in product development, 135 in customer support and field services and 60 in administration. The Company's success will depend in large part upon its ability to continue to attract and retain qualified employees. None of the Company's employees is represented by a labor union or is subject to a collective bargaining agreement. The Company believes that its relations with its employees are good. See "Risk Factors -- Management of Changing Business; Dependence on Management and Key Employees."

FACILITIES

     The Company is headquartered in Hyannis, Massachusetts, where it leases an aggregate of 75,000 square feet of space. Administrative, marketing, product development and customer support and service operations are located in the Hyannis space. The Company also leases an aggregate of 13,500 additional square feet of space in Burlington, Massachusetts and Louisville, Kentucky for product development operations. In addition, the Company leases an aggregate of 54,000 additional square feet for its field operations located in Atlanta, Boston, Chicago, Dallas, Houston, Irvine, Toronto and London. The Company believes that its existing facilities are adequate to meet current needs and that suitable additional space will be available as needed to accommodate any further physical expansion of corporate operations and for additional sales and service field offices.

LEGAL PROCEEDINGS

     From time to time, the Company is involved in litigation relating to claims arising out of its operations in the normal course of business. The Company is not a party to any legal proceedings, the adverse outcome of which, individually or in the aggregate, would have a material adverse effect on the Company's results of operations or financial position.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The executive officers and directors of the Company are as follows:

                   NAME                      AGE                    POSITION
- -------------------------------------------  ---   -------------------------------------------
Robert A. Pemberton........................  55    Director, Chairman of the Board and Chief
                                                   Executive Officer

Frederick J. Lizza.........................  41    Director, President and Chief Operating
                                                   Officer

John W. Baumstark..........................  33    Senior Vice President, Field Operations

Daniel J. Kossmann.........................  39    Chief Financial Officer, Vice President and
                                                   Treasurer

Anne Marie Monk............................  38    General Counsel, Vice President, Secretary
                                                   and Assistant Clerk

R. Stephen Cheheyl(1)......................  50    Director

Manuel Correia(2)..........................  61    Director

Roland D. Pampel(2)........................  61    Director

Robert P. Schechter(1).....................  47    Director

- ---------------
(1) Member of Audit Committee

(2) Member of Compensation Committee

     Robert A. Pemberton founded the Company and has served as Chief Executive Officer, Chairman of the Board and a Director since 1981. He served as President from 1981 to 1990 and from 1993 to early 1996. Prior to founding the Company, Mr. Pemberton held management positions at State Street Bank in Boston and was a Vice President at Boston Safe Deposit and Trust Company. Mr. Pemberton holds an A.B. from Boston College.

     Frederick J. Lizza joined the Company in January 1995 as Executive Vice President, Product Development and Marketing and assumed responsibility for Customer Support in September 1995. Since February 1996, Mr. Lizza has served as President and Chief Operating Officer of the Company and was elected as a Director of the Company in April 1996. Prior to joining the Company, Mr. Lizza held various executive positions at Trinzic Corporation from 1986 to January 1995, most recently as Vice President and General Manager, Data Access Product Group. Previously, Mr. Lizza held various marketing management positions at Software International (a subsidiary of General Electric Information Services) and at Arthur Andersen & Company. He holds an M.B.A. in Marketing from Harvard Business School and a B.S. in Accounting from Boston College.

     John W. Baumstark joined the Company in April 1989 and has been Senior Vice President, Field Operations since July 1995, after having served as Vice President, Worldwide Sales and Services Operations from October 1994 to July 1995, Vice President, North American Operations from September 1993 to October 1994 and Regional Sales Manager from December 1991 to September 1993. Prior to joining the Company, Mr. Baumstark held various sales and marketing positions at NCR from June 1984 to March 1986 and at Management Science America from March 1986 to April 1989. He holds a B.A. from Colorado College in Business and Economics.

     Daniel J. Kossmann joined the Company in June 1992 as Chief Financial Officer and Vice President. He is responsible for the Finance, Information Systems, Human Resources and Operations functions. Prior to joining the Company, Mr. Kossmann was Vice President, Finance and Administration and Chief Financial Officer of Datalogix International from 1989 to June 1992, and held various management positions at National Education Corporation from 1981 to 1988. From 1978 to 1981, Mr. Kossmann was employed by Price Waterhouse LLP. Mr. Kossmann holds a B.B.A. in Accounting from Niagara University and is a Certified Public Accountant.

     Anne Marie Monk joined the Company in October 1991 as General Counsel and has served as General Counsel and Vice President since February 1993. She is responsible for the Legal, Contracts Administration, Customer Relations and Quality functions. Prior to joining the Company, Ms. Monk was associated with the Boston law firms of Csaplar & Bok and Gaston & Snow from 1985 to 1991. Ms. Monk holds a J.D. from Boston College Law School and a B.A. in Economics from Boston College.

     R. Stephen Cheheyl has been a Director of the Company since July 1995. From October 1994 until he retired in December 1995, Mr. Cheheyl served as Executive Vice President of Bay Networks, Inc., when Bay Networks was formed through the merger of Wellfleet Communications, Inc. ("Wellfleet") and Synoptics Communications Inc. From December 1990 to October 1994, Mr. Cheheyl served as Senior Vice President, Finance and Administration, of Wellfleet. He also serves as a director of Auspex Systems, Inc., ON Technology Corporation and Sapient Corporation. Mr. Cheheyl holds an M.B.A. from Northwestern University and an A.B. from Dartmouth College.

     Manuel Correia joined the Company's Board of Directors in September 1993. Mr. Correia has served as Vice President, Applications Engineering Operations of Cadence Design Systems since 1993 and as Vice President, Customer Service since 1990. Mr. Correia holds an M.S. in Management Science from the State University of New York and a B.S. in Electrical Engineering from Northeastern University. Mr. Correia is also a director of C.ATS.

     Roland D. Pampel joined the Company's Board of Directors in July 1995. Mr. Pampel has been the President, Chief Executive Officer and a director of Microcom since March 1994. Prior to joining Microcom, Mr. Pampel served as the President, Chief Executive Officer and a director of Nicolet Instrument Corporation from September 1991 to February 1994, and as President, Chief Executive Officer and a director of Bull HN Information Systems from July 1989 to August 1991. Mr. Pampel holds a B.S. in Electrical Engineering from the University of Connecticut. Mr. Pampel is also a director of Best Power Technology.

     Robert P. Schechter joined the Company's Board of Directors in July 1995. Mr. Schechter has been the President, Chief Executive Officer and a director of Natural MicroSystems Corporation since April 1995. From 1987 to 1994, Mr. Schechter held various senior executive positions at Lotus Development Corporation and from 1980 to 1987 was a partner of Coopers & Lybrand L.L.P. Mr. Schechter holds an M.B.A. from the Wharton School of the University of Pennsylvania and a B.S. from Rensselaer Polytechnic Institute. Mr. Schechter is also a director of MRS Technology and Groundwater Technology.

     Each director currently holds office until the next annual meeting of stockholders and until that director's successor has been elected and qualified. The Company's Board of Directors is divided into three classes. Messrs. Correia and Lizza serve in the class whose term expires in 1996; Messrs. Pemberton and Schechter serve in the class whose term expires in 1997; and Messrs. Pampel and Cheheyl serve in the class whose term expires in 1998. Upon the expiration of the term of a class of directors, directors within such class will be elected for a three-year term at the annual meeting of stockholders in the year in which such term expires.

     Executive officers of the Company are elected by the Board of Directors on an annual basis and serve until the next annual meeting of the Board of Directors and until their successors have been duly elected and qualified. There are no family relationships among any of the executive officers or directors of the Company.

BOARD COMMITTEES


     The Company's Board of Directors has an Audit Committee and a Compensation Committee. The Audit Committee is responsible for nominating the Company's independent accountants for approval by the Board of Directors; reviewing the scope, results and costs of the audit with the Company's independent accountants; and reviewing the financial statements and audit practices of the Company. The members of the Audit Committee are Messrs. Cheheyl and Schechter. The Compensation Committee is responsible for recommending compensation and benefits for the executive officers of the Company to the Board of Directors and for administering the Company's 1984 Incentive Stock Option Plan, as amended (the "1984 Plan"), the 1989 Stock Option Plan (the "1989 Plan"), the 1995 Stock Plan (the "1995 Plan"), the 1995 Employee Stock Purchase Plan (the "Purchase Plan") and the 1995 Non-Employee Director Stock Option Plan (the "Director Plan"). The members of the Compensation Committee are Messrs. Correia and Pampel.

DIRECTOR COMPENSATION

     Each non-employee director of the Company receives $10,000 annually (paid at the rate of $2,500 per quarter) for serving as a director and an additional $1,000 for each Board meeting attended. The non-employee directors of the Company are Messrs. Cheheyl, Correia, Pampel and Schechter. The Company also reimburses non-employee directors for expenses incurred in attending Board meetings. No additional compensation is paid to directors for attending Board or committee meetings.

     Under the Company's Director Plan, beginning at the Company's annual meeting of stockholders for the fiscal year ending September 30, 1996 and at each successive annual meeting, each non-employee director of the Company will receive an option to purchase 4,000 shares of Common Stock, which will be exercisable over a four-year period at the rate of 25% per year. In addition, any person who first becomes a non-employee director on or after October 2, 1995 shall receive an option to purchase 28,000 shares, which will also be exercisable over a four-year period at the rate of 25% per year. The exercise price per share for all options granted under the Director Plan will be equal to the market price of the Common Stock on the date of grant. See
"Management -- Stock Plans."

EXECUTIVE COMPENSATION


     The following table sets forth all compensation awarded to, earned by or paid for services rendered to the Company in all capacities during the fiscal year ended September 30, 1995 by (i) the Company's Chief Executive Officer and
(ii) the four most highly compensated other executive officers who received annual compensation in excess of $100,000 (collectively, the "Named Executive
Officers"):

                                                    SUMMARY COMPENSATION TABLE

                                                                            LONG-TERM
                                                                         COMPENSATION(2)
                                                                         ---------------
                                                                             AWARDS
                                        ANNUAL COMPENSATION              ---------------
                                ------------------------------------       SECURITIES
                                                      OTHER ANNUAL         UNDERLYING       ALL OTHER
 NAME AND PRINCIPAL POSITION     SALARY     BONUS    COMPENSATION(1)       OPTIONS(#)      COMPENSATION
- ------------------------------  --------   -------   ---------------     ---------------   ------------
Robert A. Pemberton...........  $242,000   $27,316            --                  --         $127,989(3)
  Chief Executive Officer
Frederick J. Lizza(4).........   124,744    39,507            --             196,000           63,181(5)
  President
John W. Baumstark.............   160,000    46,894       $57,742(6)           84,000            3,200(7)
  Senior Vice President
Daniel J. Kossmann............   152,000    39,507            --              56,000            3,040(7)
  Chief Financial Officer
Anne Marie Monk...............   100,000    33,863            --              42,000            2,000(7)
  General Counsel

- ---------------
(1) In accordance with the rules of the Securities and Exchange Commission, other compensation in the form of perquisites and other personal benefits has been omitted in those instances where the aggregate amount of such perquisites and other personal benefits constituted less than the lesser of $50,000 or 10% of the total of annual salary and bonuses for the Named Executive Officer for such year.

(2) Represents stock options granted during fiscal 1995 under the Company's 1989 Stock Option Plan. The Company did not make any restricted stock awards, grant any stock appreciation rights or make any long-term incentive plan payouts during fiscal 1995.

(3) Represents (a) disability insurance premiums paid on policies maintained by the Company, (b) the Company matching contributions under the 401(k) Plan and (c) the dollar value of the benefit to Mr. Pemberton of split-dollar life insurance premiums paid on policies maintained by the Company, determined on an actuarial basis. See "Certain Transactions."


(4) Mr. Lizza, who joined the Company in January 1995, received an annual salary of $175,000 in fiscal 1995.


(5) Represents a $15,000 signing bonus and $48,181 paid for relocation expenses.

(6) Represents sales commissions for fiscal 1995.

(7) Represents Company matching contributions under the 401(k) Plan.

EXECUTIVE COMPENSATION PLAN

     For fiscal 1995, each of the executive officers of the Company participated in an incentive bonus plan which provided cash bonuses based upon the attainment of certain corporate quarterly and annual performance goals. The amounts of these bonuses are included in the compensation table set forth above.

     The executive bonus plan for fiscal 1996 contains substantially the same terms as the 1995 plan. In addition, the plan provides that each Named Executive Officer will be entitled to receive severance pay from the Company, in the case of termination without cause, in a lump sum equal to the total annual target compensation for the year (salary, commissions and bonuses)and employee benefits for one year following the date of termination. In addition, the plan contains provisions for the acceleration of options under certain conditions in the event of termination of employment.

OPTION GRANTS


     The following table sets forth certain information concerning grants of stock options made during fiscal 1995 to the Named Executive Officers. No stock appreciation rights ("SARs") were granted during fiscal 1995.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                             POTENTIAL
                                          INDIVIDUAL GRANTS                              REALIZABLE VALUE
                     ------------------------------------------------------------        AT ASSUMED ANNUAL
                     NUMBER OF      PERCENT OF                                            RATES OF STOCK
                     SECURITIES        TOTAL                                            PRICE APPRECIATION
                     UNDERLYING   OPTIONS GRANTED     EXERCISE OR                       FOR OPTION TERM(4)
                      OPTIONS     TO EMPLOYEES IN    BASE PRICE PER    EXPIRATION    -------------------------
       NAME          GRANTED(1)   FISCAL YEAR(2)        SHARE(3)          DATE          5%             10%
- -------------------  ---------    ---------------    --------------    ----------    --------       ----------
Robert A. Pemberton        --             --                 --               --           --               --
Frederick J. Lizza    196,000           22.8%             $4.10          1/30/05     $505,680       $1,279,880
John W. Baumstark      84,000            9.8               4.10          10/3/04      216,720          548,520
Daniel J. Kossmann     56,000            6.5               4.10          10/3/04      144,480          365,680
Anne Marie Monk        42,000            4.9               4.10          10/3/04      108,360          274,260

- ---------------
(1) Options granted become exercisable at the rate of 25% annually over four years from the date of grant.

(2) Based on an aggregate of 859,242 shares subject to options granted to employees of the Company in fiscal 1995.

(3) The exercise or base price per share of each option was equal to the fair market value of the Common Stock on the date of grant, as determined by the Compensation Committee of the Board of Directors.

(4) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date and are not intended to forecast possible future appreciation, if any, in the price of the Common Stock. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise of the options or the sale of the underlying shares. The actual gains, if any, on the stock option exercises will depend on the future performance of the Common Stock, the optionholder's continued employment through the option vesting period and the date on which the options are exercised.

YEAR-END OPTION TABLE

     The following table sets forth certain information concerning the number and value of unexercised stock options held by each of the Named Executive
Officers as of September 30, 1995. No SARs or stock options were exercised during fiscal 1995.

                         FISCAL YEAR-END OPTION VALUES

                                                 NUMBER OF SECURITIES
                                                      UNDERLYING                   VALUE OF UNEXERCISED
                                                  UNEXERCISED OPTIONS              IN-THE-MONEY OPTIONS
                                                  AT FISCAL YEAR-END               AT FISCAL YEAR-END(1)
                                             -----------------------------     -----------------------------
                   NAME                      EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
- -------------------------------------------  -----------     -------------     -----------     -------------
Robert A. Pemberton........................         --               --                --                --
Frederick J. Lizza.........................         --          196,000                --        $1,350,400
John W. Baumstark..........................     60,200          135,800          $459,382           968,506
Daniel J. Kossmann.........................     81,200          142,800           651,700         1,063,580
Anne Marie Monk............................     39,900           72,100           320,649           521,507

- ---------------
(1) There was no public trading market for the Common Stock as of September 30, 1995. Accordingly, as permitted by the rules of the Securities and Exchange Commission, these values have been calculated on the basis of an assumed market value of $11.00 per share, which was the public offering price in the Company's November 1995 initial public offering.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     In fiscal 1995, the Company had a Compensation Committee comprised of Mr. Pemberton, an executive officer of the Company, and one former outside board member. In fiscal 1995, none of the executive officers of the Company served on the board of directors of another entity. The current members of the Compensation Committee are Messrs. Correia and Pampel.

STOCK PLANS


     1984 INCENTIVE STOCK OPTION PLAN. The Company's 1984 Plan provides for the issuance of a maximum of 1,400,000 shares of Common Stock pursuant to the exercise of incentive stock options granted to employees of the Company.


     The 1984 Plan is administered by the Compensation Committee of the Board of Directors, which has the authority to select the optionees and determine the terms of the options granted, including (i) the number of shares subject to each option, (ii) option exercise terms, (iii) the exercise price of the option, which cannot be less than the market price of the Common Stock as of the date of grant and (iv) the duration of the option. An option is not transferable by the optionholder except by will or by the laws of descent and distribution. Generally, no incentive stock option may be exercised more than three months following termination of employment unless the termination is due to death or disability, in which case the option is exercisable for a maximum of one year after such termination.

     As of March 31, 1996, options to purchase 35,378 shares of Common Stock at an average exercise price of $2.84 were outstanding under the 1984 Plan, all of which options were exercisable within 60 days, and options to purchase 1,277,122 shares had been exercised at an average exercise price of $0.34 per share. Authority to grant additional options under the 1984 Plan has expired.


     1989 STOCK OPTION PLAN. The Company's 1989 Plan provides for the issuance of a maximum of 2,800,000 shares of Common Stock pursuant to the exercise of incentive stock options granted to employees and nonqualified stock options granted to employees, consultants, directors and key advisers of the Company.

     The 1989 Plan is administered by the Compensation Committee of the Board of Directors, which has the authority to select the optionees and determine the terms of the options granted, including (i) the number of shares subject to each option, (ii) option exercise terms, (iii) the exercise price of the option (which in the case of an incentive stock option cannot be less than the market price of the Common Stock as of the date of grant) and (iv) the duration of the option. An option is not transferable by the optionholder except by will or by the laws of descent and distribution. Generally, no incentive stock option may be exercised more than three months following termination of employment or more than one year following retirement. Generally, vested options which are transferred by will or by the laws of descent and distribution may be exercised within three months of the original optionholder's death.


     As of March 31, 1996, options to purchase 1,998,240 shares of Common Stock at an average exercise price of $3.77 were outstanding under the 1989 Plan, of which 1,016,624 shares were exercisable within 60 days and options to purchase 174,143 shares had been exercised at an average exercise price of $3.92 per share. Authority to grant additional options under the 1989 Plan was terminated as of October 2, 1995.


     1995 STOCK PLAN. On October 2, 1995, the Board of Directors adopted, and on October 20, 1995 the stockholders approved, the Company's 1995 Plan. The 1995 Plan provides for the issuance of a maximum of 3,500,000 shares of Common Stock pursuant to the exercise of incentive stock options and nonqualified stock options, stock awards or purchase rights granted to employees, consultants, directors and officers of the Company.

     The 1995 Plan is administered by the Compensation Committee of the Board of Directors. Subject to the provisions of the 1995 Plan, the Compensation Committee has the authority to select the optionees or stock recipients and determine the terms of the options or restricted stock granted, including (i) the number of shares, (ii) option exercise terms, (iii) the exercise or purchase price (which in the case of an incentive stock option cannot be less than the market price of the Common Stock as of the date of grant), (iv) the duration of the option and (v) the time, manner and form of payment for restricted stock and upon exercise of an option. An option is not transferable by the optionholder except by will or by the laws of descent and distribution, or, in the case of nonqualified options only, pursuant to a valid domestic relations order. Generally, no incentive stock option may be exercised more than 90 days following termination of employment unless the termination is due to death or disability, in which case the option is exercisable for a maximum of 180 days after such termination.

     As of March 31, 1996, options to purchase 469,860 shares of Common Stock at an average exercise price of $10.23 were outstanding under the 1995 Plan, of which 525 shares were exercisable.

     1995 EMPLOYEE STOCK PURCHASE PLAN. On October 2, 1995, the Board of Directors adopted, and on October 20, 1995 the stockholders approved, the Purchase Plan, which provides for the issuance of a maximum of 1,400,000 shares of Common Stock pursuant to the exercise of nontransferable rights granted to participating employees.


     The Purchase Plan is administered by the Compensation Committee of the Board of Directors. All employees of the Company (except employees who own five percent or more of the Company's stock) whose customary employment is more than 20 hours per week are eligible to participate in the Purchase Plan. To participate in the Purchase Plan, an employee must authorize the Company to deduct an amount (not less than one percent nor more than ten percent of a participant's regular pay) from his or her pay during six-month periods (each a "Payment Period"). The first such period commenced on November 17, 1995 and will end on June 30, 1996. The maximum number of shares of Common Stock that an employee may purchase in any Payment Period is 500 shares. The exercise price for the option for each Payment Period is 85% of the lesser of the market price of the Company's Common Stock on the first or last business day of the Payment Period. An employee's rights under the Purchase Plan terminate upon his or her voluntary withdrawal from the plan at any time or upon termination of employment. To date, no shares of Common Stock have been issued under the Purchase Plan.

     1995 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN. On October 2, 1995, the Board of Directors adopted, and on October 20, 1995 the stockholders approved, the Director Plan, which provides for the issuance of a maximum of 210,000 shares of Common Stock of the Company pursuant to the exercise of options granted to non-employee directors of the Company.

     The Director Plan is administered by the Compensation Committee of the Board of Directors. Each person who becomes a director of the Company after the effective date of the Company's initial public offering and who is not also an employee or officer of the Company shall be granted, on the date on which he or she becomes a director, an option to purchase 28,000 shares of Common Stock, which will be exercisable over a period of four years at the rate of 25% per year. In addition, beginning at the Company's annual meeting of stockholders for the fiscal year ended September 30, 1996 and at each successive annual meeting, each non-employee director will receive an option to purchase 4,000 shares of Common Stock, which will also be exercisable over a period of four years at the rate of 25% per year. The exercise price per share for all options granted under the Director Plan will be equal to the market price of the Common Stock on the date of grant. The term of each option will be for a period of ten years from the date of grant. Options may not be assigned or transferred except by will or by the laws of descent and distribution, or pursuant to a domestic relations order, and are exercisable to the extent vested only while the optionee is serving as a director or consultant of the Company or within 90 days after the optionee ceases to serve as a director or consultant of the Company, subject to limited extension (except that if a director dies or becomes disabled while he or she is serving as a director or consultant of the Company, the option is exercisable until the scheduled expiration date of the option).

     401(K) PLAN. The Company maintains a 401(k) retirement savings plan (the "401(k) Plan"). All employees of the Company who have completed at least one year of service are eligible to participate in the 401(k) Plan. The 401(k) Plan provides that each participant may contribute from 1% to 15% of his or her pre-tax salary (up to a statutorily prescribed annual limit, $9,500 in 1996) to the 401(k) Plan, although the percentage elected by certain highly compensated participants may be required to be lower. All amounts contributed to the 401(k) Plan by employee participants and earnings on these contributions are fully vested at all times. The Company may match employee contributions to the 401(k) Plan in an amount equal to a percentage of the employee's eligible compensation contributed to the 401(k) Plan (not to exceed 2% of employee compensation). Employee participants may elect to invest their contributions in various established funds, which include fixed income, growth and equity funds.

                              CERTAIN TRANSACTIONS

     The Company has adopted a policy whereby all future transactions between the Company and its officers, directors and affiliates will be on terms no less favorable to the Company than could be obtained from unrelated third parties and will be approved by a majority of the disinterested members of the Company's Board of Directors.

     The Company has engaged Donald K. Emery, who owns 8.3% of the outstanding Common Stock of the Company as of March 31, 1996, for consulting services provided to the Company under various agreements since July 1, 1984. The current agreement was amended on September 13, 1995 to provide that Mr. Emery will be paid for such consulting services in the future at a rate of $650 per day, plus reimbursement for expenses. For fiscal years 1995, 1994 and 1993, the Company paid Mr. Emery a total of $144,000, $157,200 and $128,000, respectively, for consulting services rendered to the Company. For the first six months of fiscal 1996, Mr. Emery was paid $37,000 for consulting services rendered to the Company, but has not performed any consulting services since December 1995.

     Mr. Pemberton, Mr. Emery and John M. Sloane, as principal stockholders of the Company, have various life insurance and disability insurance policies which are maintained by the Company, including split-dollar life insurance policies. The split-dollar life insurance policies are owned by separate trusts for the benefit of family members of Messrs. Pemberton, Emery and Sloane. The split-dollar life insurance policies provide total coverage of $10,000,000, $3,500,000 and $3,500,000, respectively, for each of Messrs. Pemberton, Emery and Sloane. In addition to the split-dollar life insurance policies, the Company maintains a universal life insurance policy on the life and for the benefit of each of Messrs. Pemberton, Emery and Sloane in the amount of $1,000,000 and a disability policy which provides each with $2,000 monthly disability income. The Company pays the annual premiums on all policies. The premium payments made by the Company under the split-dollar life insurance policies are advances for the benefit of the trusts which are secured by assignments of the related insurance policies. In October 1994, the three principal stockholders of the Company waived their right to the cash surrender value of the policies through that date, which had a value of $1,275,000 and was recorded as a noncash capital contribution. In fiscal 1995, two of Mr. Pemberton's trusts borrowed $600,000 against the cash surrender value of certain of the policies which the trusts then loaned to Mr. Pemberton. Also in fiscal 1995, two of Mr. Emery's trusts borrowed $275,000 of the cash surrender value of certain of the policies which the trusts then loaned to Mr. Emery. Their obligations to repay those loans to the trusts have been secured by pledges of an aggregate of 330,000 shares of stock in the Company. The trusts have assigned their interest in the pledges to the Company as replacement collateral for the cash surrender value that was borrowed. The premium advances made by the Company under the split-dollar plans will be repaid (without interest) out of the death benefits payable under the policies.

                       PRINCIPAL AND SELLING STOCKHOLDERS

     The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of March 31, 1996 and as adjusted to reflect the sale of the shares offered hereby by (i) each person who is known by the Company to own beneficially more than 5% of the outstanding shares of Common
Stock, (ii) each director and Named Executive Officer of the Company, (iii) all directors and executive officers of the Company as a group, and (iv) each Selling Stockholder. Unless otherwise indicated below, to the knowledge of the Company, all persons listed below have sole voting and investment power with respect to their shares of Common Stock, except to the extent authority is shared by spouses under applicable law.


                                                 SHARES                                   SHARES TO BE
                                           BENEFICIALLY OWNED                          BENEFICIALLY OWNED
                                          PRIOR TO OFFERING(1)      SHARES TO BE       AFTER OFFERING(1)
         5% STOCKHOLDERS, NAMED           --------------------        SOLD IN         --------------------
    EXECUTIVE OFFICERS AND DIRECTORS        NUMBER     PERCENT      OFFERING(2)         NUMBER     PERCENT
- ----------------------------------------  ----------   -------    ----------------    ----------   -------
Robert A. Pemberton(3)..................   3,204,050     32.3%          399,587        2,804,463     25.8%
  c/o Software 2000, Inc.
  25 Communications Way
  Hyannis, MA 02601
Donald K. Emery(4)......................     819,906      8.3           300,000          519,906      4.8
  Apt. 12J
  201 West 74th St.
  New York, NY 10023
John M. Sloane(5).......................     706,464      7.1           225,000          481,464      4.4
  c/o Software 2000, Inc.
  25 Communications Way
  Hyannis, MA 02601
Frederick J. Lizza(6)...................      54,600        *            24,654           29,946        *
John W. Baumstark(7)....................      96,600        *            25,000           71,600        *
Daniel J. Kossmann(7)...................     131,601      1.3            25,000          106,601        *
Anne Marie Monk(7)......................      56,700        *            11,200           45,500        *
R. Stephen Cheheyl......................      12,000        *                --           12,000        *
Manuel Correia..........................      21,000        *                --           21,000        *
Roland D. Pampel........................       7,000        *                --            7,000        *
Robert P. Schechter.....................       7,000        *                --            7,000        *
All Executive Officers and Directors
  as a group (nine persons)(8)..........   3,590,551     35.1           485,441        3,105,110     28.0



       OTHER SELLING STOCKHOLDERS
- ----------------------------------------
The Pemberton Children's Trust(9).......     420,000      4.2           140,001          279,999      2.6
Glenn F. Schafer(10)....................     276,066      2.8           130,000          146,066      1.3
John V. Lococo(11)......................     211,518      2.1           150,000           61,518        *
John W. Murphy(12)......................     189,615      1.9            75,000          114,615      1.1
Marcia J. Heusted.......................     129,822      1.3            86,822           43,000        *
Jeffrey Broberg(13).....................     123,200      1.2           122,200            1,000     *
R. Douglas MacIntyre(14)................     111,345      1.1           111,345               --       --
Peter A. Morgan(15).....................      77,893     *               75,000            2,893     *
Jane C. Sloane(16)......................      46,736     *               46,736               --       --
Other Selling Stockholders(17)..........     663,486      6.5           422,455          241,031    2.2



- ---------------

   * Less than 1% of the outstanding Common Stock.

 (1) Applicable percentage of ownership as of March 31, 1996 is based upon 9,905,213 shares of Common Stock outstanding. Applicable percentage of ownership after this offering is based upon 10,854,242 shares of Common Stock outstanding. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes voting and investment power with respect to the shares. Shares of Common Stock subject to options currently exercisable or exercisable within 60 days after May 15, 1996 are deemed outstanding for computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage of any other person.


 (2) Includes shares issued to Selling Stockholders upon exercise of vested options immediately prior to this offering and assumes no exercise of the Underwriters' over-allotment option.


 (3) Includes 22,400 shares held by two of Mr. Pemberton's children and as to which he disclaims beneficial ownership.



 (4) Mr. Emery has provided consulting services to the Company under various agreements since July 1, 1984. See "Certain Transactions."



 (5) Mr. Sloane, a co-founder of the Company, served as a member of the Board of Directors of the Company until September 1995 and is currently Chief Technologist of the Company. He has been an employee of the Company since May 1981. Mr. Sloane disclaims beneficial ownership of the record shares of Common Stock held by his wife, Jane Sloane.



 (6) Includes 49,000 shares beneficially owned prior to this offering pursuant to stock options exercisable within 60 days of May 15, 1996, of which 24,654 are intended to be sold in this offering.



 (7) Consists of Common Stock beneficially owned pursuant to stock options exercisable within 60 days of May 15, 1996.



 (8) Includes 333,901 shares beneficially owned prior to the Offering pursuant to stock options exercisable within 60 days of May 15, 1996 of which 85,854 are intended to be sold in this offering.



 (9) The Pemberton Children's Trust is a generation skipping trust managed by an independent trustee. Accordingly, the shares owned by the trust are not deemed to be beneficially owned by Mr. Pemberton.



(10) Mr. Schafer was formerly a Director and Vice President of the Company and is currently an employee of the Company.



(11) Mr. Lococo was formerly a Vice President of the Company.



(12) Mr. Murphy was formerly the Chief Financial Officer and a Vice President of the Company.



(13) Mr. Broberg was formerly a Vice President of the Company. His shares consist of shares beneficially owned pursuant to stock options exercisable within 60 days of May 15, 1996.



(14) Mr. MacIntyre was formerly a Director and the President of the Company.



(15) Mr. Morgan was formerly a Vice President of the Company.



(16) Ms. Sloane is married to John M. Sloane and is currently an employee of the Company. Ms. Sloane disclaims beneficial ownership of the record shares of Common Stock held by her spouse.



(17) There are sixty other Selling Stockholders, each of whom beneficially owns less than 1% of the outstanding Common Stock prior to the offering. Forty-two of the Other Selling Stockholders are non-officer employees of the Company. These shares include 312,447 shares beneficially owned pursuant to stock options exercisable within 60 days of May 15, 1996 of which 239,915 are intended to be sold in this offering.

                          DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of the Company consists of 40,000,000 shares of Common Stock, $.01 par value per share, and 1,000,000 shares of preferred stock, $.01 par value per share (the "Preferred Stock"), which may be issued in one or more series.

COMMON STOCK


     As of March 31, 1996, there were 9,905,213 shares of Common Stock outstanding and held of record by approximately 235 stockholders. Based upon the number of shares outstanding as of that date and giving effect to the issuance of the shares of Common Stock offered by the Company hereby, and assuming the exercise of outstanding stock options to purchase 449,029 shares of Common Stock by certain Selling Stockholders in connection with this offering, there will be 10,854,242 shares of Common Stock outstanding upon the closing of this offering.


     Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of Common Stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor, subject to any preferential dividend rights of outstanding Preferred Stock. Upon the liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive ratably the net assets of the Company available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding Preferred Stock. Holders of the Common Stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of Common Stock are, and the shares offered by the Company in this offering will be, when issued and paid for, fully paid and nonassessable. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock which the Company may designate and issue in the future. Upon the closing of this offering, there will be no shares of Preferred Stock outstanding.

PREFERRED STOCK

     The Board of Directors is authorized, subject to certain limitations prescribed by law, without further stockholder approval, to issue from time to time up to an aggregate of 1,000,000 shares of Preferred Stock in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each such series thereof, including the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption (including sinking fund provisions), redemption price or prices, liquidation preferences and the number of shares constituting any series or designations of such series. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change of control of the Company. The Company has no present plans to issue any shares of Preferred Stock. See "Risk Factors -- Potential Adverse Effects of Anti-Takeover Provisions; Possible Issuance of Preferred Stock."

MASSACHUSETTS LAW AND CERTAIN PROVISIONS OF THE COMPANY'S RESTATED ARTICLES
  OF ORGANIZATION AND BY-LAWS

     The Company has more than 200 stockholders, thus making it subject to Chapter 110F of the Massachusetts General Laws, an anti-takeover law. In general, this statute prohibits a publicly held Massachusetts corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person becomes an interested stockholder, unless (i) the interested stockholder obtains the approval of the Board of Directors prior to becoming an interested stockholder, (ii) the interested stockholder acquires 90% of the outstanding voting stock of the corporation (excluding shares held by certain affiliates of the corporation) at the time it becomes an interested stockholder, or (iii) the business combination is approved by both the Board of Directors and the holders of two-thirds of the outstanding voting stock of the corporation (excluding shares held by the interested stockholder). An "interested stockholder" is a person who, together with affiliates and associates, owns (or at any time within the prior three years did own) 5% or more of the outstanding voting stock of the Company. A "business combination" includes a merger, a stock or asset sale, and certain other transactions resulting in a financial benefit to the interested stockholder.

     Massachusetts General Laws Chapter 156B, Section 50A generally requires that publicly held Massachusetts corporations have a classified board of directors consisting of three classes as nearly equal in size as possible, unless the corporation elects to opt out of the statute's coverage. The Company's Restated Articles and the Restated By-Laws, as amended (the "Restated By-Laws"), contain provisions which give effect to Section 50A. See
"Management -- Executive Officers and Directors."

     The Restated By-Laws include a provision excluding the Company from the applicability of Massachusetts General Laws Chapter 110D, entitled "Regulation of Control Share Acquisitions." In general, this statute provides that any stockholder of a corporation subject to this statute who acquires 20% or more of the outstanding voting stock of a corporation may not vote such stock unless the stockholders of the corporation so authorize. The Board of Directors may amend the Company's Restated By-Laws at any time to subject the Company to this statute prospectively.

     The Restated By-Laws also require that a stockholder seeking to have any business conducted at a meeting of stockholders give notice to the Company not less than 90 and not more than 120 days prior to the scheduled meeting, provided in certain circumstances that a ten-day notice rule applies. The notice from the stockholder must describe the proposed business to be brought before the meeting and include information about the stockholder making the proposal, any beneficial owner on whose behalf the proposal is made, and any other stockholder known to be supporting the proposal. The Restated By-Laws require the Company to call a special stockholders meeting at the request of stockholders holding at least 40% of the voting power of the Company.

     The Restated By-Laws provide that the directors and officers of the Company shall be indemnified by the Company to the fullest extent authorized by Massachusetts law, as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with service for or on behalf of the Company. In addition, the Restated Articles provide that the directors of the Company will not be personally liable for monetary damages to the Company for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to the Company or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper personal benefit from their action as directors.

     The Restated Articles provide that any amendment to the Restated Articles, the sale, lease or exchange of all or substantially all of the Company's property and assets, or the merger or consolidation of the Company into or with any other corporation may be authorized by the approval of the holders of a majority of the shares of each class of stock entitled to vote thereon, rather than by two-thirds as otherwise provided by statute, provided that the transactions have been authorized by a majority of the members of the Board of Directors then in office and the requirements of any other applicable provisions of the Restated Articles have been met.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock is The First National Bank of Boston.

                        SHARES ELIGIBLE FOR FUTURE SALE


     Upon completion of this offering, the Company will have 10,854,242 shares of Common Stock outstanding (assuming no exercise of outstanding options or warrants after March 31, 1996 other than 449,029 shares purchased upon exercise of stock options by certain Selling Stockholders in connection with this offering). Of these shares, the 2,870,000 shares sold in this offering, together with the 2,300,000 shares of Common Stock sold by the Company and selling stockholders in the Company's initial public offering in November 1995, will be freely tradeable without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act"), except that any shares held by "affiliates" of the Company, as that term is defined in Rule 144 ("Rule 144") under the Securities Act ("Affiliates"), may generally only be sold in compliance with the limitations of Rule 144 described below.


SALES OF RESTRICTED SHARES


     The remaining 5,684,242 shares of Common Stock are deemed "Restricted Shares" under Rule 144. Of the Restricted Shares, approximately 1,031,600 shares of Common Stock, which are not subject to 90-day lock-up agreements (the "Lock-Up Agreements") with the Underwriters described below, will be eligible for immediate sale in the public market pursuant to Rule 144(k) or Rule 701 under the Securities Act on May 15, 1996.



     In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including an Affiliate, who has beneficially owned Restricted Shares for at least two years is entitled to sell, within any three-month period, a number of such shares that does not exceed the greater of
(i) one percent of the then outstanding shares of Common Stock (approximately 109,000 shares immediately after this offering) or (ii) the average weekly trading volume in the Common Stock in the over-the-counter market during the four calendar weeks preceding the date on which notice of such sale is filed. In addition, under Rule 144(k), a person who is not an Affiliate and has not been an Affiliate for at least three months prior to the sale and who has beneficially owned Restricted Shares for at least three years may resell such shares without compliance with the foregoing requirements. In meeting the two- and three-year holding periods described above, a holder of Restricted Shares can include the holding periods of a prior owner who was not an Affiliate. See "Risk Factors -- Shares Eligible for Future Sale," and "-- Potential Volatility of Stock Price."


     Rule 701 under the Securities Act provides that the shares of Common Stock acquired upon the exercise of currently outstanding options may be resold by persons, other than Affiliates, beginning 90 days after the date of the Company's initial public offering, subject only to the manner of sale provisions of Rule 144, and by Affiliates under Rule 144 without compliance with its two-year minimum holding period, subject to certain limitations.

OPTIONS


     As of March 31, 1996, options to purchase a total of 2,054,449 shares of Common Stock were outstanding (excluding the 449,029 shares subject to options to be exercised by certain Selling Stockholders in connection with this offering), of which options to purchase 959,176 shares were then exercisable. Approximately 321,600 of these shares are subject to the Lock-Up Agreements. As of March 31, 1996, an additional approximately 4,640,100 shares of Common Stock were available for future issuance under the Company's stock plans. See "Management -- Stock Plans."


     The Company intends to file a registration statement on Form S-8 under the Securities Act to register all shares of Common Stock issued or issuable under the Company's stock option plans on or about May 15, 1996. Such registration statement is expected to become effective upon filing, and shares covered by this registration statement will thereupon be eligible for sale in the public market, subject to Rule 144 limitations applicable to Affiliates.

WARRANTS

     As of March 31, 1996, Silicon Valley Bank held a warrant to purchase up to 49,412 shares of Common Stock on or before June 10, 1999 at an exercise price of $6.07 per share.

LOCK-UP AGREEMENTS


     All executive officers and directors of the Company and the Selling Stockholders, who upon the closing of this offering will hold in the aggregate approximately 4,652,600 shares of Common Stock and presently exercisable options to purchase 321,600 shares of Common Stock, have agreed, pursuant to the Lock-Up Agreements, that they will not, without the prior written consent of SoundView Financial Group, Inc., directly or indirectly offer to sell, sell, or otherwise dispose of any shares of Common Stock beneficially owned by them for a period of 90 days after the date of this Prospectus, subject to certain exceptions. On May 15, 1996 approximately 859,500 outstanding shares, which were previously subject to lock-up agreements with the underwriters in the initial public offering, will become eligible for sale in the public market subject to volume limitations in certain circumstances.


REGISTRATION RIGHTS

     At the completion of this offering, two securityholders of the Company (the "Rightsholders") will be entitled to require the Company to register under the Securities Act up to a total of 569,318 shares of Common Stock, including 49,412 shares subject to an outstanding warrant (the "Registrable Shares"), under the terms of two separate agreements among the Company and each of such Rightsholders (the "Registration Agreements"). The Registration Agreements provide that in the event the Company proposes to register any of its securities under the Securities Act at any time or times, each of such Rightsholders, subject to certain exceptions, shall be entitled to include Registrable Shares in such registration. Under one of the Registration Agreements, the managing underwriter of any such offering may exclude for marketing reasons any or all of such Registrable Shares from such registration. Under the other Registration Agreement, the Rightsholder has, subject to certain conditions and limitations, the additional right to require the Company to prepare and file a registration statement under the Securities Act with respect to his Registrable Shares. The Company is generally required to bear the expenses of all such registrations, except underwriting discounts and commissions.

                                  UNDERWRITING

     Under the terms and subject to the conditions contained in an Underwriting
Agreement dated the date hereof, the Underwriters named below (the
"Underwriters"), have severally agreed to purchase, and the Company and the Selling Stockholders have agreed to sell to them, the aggregate number of shares of Common Stock set forth opposite their respective names below.


                                                                                    NUMBER OF
                                   UNDERWRITER                                       SHARES
- ----------------------------------------------------------------------------------  ---------
SoundView Financial Group, Inc. ..................................................
Needham & Company, Inc. ..........................................................
The Robinson-Humphrey Company, Inc. ..............................................
                                                                                    ---------
          Total...................................................................  2,870,000
                                                                                    =========


     The Underwriting Agreement provides that the obligations of the Underwriters to pay for and accept delivery of the shares of Common Stock are subject to certain conditions precedent, and that the Underwriters are committed to purchase and pay for all of such shares if any are purchased.

     The Company has been advised by the Underwriters that they propose to offer the shares of Common Stock to the public initially at the public offering price set forth on the cover page of this Prospectus and to certain dealers at such
price less a concession not in excess of $     per share. The Underwriters may
allow, and such dealers may reallow, a concession not in excess of $     per
share to certain other dealers. After the initial offering to the public, the offering price and other selling terms may from time to time be changed by the Underwriters.


     The Company and the Selling Stockholders have granted the Underwriters an option, exercisable during the 30-day period after the date of this Prospectus, to purchase up to 430,500 additional shares of Common Stock at the initial public offering price, less the underwriting discounts and commissions set forth on the cover page of this Prospectus. The Underwriters may exercise such option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of Common Stock hereby. To the extent the Underwriters exercise such option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage of such additional shares that the number of shares of Common Stock to be purchased by it shown in the above table represents as a percentage of the 2,870,000 shares offered hereby. If purchased, such additional shares will be sold by the Underwriters on the same terms as those on which the 2,870,000 shares are being sold.


     The Company and the Selling Stockholders have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act.

     The Company, its directors and officers and the Selling Stockholders have agreed not to offer, sell or otherwise dispose of, directly or indirectly, any shares of Common Stock for a period of 90 days after the date of this Prospectus without the prior written consent of SoundView Financial Group, Inc., except for the shares of Common Stock offered hereby and except that the Company may issue securities pursuant to the Company's stock option plans and upon the exercise of outstanding options and warrants.

     The Underwriters have advised the Company that they do not intend to confirm sales to any account over which they exercise discretionary authority.

     The offering of the shares is made for delivery when, as and if accepted by the Underwriters and subject to prior sale and to withdrawal, cancellation or modification of the offering without notice. The Underwriters reserve the right to reject any order for the purchase of shares in whole or in part.

     Certain of the Underwriters and selling group members (if any) that currently act as market makers for the Common Stock may engage in "passive market making" in the Common Stock on Nasdaq National Market in accordance with Rule 10b-6A under the Exchange Act. Rule 10b-6A permits, upon the satisfaction of certain conditions, underwriters and selling group members participating in a distribution that are also Nasdaq market makers in the security being distributed to engage in limited market making transactions during the period when Rule 10b-6 under the Securities Exchange Act of 1934, as amended (the "Exchange Act") would otherwise prohibit such activity. Rule 10b-6A prohibits underwriters and selling group members engaged in passive market making generally from entering a bid or effecting a purchase at a price that exceeds the highest bid for those securities displayed on Nasdaq by a market maker that is not participating in the distribution. Under Rule 10b-6A, each underwriter or selling group member engaged in passive market making is subject to a daily net purchase limitation equal to 30% of such entity's average daily trading volume during the two full consecutive calendar months immediately preceding the date of the filing of the registration statement under the Securities Act pertaining to the security to be distributed.

                                 LEGAL MATTERS


     The validity of the shares of Common Stock offered by this Prospectus will be passed upon for the Company and the Selling Stockholders by Testa, Hurwitz & Thibeault, LLP, Boston, Massachusetts, and certain matters will be passed upon for the Underwriters by Skadden, Arps, Slate, Meagher & Flom, Boston, Massachusetts and New York, New York.


                                    EXPERTS

     The consolidated financial statements as of August 31, 1994 and September 30, 1995 and for each of the two years in the period ended August 31, 1994, for the one-month period ended September 30, 1994 and for the year ended September 30, 1995 included in this Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                             ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 (including all amendments thereto, the "Registration Statement") under the Securities Act with respect to the shares of Common Stock offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus omits certain information contained in the Registration Statement. For further information with respect to the Company and the Common Stock offered hereby, reference is hereby made to the Registration Statement and to the exhibits and schedules filed therewith. Statements contained in this Prospectus regarding the contents of any agreement or other document filed as an exhibit to the Registration Statement are not necessarily complete, and in each instance reference is made to the copy of such agreement filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. In addition, the Company is subject to the information requirements of the Exchange Act and in accordance therewith is required to file periodic reports, proxy statements and other information with the Commission. Copies of such materials may be obtained from the Commission, 450 Fifth Street, N.W., Washington, DC 20549.


     The Registration Statement, including the exhibits and schedules thereto, and such reports, proxy statements and other information may also be inspected and copied at the public reference facilities maintained by the Commission referred to above, and at the Commission's regional offices at Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois, and 7 World Trade Center, Suite 1300, New York, New York. This material may also be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

                              SOFTWARE 2000, INC.

                         INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Accountants......................................................   F-2
Consolidated balance sheets at August 31, 1994, September 30, 1995 and March 31,
  1996.................................................................................   F-3
Consolidated statements of income for the years ended August 31, 1993 and 1994 and the year ended September 30, 1995 and for the six-month periods ended
  March 31, 1995 and 1996..............................................................   F-4
Consolidated statements of stockholders' equity (deficit) for the years ended August
  31, 1993 and 1994 and the year ended September 30, 1995 and for the six-month period ended
  March 31, 1996.......................................................................   F-5
Consolidated statements of cash flows for the years ended August 31, 1993 and 1994 and the year ended September 30, 1995 and for the six-month periods ended
  March 31, 1995 and 1996..............................................................   F-6
Notes to consolidated financial statements.............................................   F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
Stockholders of Software 2000, Inc.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, of stockholders' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of Software 2000, Inc. and its subsidiaries at August 31, 1994 and September 30, 1995, and the results of their operations and their cash flows for each of the two years in the period ended August 31, 1994, for the one-month period ended September 30, 1994 and for the year ended September 30, 1995, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

As discussed in Note 2 to the consolidated financial statements, the Company changed its method of accounting for income taxes as of September 1, 1993.

PRICE WATERHOUSE LLP

Boston, Massachusetts
October 19, 1995

                              SOFTWARE 2000, INC.

                                                    CONSOLIDATED BALANCE SHEETS
                                             (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



                                                          AUGUST 31,     SEPTEMBER 30,      MARCH 31,
                                                             1994            1995             1996
                                                          ----------     -------------     -----------
                                                                                           (UNAUDITED)
                        ASSETS
Current assets:
  Cash and cash equivalents.............................    $13,221         $ 8,161          $ 5,616
  Marketable securities at fair market value............      2,001           8,022           23,505
  Accounts receivable, less allowance for doubtful
     accounts of $1,250 at August 31, 1994 and $1,145 at
     September 30, 1995 and March 31, 1996..............     13,458          11,836           10,824
  Deferred income taxes.................................      2,495           2,583            2,574
  Prepaid expenses and other current assets.............      2,024           2,444            3,456
                                                            -------         -------          -------
          Total current assets..........................     33,199          33,046           45,975
Property and equipment, net.............................      5,011           4,053            4,879
Capitalized software development costs, net.............      5,285           5,371            5,770
Other assets (Note 11)..................................         --           1,534            1,670
                                                            -------         -------          -------
          Total assets..................................    $43,495         $44,004          $58,294
                                                            =======         =======          =======
LIABILITIES, MANDATORILY REDEEMABLE COMMON STOCK AND
                STOCKHOLDERS' EQUITY
Current liabilities:
  Obligations under capital leases......................    $   884         $    94          $    --
  Accounts payable......................................      2,810           3,165            3,019
  Accrued expenses......................................      6,499           7,064            7,343
  Income taxes payable..................................        734           2,375            1,605
  Deferred revenues.....................................     22,531          25,017           24,651
                                                            -------         -------          -------
          Total current liabilities.....................     33,458          37,715           36,618
                                                            -------         -------          -------
Deferred income taxes...................................      2,177           1,457            1,485
                                                            -------         -------          -------
Mandatorily redeemable common stock, $.01 par value (at
  redemption value); 1,632 shares issued and outstanding
  at August 31, 1994 and no shares issued and
  outstanding at September 30, 1995 and March 31, 1996
  (Note 8)..............................................      7,752              --               --
                                                            -------         -------          -------
Commitments (Notes 12 and 13)
Stockholders' equity:
  Common stock, $.01 par value; authorized 40,000
     shares, issued and outstanding 8,246, 8,258 and
     9,905 shares at August 31, 1994, September 30, 1995
     and March 31, 1996, respectively...................         82              83               99
  Additional paid-in capital............................      1,266           2,573           16,269
  Retained earnings (accumulated deficit)...............       (783)          2,555            3,823
  Notes receivable -- stockholders......................       (457)           (379)              --
                                                            -------         -------          -------
          Total stockholders' equity....................        108           4,832           20,191
                                                            -------         -------          -------
          Total liabilities, mandatorily redeemable
            common stock and stockholders' equity.......    $43,495         $44,004          $58,294
                                                            =======         =======          =======

        The accompanying notes are an integral part of the consolidated financial statements.

                              SOFTWARE 2000, INC.

                                                 CONSOLIDATED STATEMENTS OF INCOME
                                             (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                      YEAR ENDED                       SIX MONTHS ENDED
                                      -------------------------------------------          MARCH 31,
                                      AUGUST 31,     AUGUST 31,     SEPTEMBER 30,     -------------------
                                         1993           1994            1995           1995        1996
                                      ----------     ----------     -------------     -------     -------
                                                                      (NOTE 2)            (UNAUDITED)
Revenues:
  Software license fees.............    $20,679        $20,163         $21,080        $ 7,228     $ 9,512
  Service revenues..................     28,366         36,637          42,083         20,524      23,314
                                        -------        -------         -------         ------      ------
          Total revenues............     49,045         56,800          63,163         27,752      32,826
                                        -------        -------         -------         ------      ------
Costs and expenses:
  Cost of software license fees.....      1,923          2,845           3,829          1,884       1,825
  Cost of services..................     11,096         13,396          15,333          7,562       8,104
  Research and development..........      8,911         12,980          12,725          6,019       6,802
  Sales and marketing...............     19,747         20,008          19,651          8,781      11,297
  General and administrative........      6,524          5,330           6,245          2,741       3,446
                                        -------        -------         -------         ------      ------
          Total operating costs and
            expenses................     48,201         54,559          57,783         26,987      31,474
                                        -------        -------         -------         ------      ------
Income from operations..............        844          2,241           5,380            765       1,352
Other income (expense), net.........         62            (83)            293             11         629
                                        -------        -------         -------         ------      ------
Income before provision for income
  taxes and cumulative effect of
  change in accounting principle....        906          2,158           5,673            776       1,981
Provision for income taxes..........        367            916           1,989            272         713
                                        -------        -------         -------         ------      ------
Income before cumulative effect of
  change in accounting principle....        539          1,242           3,684            504       1,268
Cumulative effect of change in
  accounting principle..............         --            260              --             --          --
                                        -------        -------         -------         ------      ------
Net income..........................    $   539        $ 1,502         $ 3,684        $   504     $ 1,268
                                        =======        =======         =======         ======      ======
Per share data:
  Income before cumulative effect of
     change in accounting
     principle......................    $  0.05        $  0.12         $  0.40        $  0.06     $  0.12
  Cumulative effect of change in
     accounting principle...........         --           0.03              --             --          --
                                        -------        -------         -------         ------      ------
     Net income per share...........    $  0.05        $  0.15         $  0.40        $  0.06     $  0.12
                                        =======        =======         =======         ======      ======
Weighted average common and common
  equivalent shares outstanding.....     10,495         10,825           9,401          9,458      10,805
                                        =======        =======         =======         ======      ======

   The accompanying notes are an integral part of the consolidated financial statements.

                              SOFTWARE 2000, INC.

                                     CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                                                          (IN THOUSANDS)

                                                                    RETAINED                        TOTAL
                                   COMMON            ADDITIONAL     EARNINGS        NOTES       STOCKHOLDERS'
                                   SHARES   COMMON    PAID-IN     (ACCUMULATED   RECEIVABLE-       EQUITY
                                   ISSUED   STOCK     CAPITAL       DEFICIT)     STOCKHOLDERS     (DEFICIT)
                                   ------   ------   ----------   ------------   ------------   -------------
Balance at August 31, 1992.......  8,203      $82      $ 1,142       $(2,824)        $(479)        $(2,079)
Stock issued upon exercise of
  stock options..................     29                     4                                           4
Repayments of notes receivable --
  stockholders...................                                                        5               5
Net income for the year..........                                        539                           539
                                   -----      ---      -------       -------         -----         -------
Balance at August 31, 1993.......  8,232       82        1,146        (2,285)         (474)         (1,531)
Stock issued upon exercise of
  stock options..................     14                    40                                          40
Compensatory stock option
  issuance.......................                           80                                          80
Repayments of notes receivable --
  stockholders...................                                                       17              17
Net income for the year..........                                      1,502                         1,502
                                   -----      ---      -------       -------         -----         -------
Balance at August 31, 1994.......  8,246       82        1,266          (783)         (457)            108
Net loss for the one-month period
  ended September 30, 1994
  (Note 2).......................                                       (346)                         (346)
                                   -----      ---      -------       -------         -----         -------
Balance at September 30, 1994....  8,246       82        1,266        (1,129)         (457)           (238)
Stock issued upon exercise of
  stock options..................     12        1           32                                          33
Repayments of notes receivable --
  stockholders...................                                                       78              78
Capital contributions from
  stockholders (Note 11).........                        1,275                                       1,275
Net income for the year..........                                      3,684                         3,684
                                   -----      ---      -------       -------         -----         -------
Balance at September 30, 1995....  8,258       83        2,573         2,555          (379)          4,832
Stock issued upon exercise of
  stock options (unaudited)......    313        3          882                                         885
Repayments of notes receivable --
  stockholders (unaudited).......                                                      379             379
Net proceeds from initial public
  offering (unaudited)...........  1,334       13       12,814                                      12,827
Net income for the period
  (unaudited)....................                                      1,268                         1,268
                                   -----      ---      -------       -------         -----         -------
Balance at March 31, 1996
  (unaudited)....................  9,905      $99      $16,269       $ 3,823         $  --         $20,191
                                   =====      ===      =======       =======         =====         =======

   The accompanying notes are an integral part of the consolidated financial statements

                              SOFTWARE 2000, INC.

                                               CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                          (IN THOUSANDS)

                                                           YEAR ENDED                   SIX MONTHS ENDED
                                             ---------------------------------------       MARCH 31,
                                             AUGUST 31,   AUGUST 31,                   ------------------
                                                1993         1994      SEPTEMBER 30,    1995       1996
                                             ----------   ----------       1995        -------   --------
                                                                       -------------
                                                                         (NOTE 2)         (UNAUDITED)
Cash flows from operating activities:
  Net income...............................     $   539     $  1,502      $  3,684     $   504   $  1,268
  Adjustments to reconcile net income to
     net cash provided by operating
     activities:
     Depreciation and amortization.........       3,675        4,357         4,641       2,502      2,280
     Allowance for doubtful accounts.......         447          474           770         130        300
     Compensation expense related to stock
       options.............................          --           80            --          --         --
     Deferred income taxes.................        (468)         (96)         (620)         --         37
     Changes in operating assets and
       liabilities:
       Accounts receivable.................      (3,510)      (4,481)       (2,455)        776        712
       Prepaid expenses and other current
          assets...........................        (159)        (121)         (266)        132     (1,012)
       Refundable income taxes.............         297           --            --          --         --
       Other assets........................          --           --          (259)       (137)      (136)
       Accounts payable....................         902          455         1,301        (383)      (146)
       Accrued expenses....................         491          872         1,843         372        278
       Income taxes payable................        (570)         274         1,601          --       (770)
       Deferred revenues...................       5,064        4,582         4,590         101       (366)
                                                -------     --------      --------     -------   --------
          Net cash provided by operating
            activities.....................       6,708        7,898        14,830       3,997      2,445
                                                -------     --------      --------     -------   --------
Cash flows from investing activities:
  Purchase of marketable securities........     (10,728)     (11,547)      (15,939)     (6,580)   (29,736)
  Sale of marketable securities............      11,264       12,513        10,461       4,545     14,253
  Purchase of property and equipment.......      (2,506)      (1,727)       (1,358)       (806)    (1,808)
  Capitalization of software development
     costs.................................      (2,251)      (3,166)       (2,542)       (904)    (1,696)
                                                -------     --------      --------     -------   --------
       Net cash used in investing
          activities.......................      (4,221)      (3,927)       (9,378)     (3,745)   (18,987)
                                                -------     --------      --------     -------   --------
Cash flows from financing activities:
  Proceeds from initial public offering of
     common stock..........................          --           --            --          --     12,827
  Proceeds from exercise of stock
     options...............................           4           40            33          26        885
  Proceeds from repayments of notes
     receivable -- stockholders............           5           17            78          --        379
  Principal payments under capital lease
     obligations...........................      (2,169)      (1,421)         (672)       (506)       (94)
                                                -------     --------      --------     -------   --------
       Net cash provided by (used in)
          financing activities.............      (2,160)      (1,364)         (561)       (480)    13,997
                                                -------     --------      --------     -------   --------
Net increase in cash and cash
  equivalents..............................         327        2,607         4,891        (228)    (2,545)
Cash and cash equivalents, beginning of
  period...................................      10,287       10,614         3,270       3,270      8,161
                                                -------     --------      --------     -------   --------
Cash and cash equivalents, end of period...     $10,614     $ 13,221      $  8,161     $ 3,042   $  5,616
                                                =======     ========      ========     =======   ========

   The accompanying notes are an integral part of the consolidated financial statements.

                              SOFTWARE 2000, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

1. THE COMPANY

     Software 2000, Inc. (the "Company") was incorporated in 1981. The Company develops, markets and supports enterprise level business software applications for the financial management, human resource management, materials management functions of organizations in a broad range of industries worldwide. In addition, the Company provides post-contract support ("maintenance") and consulting services.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of the Company and its wholly-owned domestic and foreign subsidiaries. All significant intercompany transactions and balances have been eliminated.

  FISCAL YEAR

     The Company changed its fiscal year end from August 31 to September 30 effective with the fiscal year ended September 30, 1995. The consolidated statements of income and cash flows are presented for each of the two years in the period ended August 31, 1994 and for the year ended September 30, 1995, exclusive of September 1994 results.

     The Company's results of operations for the month of September 1994 are as follows:

        Revenues:
             Software license fees..........................................  $  521
             Service revenues...............................................   3,086
                                                                              ------
                  Total revenues............................................   3,607
        Costs and expenses:
             Cost of software license fees..................................     264
             Cost of services...............................................   1,207
             Research and development.......................................     917
             Sales and marketing............................................   1,328
             General and administrative.....................................     492
                                                                              ------
                  Total operating costs and expenses........................   4,208
                                                                              ------
        Loss from operations................................................    (601)
        Other income, net...................................................      68
                                                                              ------
             Loss before tax benefit........................................    (533)
        Tax benefit.........................................................     187
                                                                              ------
        Net loss............................................................  $ (346)
                                                                              ======
        Net loss per share..................................................  $(0.04)
                                                                              ======

     During the month of September 1994, net cash of $1,306, $776 and $7,869 was used in operating, investing and financing activities, respectively. Net cash used in financing activities included $7,752 of cash used to repurchase 1,632 shares of the Company's mandatorily redeemable common stock from investors (Note
8). The resulting $9,951 net decrease in cash and cash equivalents during the period reduced the $13,221 of cash at the beginning of September to $3,270 at the end of September.

                              SOFTWARE 2000, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

  REVENUE RECOGNITION

     Revenues from software license fees are recognized when a contract has been executed, the product has been shipped, all significant contractual obligations have been satisfied and collection of the related receivable is probable.

     Maintenance revenues, including those bundled with the initial license fee, are deferred and recognized ratably over the service period. Consulting and training service revenues are recognized as the services are performed based on the ratio that the total costs incurred to date bear to estimated total costs at completion. These contracts are assessed for losses and such losses are provided for in total in the period in which the losses become known.

  CASH EQUIVALENTS AND MARKETABLE SECURITIES

     The Company invests its excess cash primarily in securities of government agencies, high-grade commercial paper and mutual funds which invest primarily in the securities of government agencies. These investments are subject to minimal credit and market risk. For purposes of the consolidated statements of cash flows, the Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Marketable securities include securities purchased with an original maturity of greater than three months.

     Effective October 1, 1994, the Company adopted Statement of Financial Accounting Standards No. 115 ("FAS 115"), "Accounting for Certain Investments in Debt and Equity Securities," on a prospective basis. Under this standard, the Company is required to classify its marketable securities into one or more of the following categories: held-to-maturity, trading or available-for-sale. FAS 115 requires that, except for debt securities classified as held-to-maturity, investments in debt and equity securities should be reported at fair value. The adoption of FAS 115 did not have a material effect on the Company's financial condition or results of operations. At September 30, 1995, all of the Company's investments are classified as available-for-sale. Marketable securities at August 31, 1994 are recorded at cost plus accrued interest, which approximates market.

  PROPERTY AND EQUIPMENT

     Property and equipment are recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets. Equipment held under capital leases is stated at the lower of the fair market value of the equipment or the present value of the minimum lease payments at the inception of the lease and is amortized on a straight-line basis over the shorter of the life of the related asset or the lease term. Repair and maintenance costs are expensed as incurred.

  CONCENTRATION OF CREDIT RISK

     Financial instruments which potentially expose the Company to concentrations of credit risk include accounts receivable. To minimize this risk, the Company generally requires a cash deposit upon contract signing. In addition, the Company maintains reserves for potential credit losses and such losses, in the aggregate, have not exceeded management expectations.

  RESEARCH AND DEVELOPMENT AND CAPITALIZED SOFTWARE DEVELOPMENT COSTS

     Research and development expenses, other than certain software development costs, are charged to expense as incurred. In accordance with the provisions of Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed," the Company capitalizes certain software development costs upon technological feasibility. Amortization of

                              SOFTWARE 2000, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

capitalized software development costs is provided upon commercial release of the products at the greater of the ratio of current product revenues to the total of current and anticipated product revenues or on a straight-line basis over the estimated economic life of the software, which the Company has determined is not more than three years.

     Amortization expense during the years ended August 31, 1993 and 1994 and the year ended September 30, 1995 amounted to approximately $1,061, $1,815 and $2,485, respectively. Included in amortization expense in fiscal 1995 are $160 of certain capitalized software development costs relating to a foreign language version of the Company's financial management products which were determined not to be realizable, and accordingly, all associated capitalized software development costs were written off. Accumulated amortization of capitalized software development costs was $3,784 and $6,237 at August 31, 1994 and September 30, 1995, respectively. Included in capitalized software development costs at August 31, 1994 and September 30, 1995 are $1,776 and $1,381, respectively, related to products which have not yet been commercially released. Accordingly, amortization of these costs had not commenced.

  FOREIGN CURRENCY TRANSLATION

     The functional currency of the Company's foreign subsidiaries is the U.S. dollar. Monetary assets and liabilities of the subsidiaries are translated into U.S. dollars at the exchange rate in effect at period end and nonmonetary assets and liabilities are remeasured at historic exchange rates. Income and expenses are remeasured at the average exchange rate for the period. Translation gains and losses are reflected in the consolidated statements of income.

  INCOME TAXES

     Effective September 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 109 ("FAS 109"), "Accounting for Income Taxes," on a prospective basis. The consolidated financial statements for prior years have not been restated. The cumulative effect of this accounting change on years prior to 1994, which was recorded upon adoption, was to increase net income by $260 or $0.03 per share.

     FAS 109 is an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns. In estimating future tax consequences, FAS 109 generally considers all expected future events other than enactments of changes in the tax law or rates. Prior to the adoption of FAS 109, income tax expense was determined using the deferred method. Deferred tax expense was based on items of income and expenses that were reported in different years in the financial statements and tax returns and were measured at the tax rate in effect in the year the difference originated.

  NET INCOME (LOSS) PER SHARE

     Net income (loss) per share is determined by dividing net income (loss) applicable to common stock by the weighted average number of common shares and common equivalent shares outstanding during the period. Common share equivalents are computed using the modified treasury stock method and consist of common stock which may be issuable upon exercise of outstanding common stock options and warrants to purchase common stock, when dilutive.

     Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, common stock options granted by the Company during the twelve months preceding the offering date have been included in the calculation of common and common equivalent shares outstanding as if they were outstanding for all periods presented prior to the Company's initial public offering.

                              SOFTWARE 2000, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

  INTERIM FINANCIAL DATA (UNAUDITED)

     The interim financial data at March 31, 1996 and for the six months ended March 31, 1995 and 1996 included in the accompanying financial statements is unaudited; however, in the opinion of the Company, the interim financial data include all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results of the interim periods. The interim financial data are not necessarily indicative of the results of operations for a full fiscal year.

3. CASH EQUIVALENTS AND MARKETABLE SECURITIES

     Following is a summary of the fair market value of available-for-sale securities, by balance sheet classification:



                                                                 SEPTEMBER 30,      MARCH 31,
                                                                     1995             1996
                                                                 -------------     -----------
                                                                                   (Unaudited)
    Cash equivalents:
      U.S. Government obligations..............................     $ 1,984          $    --
      Corporate debt obligations...............................       1,496               --
      Foreign government obligations...........................         497               --
      Money market fund........................................         890            2,781
    Marketable securities:
      U.S. Government obligations..............................       7,922           19,409
      Corporate debt obligations...............................          --            3,996
      Other....................................................         100              100
                                                                    -------          -------
                                                                    $12,889          $26,286
                                                                    =======          =======

     Marketable securities are carried at fair market value, which approximates amortized cost. The contractual maturities of all available-for-sale securities classified as cash equivalents are less than three months. All of the Company's marketable securities are classified as current as these funds are highly liquid and are available to meet working capital needs and to fund current operations.

     At September 30, 1995, available-for-sale securities classified as marketable securities with fair market values of $7,018, $500 and $504 have contractual maturities of less than one year, two years and ten years, respectively. Gross unrealized gains and losses as of September 30, 1995 and realized gains and losses on sales of securities for the year ended September 30, 1995 were not significant.

     At March 31, 1996 (unaudited), available-for-sale securities classified as marketable securities with fair market values of $20,477 and $3,028 have contractual maturities of less than one year and less than two years, respectively. Gross unrealized gains and losses as of March 31, 1996 and realized gains and losses of securities for the six months ended March 31, 1996 were not significant.

                              SOFTWARE 2000, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

4. BALANCE SHEET COMPONENTS

     Property and equipment consists of the following:

                                                                          AUGUST 31,     SEPTEMBER 30,
                                                         USEFUL LIFE         1994            1995
                                                         ------------     ----------     -------------
Computer equipment.....................................  2 to 5 years       $12,456         $13,533
Furniture and fixtures.................................    5 years            3,228           3,497
Leasehold improvements.................................   Lease term          1,953           2,009
                                                                            -------         -------
                                                                             17,637          19,039
Less-accumulated depreciation and amortization.........                      12,626          14,986
                                                                            -------         -------
                                                                            $ 5,011         $ 4,053
                                                                            =======         =======

     Accrued expenses consist of the following:

                                                                       AUGUST 31,     SEPTEMBER 30,
                                                                          1994            1995
                                                                       ----------     -------------
Employee compensation and benefits...................................     $4,745          $4,151
Accrued royalties....................................................         --             593
Accrued professional fees............................................        461             268
Other................................................................      1,293           2,052
                                                                          ------          ------
                                                                          $6,499          $7,064
                                                                          ======          ======

     The cost of equipment under capital lease obligations, primarily computer equipment, was $9,315 at August 31, 1994 and September 30, 1995. Amortization expense relating to equipment under capital lease obligations amounted to $1,170, $1,263, and $677, for the years ended August 31, 1993 and 1994 and the year ended September 30, 1995, respectively. Accumulated amortization of equipment under capital lease obligations was $8,414 and $9,172 at August 31, 1994 and September 30, 1995, respectively.

     Capital lease obligations of $32 were incurred during fiscal 1993. There were no capital lease obligations incurred during the years ended August 31, 1994 and September 30, 1995.

5. OTHER INCOME (EXPENSE), NET

     Other income (expense), net consists of the following:


                                               YEAR ENDED
                                    ---------------------------------         SIX MONTHS ENDED
                                      AUGUST 31,        SEPTEMBER 30,             MARCH 31,
                                    ---------------     ------------      -------------------------
                                    1993      1994          1995            1995            1996
                                    -----     -----         ----          ---------       ---------
                                                                                 (UNAUDITED)
    Interest income...............  $ 347      $421         $ 456           $ 141            $697
    Interest expense..............   (444)     (420)          (42)            (28)             (3)
    Foreign exchange gain
      (loss)......................    159       (84)         (121)           (102)            (65)
                                    -----      ----         -----           -----            ----
                                    $  62      $(83)        $ 293           $  11            $629
                                    =====      ====         =====           =====            ====

                              SOFTWARE 2000, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

6. INCOME TAXES

     The components of the provision (benefit) for income taxes, excluding the cumulative effect of the change in accounting principle, are as follows:

                                                                       YEAR ENDED
                                                            ---------------------------------
                                                              AUGUST 31,        SEPTEMBER 30,
                                                            ---------------     ------------
                                                            1993       1994         1995
                                                            -----      ----         ----
    Current:
      Federal.............................................  $ 719      $583         $2,339
      State...............................................    121       120            230
      Foreign.............................................     (5)       48             40
                                                            -----      ----         ------
              Total current...............................    835       751          2,609
                                                            -----      ----         ------
    Deferred:
      Federal.............................................   (320)      139           (496)
      State...............................................   (148)       26           (124)
                                                            -----      ----         ------
              Total deferred..............................   (468)      165           (620)
                                                            -----      ----         ------
                                                            $ 367      $916         $1,989
                                                            =====      ====         ======

     The income tax provision differs from an amount computed by applying the U.S. statutory federal income tax rate to pretax income as follows:

                                                                        YEAR ENDED
                                                             ---------------------------------
                                                               AUGUST 31,        SEPTEMBER 30,
                                                             ---------------     ------------
                                                             1993      1994          1995
                                                             -----     -----         ----
    Statutory federal income tax rate......................   34.0%     34.0%         34.0%
    State income taxes.....................................    7.3       4.5           1.2
    Research and development credit........................  (18.4)    (11.0)         (7.8)
    Foreign tax rate differential..........................   10.3       2.0           0.6
    Other..................................................    7.3      12.9           7.1
                                                             -----     -----          ----
                                                              40.5%     42.4%         35.1%
                                                             =====     =====          ====

                              SOFTWARE 2000, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     Deferred tax assets and liabilities are comprised of the following:

                                                                   AUGUST 31,     SEPTEMBER 30,
                                                                      1994            1995
                                                                   ----------     -------------
    Deferred tax assets:
      Net operating loss carryforwards...........................    $  143           $  180
      Deferred revenues..........................................     1,939            2,437
      Accrued expenses and reserves not currently deductible.....       914              817
      Other......................................................       194              382
                                                                     ------           ------
      Gross deferred tax assets..................................     3,190            3,816
      Deferred tax asset valuation allowance.....................      (143)              --
                                                                     ------           ------
              Total deferred tax assets..........................     3,047            3,816
                                                                     ------           ------
    Deferred tax liabilities:
      Prepaid expenses deducted currently........................       356              395
      Capitalized software development costs.....................     1,930            1,908
      Foreign translation losses.................................       329              274
      Other......................................................       114              113
                                                                     ------           ------
              Total deferred tax liabilities.....................     2,729            2,690
                                                                     ------           ------
                                                                     $  318           $1,126
                                                                     ======           ======

     As of September 30, 1995, the Company had federal net operating loss carryforwards of $529 which expire at various dates through 2010.

     Ownership changes, as defined in the Internal Revenue Code, including those resulting from the issuance of common stock in connection with the Company's planned initial public offering, may limit the amount of net operating loss and tax credit carryforwards that can be utilized to offset future taxable income or tax liability. The amount of the annual limitation is determined in accordance with Section 382 of the Internal Revenue Code.

     Provision has not been made for U.S. or additional foreign taxes on undistributed earnings of foreign subsidiaries because those earnings are intended to be permanently reinvested. Such earnings would become taxable upon the sale or liquidation of these foreign subsidiaries or upon the remittance of dividends. It is not practicable to estimate the amount of additional tax that might be payable on the foreign earnings. Upon remittance, certain foreign countries impose withholding taxes that are then available, subject to certain limitations, for use against the Company's U.S. tax liability. The amount of withholding tax that would be payable upon remittance of the entire amount of undistributed earnings would not be material.

     Cash paid for income taxes totaled $1,143, $608 and $1,013 for the years ended August 31, 1993 and 1994 and the year ended September 30, 1995, respectively.

7. REVOLVING LINE OF CREDIT

     The Company has a revolving line of credit agreement with a bank under which it can borrow up to $5,000 for working capital. Borrowings under the credit line are subject to a borrowing base, as defined in the agreement, and are collateralized by the Company's accounts receivable. Outstanding borrowings bear interest at the bank's prime rate (8.75% at September 30, 1995) plus 2.0% (subject to adjustment under the terms of the agreement), payable monthly. Under the terms of the agreement, the Company is required to comply with certain covenants, including that the Company maintain minimum amounts of working capital. Other restrictive covenants limit indebtedness, liens, mergers and acquisitions and additional stock issuances. The

                              SOFTWARE 2000, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

Company is in compliance with those covenants at September 30, 1995. The line of credit expires in October 1996. There were no borrowings outstanding under the agreement at either August 31, 1994 or September 30, 1995.

8. STOCKHOLDERS' EQUITY

  INITIAL PUBLIC OFFERING (UNAUDITED)

     The Company completed an initial public offering of its common stock on November 17, 1995. A total of 2,300 shares were sold at $11.00 per share, of which 1,334 were sold by the Company and 966 by selling stockholders. Proceeds to the Company were $12,800, net of underwriting discounts and offering expenses.

  RECAPITALIZATION

     On October 2, 1995, the Company's Board of Directors authorized 1,000 shares of $0.01 par value preferred stock. Preferred stock may be issued at the discretion of the Board of Directors of the Company (without stockholder approval) with such designations, rights and preferences as the Board of Directors may determine from time to time. The preferred stock may have dividend, liquidation, redemption, conversion, voting or other rights which may be more expansive than the rights of the holders of the common stock.

     The Company's Board of Directors declared a 2-for-1 stock split, effected in the form of a stock dividend, paid in August 1995 to stockholders of record on August 14, 1995. On October 2, 1995, the Company's Board of Directors approved an increase in the authorized number of shares of common stock from 10,000 shares to 40,000 shares, subject to stockholder approval. The Company's Board of Directors also declared a 1.4-for-1 stock split, effected in the form of a stock dividend paid to stockholders of record on November 13, 1995. All shares and per share amounts included in the consolidated financial statements have been adjusted to give retroactive effect to the stock splits for all periods presented.

  PRIVATE PLACEMENT

     Through a private placement pursuant to a securities purchase agreement dated June 16, 1989, the Company sold 1,053 shares of its common stock for $4.75 per share and warrants to purchase 322 shares of common stock exercisable at $4.75 per share to venture capital investors. Certain stockholders also sold 580 shares of common stock to the investors for $4.75 per share.

     The securities purchase agreement contained a put option. This put option allowed the investors to obligate the Company to repurchase any of the shares of common stock at their original purchase price per share. On June 16, 1994, the investors notified the Company of their intention to exercise the put option. The put was exercised for the repurchase of all 1,632 shares on September 16, 1994, and the Company repurchased the shares for $7,752. This amount was classified as mandatorily redeemable common stock in the consolidated balance sheet at August 31, 1994. The warrants expired unexercised on June 16, 1994.

  STOCK OPTIONS

     In September 1989, the Company's Board of Directors approved the 1989 Incentive Stock Option Plan (the "1989 Plan"), which, as amended, authorizes the granting of options for the purchase of up to 2,100 shares of common stock. On February 3, 1995, the Company's Board of Directors approved an increase in the number of shares issuable under the 1989 Plan from 2,100 to 2,800. The 1989 Plan permits the granting of both qualified and nonqualified options to employees, consultants, directors and key advisers of the Company. The options are generally exercisable over three to five year periods, as determined by the Plan Committee.

                              SOFTWARE 2000, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

The Plan Committee is comprised of members of the Company's Board of Directors. The option price is set at the fair market value of the Company's stock on the date of the option grant, as determined by the Plan Committee.

     The Company also has a 1984 Incentive Stock Option Plan (the "1984 Plan"), with authorized options for 1,400 shares of common stock under terms similar to those described in the preceding paragraph. Authority to grant additional options under the 1984 Plan has expired. Aggregate stock option activity under both the 1989 Plan and the 1984 Plan is as follows for the years ended August
31, 1993 and 1994, the one-month period ended September 30, 1994 and for the year ended September 30, 1995:

                                                                 SHARES        OPTION PRICE
                                                                 ------       ---------------
    Outstanding at August 31, 1992.............................  2,087         $0.03 to $2.85
      Granted..................................................    291                   3.57
      Exercised................................................    (29)         0.03 to  2.85
      Canceled.................................................   (670)         2.77 to  2.85
                                                                 -----
    Outstanding at August 31, 1993.............................  1,679          0.71 to  3.57
      Granted..................................................  1,502          3.57 to  4.10
      Exercised................................................    (14)         2.85 to  3.57
      Canceled.................................................   (920)         2.85 to  4.10
                                                                 -----
    Outstanding at August 31, 1994.............................  2,247          0.71 to  4.10
      Granted..................................................     22                   4.10
      Canceled.................................................    (58)         2.85 to  3.57
                                                                 ------
    Outstanding at September 30, 1994..........................  2,211          0.71 to  4.10
      Granted..................................................    859          4.10 to  5.35
      Exercised................................................    (12)         2.77 to  4.10
      Canceled.................................................   (661)         2.85 to  4.10
                                                                 -----
    Outstanding at September 30, 1995..........................  2,397         $0.71 to $5.35
                                                                 =====
    Exercisable at September 30, 1995..........................    946
                                                                 =====

  1995 STOCK PLAN

     On October 2, 1995, the Board of Directors approved the 1995 Stock Plan (the "1995 Plan") which provides for the issuance of up to 3,500 shares of common stock pursuant to the grant of qualified and non-qualified stock options, stock awards or purchase rights to employees, consultants, directors and officers of the Company under terms similar to those of the 1989 Plan and the 1984 Plan. The 1995 Plan is administered by the Compensation Committee of the Board of Directors. To date, no stock options have been granted under the 1995 Plan. In conjunction with the approval of the 1995 Plan, the Board of Directors formally terminated the 1989 Plan and as such no future grants will be made under this plan. At September 30, 1995, the Company had 665 shares of its common stock available for future grant and had reserved 3,062 shares of its common stock for issuance upon exercise of outstanding stock options and warrants under the Plans.

  1995 EMPLOYEE STOCK PURCHASE PLAN

     On October 2, 1995, the Board of Directors approved (subject to stockholder approval) the 1995 Employee Stock Purchase Plan (the "Purchase Plan") which enables eligible employees to purchase shares of the Company's common stock. The Purchase Plan is administered by the Compensation Committee of the Board of Directors. Under the Purchase Plan, eligible employees may purchase common shares during six-

                              SOFTWARE 2000, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

month payment periods, the first such period to commence on the effective date of the Company's initial public offering and to end on or before June 30, 1996. The exercise price per share is 85% of the lesser of the market price per share on the first or last business day of the six-month period. The maximum number of shares of common stock that an employee may purchase in any six-month period is five hundred shares. An employee's rights under the Purchase Plan terminate upon voluntary withdrawal from the plan at any time or upon termination of employment. The Company has reserved 1,400 shares of common stock for issuance under the Purchase Plan.

  1995 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

     On October 2, 1995, the Board of Directors approved (effective upon the closing of the Company's initial public offering) the 1995 Non-Employee Director Stock Option Plan (the "Director Plan") under which options to purchase a maximum of 210 shares of the Company's common stock may be granted to non-employee directors. Under the Director Plan, each non-employee director will be granted an option to purchase 28 shares of common stock upon first joining the Board of Directors and 4 shares at each successive annual meeting of stockholders, beginning at the Company's annual meeting of stockholders for the fiscal year ending September 30, 1996, at an exercise price per share equal to the then fair market value per common share. Options granted under the Director Plan become exercisable in four equal annual installments commencing one year after the date of grant provided that the optionee then remains a director or consultant. The term of each option granted under the Director Plan will be for a period of ten years from the date of the grant.

  COMMON STOCK WARRANTS

     In connection with the revolving line of credit agreement discussed in Note 7, warrants were issued for the purchase of 49 shares of the Company's common stock. The warrants are exercisable at an initial per share price of $6.07, subject to adjustment under the terms of the agreement, and expire on June 10, 1999. The value of the warrants at the issuance date was immaterial.

9. RETIREMENT SAVINGS PLAN

     The Company has a savings and profit-sharing plan covering all eligible employees which is qualified under Section 401(k) of the Internal Revenue Code of 1986, as amended. The Company may, at its option, provide matching contributions up to 50% of each participating employee's contributions to the plan, subject to a maximum of 2% of salary. Total contributions by the Company to the plan for the years ended August 31, 1993 and 1994 and the year ended September 30, 1995 were $185, $232 and $261, respectively.

                              SOFTWARE 2000, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

10. INDUSTRY SEGMENT, GEOGRAPHIC INFORMATION AND CUSTOMER INFORMATION

     The Company operates in a single industry segment: the design, development, sale, service and support of proprietary software products.

     The Company operates in diverse geographic areas. Income (loss) from operations by geographic area is as follows:

                                                                       YEAR ENDED
                                                          ------------------------------------
                                                              AUGUST 31,         SEPTEMBER 30,
                                                          ------------------     -------------
                                                           1993        1994          1995
                                                          -------     ------     -------------
    North America (principally the United States).......  $ 3,920     $3,870        $ 5,726
    Europe (principally the United Kingdom).............   (2,824)    (1,757)          (864)
    Other international.................................     (252)       128            518
                                                          -------     -------        ------
                                                          $   844     $2,241        $ 5,380
                                                          =======     =======        ======

     No geographic area outside North America accounted for more than 10% of the Company's consolidated revenues or identifiable assets for the years ended August 31, 1993 and 1994 or the year ended September 30, 1995.

     No single customer accounted for more than 10% of the Company's consolidated revenues for the years ended August 31, 1993 and 1994 or the year ended September 30, 1995.

11. RELATED PARTY TRANSACTIONS

  NOTES RECEIVABLE -- STOCKHOLDERS

     In connection with a business combination in September 1991, which was accounted for as a purchase, the Company loaned an aggregate of $500 to two owners of the acquired company. Such owners became stockholders of the Company in connection with the business combination. The notes, which bear interest at 9.0%, are payable in minimum semi-monthly installments. In addition, any bonuses and severance pay earned by the holders and any proceeds to the holders from the sale of common stock of the Company are offset against the notes until the entire principal and interest due on the notes are paid. The notes are collateralized by, among other things, any proceeds from the sale of common stock by the holders and, accordingly, are included as a reduction of stockholders' equity in the consolidated balance sheets.

  LIFE INSURANCE TRUSTS

     Three principal stockholders of the Company have split-dollar life insurance policies (the "Policies"). The Policies are owned by various trusts. The trusts have executed Collateral Assignment Agreements for the benefit of the Company. Under the Collateral Assignment Agreements, the Company pays the annual premiums of the Policies, which approximated $263 for each of the years ended August 31, 1993 and 1994 and for the year ended September 30, 1995, respectively. The premium payments made under the Policies are recorded as advances to the trusts and are secured by the cash surrender value of related insurance policies. Cash advances in excess of the cash surrender value of the related insurance policies are expensed when advanced. Total advances to the trusts of $1,534 at September 30, 1995 are included in other assets in the consolidated balance sheets. Each Collateral Assignment Agreement can be terminated at any time on thirty days' notice by either the Company or the related trust. Upon termination, (i) the Company and the trust can agree on disposition of the policy, or (ii) the trust can repay the advances to the Company or (iii) the net cash surrender value would be distributed to the Company to the extent of the advances with the balance of the net cash surrender value being paid to the trust. If a Collateral Assignment Agreement is not terminated and the

                              SOFTWARE 2000, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

principal stockholder dies, the death benefits will be paid first to the Company to the extent of the advances. There is no agreement between the Company and any of the principal stockholders as to whether the Collateral Assignment Agreement would be terminated on the disassociation of the stockholder from the Company.

     In October 1994, the three principal stockholders of the Company waived their right to the cash surrender value of the Policies through that date. Advances to the trusts equal to the cash surrender value at October 1, 1994 of $1,275, were recorded as other assets in the consolidated balance sheet as a noncash capital contribution.

     During 1995, the trusts borrowed $875 of the cash surrender value of the Policies. The trusts' obligations to repay those funds have been secured by a pledge of an aggregate of 330 shares of the Company's common stock owned by the principal stockholders. The trusts have assigned the stock pledges to the Company as replacement collateral.

  CONSULTING ARRANGEMENT

     The Company has engaged a principal stockholder of the Company, for consulting services provided to the Company under various agreements since July 1, 1984. The current agreement was amended on September 13, 1995 to provide that the principal stockholder will be paid for such consulting services in the future at an agreed upon rate per day, plus reimbursement for expenses. For fiscal years 1995, 1994 and 1993, the Company paid this principal stockholder a total of $144, $157 and $128, respectively, for consulting services rendered to the Company. There were no significant amounts owed to the principal stockholder at August 31, 1994 or September 30, 1995.

12. RESEARCH AND DEVELOPMENT AGREEMENT

     In August 1994, the Company entered into an arrangement whereby a third party agreed to fund certain research and development activities of the Company. Product development fees received under the agreement for research and development activities are recorded as a reduction of research and development expenses on a percentage-of-completion basis. Payments received for previously developed products have been recorded as liabilities in light of the Company's future royalty obligations. Through September 30, 1995, the Company has received cumulative product development fees of $1,911, of which $1,318 was recorded as a reduction of research and development expenses and $593 was recorded as a liability.

     The agreement provides for future royalty payments based on revenues generated by products resulting from the funded activities. Total payments, which are based on a percentage of the related product revenues, are limited to 130% of the funds received by the Company under the agreement. Royalties of $36 were incurred during the year ended September 30, 1995.

13. COMMITMENTS

  LEASES

     The Company has several operating lease agreements primarily involving real estate and computers and equipment. These leases are noncancelable and expire on various dates through 2000 except for the Company's U.K. facility lease, which expires in 2015. The Company also has capital leases for computers and other equipment at interest rates ranging from 10.0% to 14.0%.

                              SOFTWARE 2000, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     Future minimum lease payments under capital and operating leases with initial or remaining terms of one year or more are as follows:

                                                                        CAPITAL     OPERATING
                               FISCAL YEAR                              LEASES       LEASES
    ------------------------------------------------------------------  -------     ---------
    1996..............................................................    $ 90       $ 3,581
    1997..............................................................       7         2,812
    1998..............................................................       3         2,176
    1999..............................................................      --         1,504
    2000..............................................................      --         1,245
    Thereafter........................................................      --         8,547
                                                                          ----       -------
    Total future minimum lease payments...............................     100       $19,865
                                                                                     =======
    Less-amount representing interest.................................       6
                                                                          ----
    Present value of future minimum lease payments....................      94
    Less-current portion..............................................      94
                                                                          ----
    Long-term obligations under capital leases........................    $ --
                                                                          ====

     The current portion of obligations under capital leases at August 31, 1994 was $884. Total rent expense for operating leases was $4,304, $3,841, and $4,594 for the years ended August 31, 1993 and 1994 and the year ended September 30, 1995, respectively. Cash paid for interest totaled $464, $304 and $46 for the years ended August 31, 1993 and 1994 and the year ended September 30, 1995, respectively.

                 SOFTWARE THAT GETS TO THE POINT. AND CLICKS.

[PHOTO: A man wearing sunglasses with the Infinium:HR and Infinium:FM screens reflected in them.]

         Infinium: Human Resources and Infinium: Financial Management eliminate the cumbersome steps required in traditional business applications.
  Users can quickly identify, access and analyze specific information using simple point-and-click, drag-and-drop PC techniques.
And Infinium's intuitive customization capabilities, combined with the strength of the AS/400[Trademark] Advanced Server, dramatically reduce the complexity of implementation.
        All pointing to software that clicks. For everyone concerned.


                                    [LOGO]

Long-term business advantage. Rapid return on investment.

================================================================================
  NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ANY SELLING STOCKHOLDER OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN SHARES OF COMMON STOCK TO WHICH THIS PROSPECTUS RELATES, OR AN OFFER IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                             ----------------------

                               TABLE OF CONTENTS

                                             PAGE
                                             -----
Prospectus Summary...........................    3
Risk Factors.................................    5
Use of Proceeds..............................   10
Price Range of Common Stock and Dividend
  Policy.....................................   10
Capitalization...............................   11
Selected Consolidated Financial Data.........   12
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations.................................   13
Business.....................................   22
Management...................................   36
Certain Transactions.........................   43
Principal and Selling Stockholders...........   44
Description of Capital Stock.................   46
Shares Eligible For Future Sale..............   48
Underwriting.................................   50
Legal Matters................................   51
Experts......................................   51
Additional Information.......................   51
Index to Consolidated Financial Statements...  F-1

================================================================================



================================================================================

                                2,870,000 Shares


                                    [LOGO]

                                  Common Stock

                            -----------------------

                                   PROSPECTUS

                            -----------------------

                        SoundView Financial Group, Inc.

                            Needham & Company, Inc.

                             The Robinson-Humphrey
                                 Company, Inc.
                                               , 1996

================================================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     Estimated expenses (other than underwriting discounts and commissions) payable in connection with the sale of the Common Stock offered hereby are as follows:


    SEC Registration fee......................................................  $ 17,285
    NASD filing fee...........................................................     5,513
    Nasdaq National Market fee................................................    10,000
    Printing and engraving expenses...........................................    95,000
    Legal fees and expenses...................................................    75,000
    Accounting fees and expenses..............................................    50,000
    Blue Sky fees and expenses (including legal fees).........................    10,000
    Transfer agent and registrar fees and expenses............................     5,000
    Miscellaneous.............................................................    32,202
                                                                                --------
              Total...........................................................  $300,000
                                                                                ========


     The Registrant will bear all expenses shown above.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 67 of Chapter 156B of the Massachusetts General Laws provides that a corporation may indemnify its directors and officers to the extent specified in or authorized by (i) the articles of organization, (ii) a by-law adopted by the stockholders, or (iii) a vote adopted by the holders of a majority of the shares of stock entitled to vote on the election of directors. In all instances, the extent to which a corporation provides indemnification to its directors and officers under Section 67 is optional. In its Restated By-laws, the Registrant has elected to commit to provide indemnification to its directors and officers in specified circumstances. Generally, Article V, Section 2 of the Registrant's Restated By-laws indemnifies directors and officers of the Registrant against liabilities and expenses arising out of legal proceedings brought against them by reason of their status as directors or officers or by reason of their agreeing to serve, at the request of the Registrant, as a director or officer with another organization. Under this provision, a director or officer of the Registrant shall be indemnified by the Registrant for all costs and expenses (including attorneys fees), judgments, liabilities and amounts paid in settlement of such proceedings, even if he is not successful on the merits, if he acted in good faith in the reasonable belief that his action was in the best interests of the Registrant. The Board of Directors may authorize advancing litigation expenses to a director or officer at his request upon receipt of an undertaking by any such director or officer to repay such expenses if it is ultimately determined that he is not entitled to indemnification for such expenses.

     Article 6 of the Registrant's Restated Articles of Organization eliminates the personal liability of the Registrant's directors to the Registrant or its stockholders for monetary damages for breach of a director's fiduciary duty, except to the extent Chapter 156B of the Massachusetts General Laws prohibits the elimination or limitation of such liability.

     Section 7.b. of the Underwriting Agreement provides that the Underwriters are obligated, under certain circumstances, to indemnify the Company, directors, officers and controlling persons of the Company against certain liabilities, including liabilities under the Securities Act. Reference is made to the form of Underwriting Agreement filed as Exhibit 1.1 hereto.

     The Company has obtained directors and officers liability insurance for the benefit of its directors and certain of its officers.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     In the three years preceding the filing of this registration statement, the Company has issued the following securities that were not registered under the Securities Act:

     Since October 1, 1992, the Company has issued options under its 1989 Stock Option Plan to purchase an aggregate of 2,265,804 shares of Common Stock under the 1989 Stock Option Plan, exercisable at a weighted average price of $3.86 per share. Since October 1, 1992, the Company has issued 28,208 shares of Common Stock pursuant to the exercise of options granted under the 1989 Stock Option Plan, which options were exercised at a weighted average exercise price of $3.18 per share. On June 6, 1994, the Company issued a warrant to Silicon Valley Bank for the purchase of 49,412 shares. On March 2, 1993 and June 21, 1993, the Company issued an aggregate of 280 shares to employee recipients of the Company's Quality Leadership Award.

     On October 18, 1995, options to purchase 112,000 shares of Common Stock at an exercise price per share equal to the price of Common Stock sold in this offering were granted under the 1995 Plan, consisting of 28,000 options for each of the following Named Executives Officers: Frederick J. Lizza, John W. Baumstark, Daniel J. Kossmann and Anne Marie Monk.

     No underwriters were involved in the foregoing sales of securities. Such sales were made in reliance upon an exemption from the registration provisions of the Securities Act set forth in Section 4(2) thereof relative to sales by an issuer not involving any public offering or the rules and regulations thereunder, or, in the case of certain options to purchase Common Stock, Rule 701 of the Securities Act. All of the foregoing securities are deemed restricted securities for the purposes of the Act.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits:


EXHIBIT NO.                                         DESCRIPTION
- -----------       --------------------------------------------------------------------------------
     1.1     --   Form of Underwriting Agreement.
     3.1     --   Intentionally omitted.
     3.2     --   Second Restated Articles of Organization of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant's Registration Statement on Form S-1,
                  Registration No. 33-97866).
     3.3     --   Intentionally omitted.
     3.4     --   Second Amended and Restated By-laws of the Registrant (incorporated by reference to Exhibit 3.4 to the Registrant's Registration Statement on Form S-1,
                  Registration No. 33-97866).
     4.1     --   Specimen certificate representing the Common Stock (incorporated by reference to
                  Exhibit 4.1 to the Registrant's Registration Statement on Form S-1, Registration
                  No. 33-97866).
     4.2     --   Warrant to Purchase Stock dated June 10, 1994 held by Silicon Valley Bank
                  (incorporated by reference to Exhibit 4.2 to the Registrant's Registration
                  Statement on Form S-1, Registration No. 33-97866).
     5.1     --   Opinion of Testa, Hurwitz & Thibeault, LLP.
    10.1     --   1984 Incentive Stock Option Plan, as amended as of August 23, 1988 (incorporated by reference to Exhibit 10.1 to the Registrant's Registration Statement on Form
                  S-1, Registration No. 33-97866).
    10.2     --   1989 Stock Option Plan, as amended as of October 1, 1994 (incorporated by reference to Exhibit 10.2 to the Registrant's Registration Statement on Form
                  S-1, Registration No. 33-97866).
    10.3     --   1995 Stock Plan (incorporated by reference to Exhibit 10.3 to the Registrant's
                  Registration Statement on Form S-1, Registration No. 33-97866).

EXHIBIT NO.                                         DESCRIPTION
- -----------       --------------------------------------------------------------------------------
    10.4     --   1995 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.4 to the Registrant's Registration Statement on Form S-1, Registration No. 33-97866).
    10.5     --   1995 Non-Employee Director Stock Option Plan (incorporated by reference to
                  Exhibit 10.5 to the Registrant's Registration Statement on Form S-1,
                  Registration No. 33-97866).
    10.6     --   Lease dated March 31, 1995, between the Registrant and Independence Park
                  Associates Realty Trust as of August 1995 (incorporated by reference to Exhibit
                  10.6 to the Registrant's Registration Statement on Form S-1, Registration No.
                  33-97866).
    10.7     --   Purchase and Sale Agreement dated May 31, 1984 between the Registrant and Donald
                  K. Emery (incorporated by reference to Exhibit 10.7 to the Registrant's
                  Registration Statement on Form S-1, Registration No. 33-97866).
    10.8     --   Consulting Agreement dated as of September 13, 1995 between the Registrant and
                  Donald K. Emery (incorporated by reference to Exhibit 10.8 to the Registrant's
                  Registration Statement on Form S-1, Registration No. 33-97866).
    10.9     --   Form of Executive Compensation Plan (incorporated by reference to Exhibit 10.9 to the Registrant's Registration Statement on Form S-1, Registration No.
                  33-97866).
    10.10    --   IBM Assistance Agreement, as amended as of June 30, 1995, between the Registrant and International Business Machines Corporation (incorporated by reference to
                  Exhibit 10.10 to the Registrant's Registration Statement on Form S-1,
                  Registration No. 33-97866).
    10.11    --   Credit Agreement dated as of June 10, 1994 between the Registrant and Silicon
                  Valley Bank (incorporated by reference to Exhibit 10.11 to the Registrant's
                  Registration Statement on Form S-1, Registration No. 33-97866).
    10.12    --   Form of Loan Document Modification Agreement No. 1 dated as of September 5, 1995 between the Registrant and Silicon Valley Bank (incorporated by reference to
                  Exhibit 10.12 to the Registrant's Registration Statement on Form S-1,
                  Registration No. 33-97866).
    10.13    --   Promissory Note in the principal amount of $5,000,000 dated September 5, 1995 made by the Registrant to the order of Silicon Valley Bank (incorporated by reference to Exhibit 10.13 to the Registrant's Registration Statement on Form
                  S-1, Registration No. 33-97866).
    10.14    --   Security Agreement dated June 10, 1994 between the Registrant and Silicon Valley
                  Bank (incorporated by reference to Exhibit 10.14 to the Registrant's
                  Registration Statement on Form S-1, Registration No. 33-97866).
    10.15    --   Registration Rights Agreement dated June 10, 1994 between Registrant and Silicon
                  Valley Bank (incorporated by reference to Exhibit 10.15 to the Registrant's
                  Registration Statement on Form S-1, Registration No. 33-97866).
    10.16    --   Form of 1995 Stock Plan Option Agreement (incorporated by reference to Exhibit
                  10.16 to the Registrant's Registration Statement on Form S-1, Registration No.
                  33-97866).
    10.17    --   Register of Amendments, Subsections 3.1 and 7.3.4, 1989 Stock Option Plan
                  (incorporated by reference to Exhibit 10.17 to the Registrant's Registration
                  Statement on Form S-1, Registration No. 33-97866).
    10.18    --   Register of Amendments, Article 5, 1995 Employee Stock Purchase Plan
                  (incorporated by reference to Exhibit 10.18 to the Registrant's Registration
                  Statement on Form S-1, Registration No. 33-97866).
    11.1     --   Statement regarding Computation of Per Share Earnings.
    21.1     --   Subsidiaries of the Registrant (incorporated by reference to Exhibit 21.1 to the
                  Registrant's Registration Statement on Form S-1, Registration No. 33-97866).
   *23.1     --   Consent of Price Waterhouse LLP.
    23.2     --   Consent of Testa, Hurwitz & Thibeault, LLP (included in Exhibit 5.1).
    24.1     --   Power of Attorney (see page II-5).


- ---------------
*  Filed herewith.

     (b) Financial Statement Schedule for each of the two years in the period ended August 31, 1994 and the year ended September 30, 1995:

                                                                                PAGE
                                                                               NUMBER
                                                                              --------
     Schedule II -- Valuation and Qualifying Accounts and Reserves..........     S-1

     All other schedules are omitted because they are not applicable or the required information is shown in the consolidated financial statements or the notes thereto.

ITEM 17.  UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to provisions described in Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The Registrant hereby undertakes (1) to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser; (2) that for purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective; and (3) that for the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hyannis, Massachusetts on May 7, 1996.


                                          SOFTWARE 2000, INC.

                                          By: /s/  ROBERT A. PEMBERTON

                                            ------------------------------------
                                            Robert A. Pemberton,
                                            Chairman of the Board and
                                            Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



                SIGNATURES                                TITLE(S)                    DATE
- ------------------------------------------  ------------------------------------  ------------
         /s/  ROBERT A. PEMBERTON           Chairman of the Board                  May 7, 1996
- ------------------------------------------  and Chief Executive Officer
           Robert A. Pemberton              (Principal Executive Officer)

                    *                       President, Chief Operating Officer     May 7, 1996
- ------------------------------------------  and Director
            Frederick J. Lizza

         /s/  DANIEL J. KOSSMANN            Chief Financial Officer (Principal     May 7, 1996
- ------------------------------------------  Financial and Accounting Officer)
            Daniel J. Kossmann

                    *                       Director                               May 7, 1996
- ------------------------------------------
            R. Stephen Cheheyl

                    *                       Director                               May 7, 1996
- ------------------------------------------
              Manuel Correia

                    *                       Director                               May 7, 1996
- ------------------------------------------
             Roland D. Pampel

                    *                       Director                               May 7, 1996
- ------------------------------------------
           Robert P. Schechter

     By:     /s/  ROBERT A. PEMBERTON
- ------------------------------------------
           Robert A. Pemberton
             Attorney-in-Fact

                                                                     SCHEDULE II

                              SOFTWARE 2000, INC.

                              VALUATION AND QUALIFYING ACCOUNTS AND RESERVES

                                         BALANCE AT     CHARGED TO    CHARGED TO    DEDUCTIONS    BALANCE AT
                                        BEGINNING OF    COSTS AND       OTHER          AND          END OF
             DESCRIPTION                   PERIOD        EXPENSES      ACCOUNTS     WRITE-OFFS      PERIOD
- --------------------------------------  ------------    ----------    ----------    ----------    ----------
Allowance for doubtful accounts:
     Year ended August 31, 1993.......     $1,270          $447          $153          $(415)       $1,455
     Year ended August 31, 1994.......      1,455           474            --           (679)        1,250
     Year ended September 30, 1995....      1,300           770            --           (925)        1,145


                                 EXHIBIT INDEX


EXHIBIT                                                                                 SEQUENTIAL
NUMBER                                                                                   PAGE NO.
- ------                                                                                  ----------
  23.1  --  Consent of Price Waterhouse LLP.